Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

CUBIC GLOBAL DEFENSE, INC.,

a Delaware corporation,

CUBIC CORPORATION,

a Delaware corporation,

and

NOVA GLOBAL SUPPLY & SERVICES, LLC,

a Delaware limited liability company

Dated: April 18, 2018

	3.23	Labor Relations	25
	3.24	Brokers	25
	3.25	Privacy and Security	25
	3.26	Government Contracts	27
	3.27	Bank Accounts	30
	3.28	Events Subsequent	30
	3.29	No Other Representations and Warranties	31

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		31
	4.1	Organization	31
	4.2	Necessary Authority	31
	4.3	No Conflicts	32
	4.4	Brokers	32
	4.5	Litigation; Compliance with Law	32
	4.6	Solvency; Ability to Perform Agreement	32
	4.7	No Foreign Ownership	32
	4.8	Prohibited Parties	33
	4.9	Investment Intent	33
	4.10	No Other Representations and Warranties	33
	4.11	No Knowledge of Misrepresentations or Omissions	33
	4.12	Purchaser’s Acknowledgment	33

5.	COVENANTS OF THE PARTIES		34
	5.1	Affirmative Covenants of the Company	34
	5.2	Negative Covenants of the Company Entities	35
	5.3	Update to Company Disclosure Schedules	37
	5.4	Access	38
	5.5	No Negotiations	39
	5.6	Mutual Covenants Regarding Confidentiality	39
	5.7	Mutual Covenants Regarding No Inconsistent Action	40
	5.8	Post-Closing Employee Benefits and Business	40
	5.9	Mutual Covenants Regarding Further Action; Efforts	42
	5.10	HSR	42
	5.11	DSS	43
	5.12	ITAR	43
	5.13	Director & Officer Insurance	44
	5.14	R&W Insurance	44
	5.15	Name Change	44
	5.16	Insurance	46
	5.17	Seller Covenant Not to Compete	49
	5.18	Purchaser Covenant Not to Compete	52
	5.19	Restructuring Transactions	53
	5.20	Intercompany Accounts and Contracts	53
	5.21	Release of Credit Support Obligations	53
	5.22	Financing	54

6.	CLOSING CONDITIONS		55
	6.1	Conditions to Purchaser’s Obligations	55
	6.2	Conditions to the Company’s and the Seller’s Obligations	56

7.	CLOSING DELIVERABLES		57
	7.1	Closing Documents to be Delivered by the Company Entities and the Seller	57
	7.2	Closing Documents to be Delivered by the Purchaser	58
	7.3	Other Closing Documents	58

8.	TERMINATION		59
	8.1	Termination	59
	8.2	Effect of Termination	60

9.	SURVIVAL; INDEMNIFICATION; REMEDIES		60
	9.1	Survival	60
	9.2	Seller Indemnification	61
	9.3	Indemnification by Purchaser	61
	9.4	R&W Insurance Policy	62
	9.5	Claims Procedures	63
	9.6	Limitations on Indemnification	65
	9.7	Exclusive Remedies	66
	9.8	Manner of Payment	67
	9.9	Attorneys’ Fees	67
	9.10	Non-Recourse	67
	9.11	Tax Treatment	67

10.	POST CLOSING MATTERS		67
	10.1	Cooperation	67
	10.2	Litigation Support	68
	10.3	Tax Matters	68
	10.4	Misdirected Payments	72
	10.5	License to Certain Intellectual Property	73
	10.6	Project 61289 AR Covenant	73

11.	SPECIFIC PERFORMANCE		73

12.	PUBLIC STATEMENTS		74

13.	EXPENSES		75
	13.1	General	75
	13.2	R&W Insurance Policy-Related Matters	75

14.	AMENDMENT AND ASSIGNABILITY		75

15.	NOTICES		75

16.	WAIVER		77

17.	ENTIRE AGREEMENT		77

18.	COUNTERPARTS; ELECTRONIC SIGNATURE		77

19.	SEVERABILITY		78

20.	CHOICE OF LAW		78

21.	MEDIATION		78

22.	ARBITRATION		78

23.	REPRESENTATION BY COUNSEL		79

24.	NO THIRD PARTY BENEFICIARIES		80

25.	EXHIBITS, APPENDICES AND COMPANY DISCLOSURE SCHEDULE		80

26.	DEBT FINANCING SOURCES		81

27.	DEFINITIONS; INTERPRETATION		81
	27.1	Definitions	81
	27.2	Certain Interpretive Matters	98

EXHIBITS

Exhibit A	Commitment Letters
Exhibit B	R&W Insurance Policy
Exhibit C	Transition Services Agreement
Exhibit D	Form of Commercial Agreement

DISCLOSURE SCHEDULES

Schedule 2.5	No Breach	Schedule 3.21	Transactions with Certain Persons
Schedule 3.1(a)	Organization of Company	Schedule 3.22(a)	Employee Terminations
Schedule 3.1(b)	Organization of Omega	Schedule 3.22(b)	Employment Law Compliance
Schedule 3.3(b)	Incentive Awards	Schedule 3.23	Labor Relations
Schedule 3.5	No Breach	Schedule 3.24	Brokers
Schedule 3.6	Permits	Schedule 3.25(a)	Privacy and Security: Personal Information
Schedule 3.7(a)	Compliance with Law	Schedule 3.25(b)	Privacy and Security: Investigations
Schedule 3.7(d)	Notices of Noncompliance	Schedule 3.25(c)	Privacy and Security: Company Systems
Schedule 3.7(f)	Specified Export Authorizations	Schedule 3.25(d)	Privacy and Security: Cybersecurity
Schedule 3.8	Title to Assets	Schedule 3.25(e)	Privacy and Security: Personal Information
Schedule 3.10	Accounts Receivable	Schedule 3.26(a)	Government Contracts
Schedule 3.11(a)	Intellectual Property; Registered Intellectual Property; IP Licenses	Schedule 3.26(b)	Dark Contracts
Schedule 3.11(b)	Intellectual Property: Liens	Schedule 3.26(c)	Government Contracts: Breaches
Schedule 3.11(c)	Intellectual Property: Infringement	Schedule 3.26(d)	Government Contracts: No Default
Schedule 3.11(f)	Unauthorized Use	Schedule 3.26(e)	Government Contracts: Regulatory Compliance
Schedule 3.11(g)	IP License Compliance	Schedule 3.26(f)	Government Contracts: Terminations
Schedule 3.12(a)	Material Contracts	Schedule 3.26(h)	Government Contracts: Investigations
Schedule 3.13	Litigation	Schedule 3.26(i)	Security Clearances
Schedule 3.14(a)	Financial Statements	Schedule 3.26(k)	GFE
Schedule 3.14(d)	Financial Statements: Methodology	Schedule 3.26(l)	Government Contracts: OCI
Schedule 3.15	Liabilities	Schedule 3.26(m)	Government Contracts: Losses
Schedule 3.16	Tax Matters	Schedule 3.26(n)(i)	Government Contracts: Set-Asides
Schedule 3.17(a)	Employee Benefit Plans	Schedule 3.26(n)(ii)	Set-Aside Matters
Schedule 3.17(b)	Pension Plans and Multiemployer Plans	Schedule 3.26(o)	Government Contracts: Systems
Schedule 3.17(e)	Transaction Payments	Schedule 3.26(p)	Government Contracts: Federal Supply Schedule Contracts
Schedule 3.17(f)	280G Payments	Schedule 3.27	Bank Accounts
Schedule 3.18	Insurance	Schedule 3.28	Events Subsequent
Schedule 3.20(a)	Leased Premises	Schedule 4.6	Sources of Funds
Schedule 3.20(b)	Tenant Work	Schedule 4.7	Foreign Interests

AGREEMENT SCHEDULES

Schedule 1.7	Earnout Matters
Schedule 5.9(a)(ii)	Certain Consents
Schedule 5.16(a)	Insurance
Schedule 5.17(a)(ii)	Restrictive Covenants
Schedule 5.19	Restructuring Transactions
Schedule 5.20	Surviving Related Party Contracts
Schedule 5.21(a)	Credit Support Obligations
Schedule 6.1(c)	Certain Restructuring Transactions
Schedule 6.1(e)	Government Consents
Schedule 7.1(d)	Third Party Consents
Schedule 7.1(g)	Resignations
Schedule 7.1(k)	Other Closing Deliverables
Schedule 9.2(f)	Special Indemnity Matters
Schedule CBP	Closing Bonus Payments
Schedule NWC	Net Working Capital
Schedule PO	Pipeline Opportunities

2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 18, 2018 (the “Execution Date”), by and among Nova Global Supply & Services, LLC, a Delaware limited liability company (the “Purchaser”), Cubic Corporation, a Delaware corporation (the “Seller”), and Cubic Global Defense, Inc., a Delaware corporation and a wholly-owned subsidiary of the Seller (the “Company”).

RECITALS

WHEREAS, as of the Execution Date, the Seller owns all of the issued and outstanding stock of the Company and Omega Training Group, Inc., a Georgia corporation (“Omega”; with the Company, each a “Company Entity” and collectively the “Company Entities”);

WHEREAS, the Seller desires to sell and convey all of the issued and outstanding stock of the Company Entities (the “Shares”) to the Purchaser, and the Purchaser desires to purchase all of the Shares from the Seller, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      PURCHASE PRICE; CLOSING

1.1                               Purchase and Sale of Stock; Payment of Closing Purchase Price.  At the Closing and upon all of the terms and subject to all of the conditions of this Agreement, the Seller will sell, transfer, assign and convey to the Purchaser, and the Purchaser will purchase and accept from the Seller, the Shares.  At the Closing, in full payment for the Shares, the Purchaser will pay to the Seller, by wire transfer of immediately available funds the sum of One Hundred Thirty-Five Million Dollars ($135,000,000) (“Base Purchase Price”), as adjusted pursuant to Section 1.4(a) on account of Net Working Capital, minus:

(a)                                 the amount of the outstanding Indebtedness, if any, as of 11:59 p.m. Eastern Time on the day preceding the Closing Date (the “Calculation Time”);

(b)                                 the amount of the unpaid Company Transaction Expenses as of the Calculation Time;

(c)                                  the aggregate amount of the Closing Bonus Payments (and the amount of the Company’s portion of the payroll taxes) as of the Calculation Time; and

(d)                                 any Working Capital Excess Amount, determined in accordance with Section 1.3(c).

The amount so payable to the Seller at the Closing and adjusted pursuant to Section 1.4(a) is referred to as the “Closing Purchase Price” and the Closing Purchase Price, as further adjusted pursuant to Section 1.4(b) and Section 1.7 is referred to as the “Purchase Price”.

1.2                               Closing Payments.  At the Closing, the Purchaser will pay:

(a)                                 the amount of the outstanding Indebtedness (if any) to the Persons and in the amounts set forth in the Flow of Funds Memorandum;

(b)                                 the amount of the unpaid Company Transaction Expenses, if any, to the Persons and in the amounts set forth in the Flow of Funds Memorandum;

(c)                                  the aggregate amount of the Closing Bonus Payments (and the amount of the Company’s portion of the payroll taxes as of the Calculation Time with respect thereto) to the Company which Closing Bonus Payments shall be paid by the Company to each recipient thereof, no later than the first payroll period immediately following the Closing Date and which payroll taxes will be paid by the Company as required by Law; and

(d)                                 the Closing Purchase Price to the Seller.

For the avoidance of doubt, the Company, the Purchaser and the Seller agree that to the extent allowed under applicable Law, the Closing Bonus Payments incurred on the Closing Date will be deemed to have been contributed to the Company by the Purchaser and made by the Company after the Closing, such that such payments will be deemed, to the fullest extent allowable by applicable Laws, to be a Tax deductible expense of the Company for the Tax period following the Closing Date.

1.3                               Flow of Funds Memorandum.

(a)                                 Delivery of Flow of Funds Memorandum.  Not later than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser a flow of funds memorandum containing the Company’s good faith estimate (including all calculations in reasonable detail) of: (a) the Estimated Net Working Capital in accordance with Section 1.4(a); (b) the amount that Indebtedness will be as of the Calculation Time (the “Estimated Company Indebtedness”); (c) the amount of unpaid Company Transaction Expenses as of the Calculation Time (“Estimated Company Transaction Expenses”); (d) the amount of the Closing Bonus Payments (including the amount of the Company’s portion of the payroll taxes, the “Estimated Closing Bonus Payments”); and (e) the amount of the Closing Purchase Price (such statement as may be adjusted pursuant to Section 1.3(b), the “Flow of Funds Memorandum”).  These calculations will be used in connection with the payments described in Section 1.1 and Section 1.2.  The Flow of Funds Memorandum also will contain wire instructions for all of the foregoing payments (or instructions to pay certain amounts by check).

(b)                                 Review and Adjustment of Flow of Funds Memorandum.  The Seller and the Company shall consult the Purchaser in connection with its preparation of the Flow of Funds Memorandum and the Company shall provide the Purchaser and its Representatives reasonable access, during normal business hours upon reasonable advance notice to all the properties, books, records, contracts, documents, information, personnel and representatives relevant to the review or preparation of the Flow of Funds Memorandum and to the determination of its components.  If the Purchaser objects to any amounts set forth in the Flow of Funds Memorandum, the Purchaser shall deliver to the Company no later than 12:00 noon Eastern Time on the Business Day that is two (2) Business Days prior to the Closing Date, a written statement in reasonable detail describing the Purchaser’s good faith objections thereto, and its own determinations of the applicable amounts.  The Purchaser and the Company shall in good faith attempt to resolve any of the Purchaser’s objections as set forth in the notice from the Purchaser, and the Company shall make such revisions to the disputed items as may be mutually agreed between the Company and the Purchaser.  In the event that the Company and the Purchaser fail to agree on the resolution of any of the Purchaser’s objections by 11:59 p.m. Eastern Time on the Business Day that is one (1) Business Day prior to the Closing Date, the amounts set forth in the Flow of Funds Memorandum prepared by the Seller shall be conclusive and binding upon the Purchaser solely for the purposes of determining the amounts payable at Closing.

(c)                                  Adjustment for Excess Estimated Working Capital.  In the event the Estimated Net Working Capital as set forth in the Flow of Funds Memorandum as determined in accordance with Section 1.3(b), exceeds $51,000,000, then any such excess (the “Working Capital Excess Amount”) shall not be paid to Seller at Closing, but shall become due and payable by the Purchaser to the Seller, by wire transfer of immediately available funds, upon the earlier of (i) the time that any amount becomes due and payable to Purchaser or Seller pursuant to Section 1.4(b)(ii), and (ii) the date, following the Closing, that the Company Entities have collected aggregate accounts receivable from the Closing equal to such Working Capital Excess Amount.  Notwithstanding the foregoing, if the Working Capital Excess Amount would become payable pursuant to subclause (i) of the immediately preceding sentence, such Working Capital Excess Amount shall first be (A) increased by the amount by which the Actual Net Working Capital exceeds $51,000,000, or (B) reduced by the amount by which $51,000,000 exceeds the Actual Net Working Capital.

1.4                               Purchase Price Adjustment.

(a)                                 Preliminary Purchase Price Adjustment.  Not later than three (3) days prior to the Closing Date, the Company will deliver to the Purchaser a statement setting forth the Company’s good faith estimate (the “Estimated Net Working Capital”) of the Net Working Capital of the Company Entities as of the Effective Time, together with an estimated unaudited balance sheet of the Company Entities as of the Effective Time (the “Estimated Closing Date Balance Sheet”).  The Base Purchase Price will be adjusted by the difference between the Estimated Net Working Capital and the Target Net Working Capital as follows: (i) if the Estimated Net Working Capital exceeds the Target Net Working Capital, the Closing Purchase Price will be increased dollar-for-dollar by the amount of such excess; and (ii) if the Estimated Net Working Capital is less than the Target Net Working Capital, the Base Purchase Price will be decreased dollar-for-dollar by the amount of such shortfall.  The Base Purchase Price will thereafter be subject to further adjustment as provided in Section 1.4(b).

(b)                                 Post-Closing Purchase Price Adjustment.

(i)                                     Calculation of Adjustment.  The Closing Purchase Price, as adjusted pursuant to Section 1.4(a) will be: (A) increased dollar-for-dollar by the amount that the Actual Net Working Capital exceeds the Estimated Net Working Capital or decreased dollar-for-dollar by the amount that the Actual Net Working Capital is less than the Estimated Net Working Capital, determined in accordance with the procedures set forth in this Section 1.4(b), (B) increased dollar-for-dollar by the amount that the Estimated Company Indebtedness exceeds the Actual Indebtedness or decreased dollar-for-dollar by the amount that the Actual Indebtedness exceeds the Estimated Company Indebtedness, determined in accordance with the procedures set forth in this Section 1.4(b), (C) increased dollar-for-dollar by the amount that the Estimated Company Transaction Expenses exceeds the Actual Company Transaction Expenses or decreased dollar-for-dollar by the amount that the Actual Company Transaction Expenses exceeds the Estimated Company Transaction Expenses determined in accordance with the procedures set forth in this Section 1.4(b), and (D) increased dollar-for-dollar by the amount that the Estimated Closing Bonus Payments exceeds the Actual Closing Bonus Payments or decreased dollar-for-dollar by the amount that the Actual Closing Bonus Payments exceeds the Estimated Closing Bonus Payments determined in accordance with the procedures set forth in this Section 1.4(b).  Any payment owed pursuant to this Section 1.4(b)(i) will be paid within five (5) Business Days after the Final Closing Statement is agreed to by the Seller and the Purchaser or is determined by the Neutral Auditor in accordance with Section 1.4(b)(iv) or is deemed final pursuant to the last sentence of Section 1.4(b)(ii).  If such amount is not timely paid in accordance with this Section 1.4(b)(i), then such amount shall bear interest at the rate of eight percent (8%) per annum from the date such amount is due hereunder until paid in full.

(1)                                 If the sum of the adjustments calculated in accordance with Section 1.4(b) is positive, then the Purchaser shall pay to the Seller an amount equal to such sum by wire transfer of immediately available funds, no later than five (5) Business Days following the Purchaser’s receipt of written wire instructions from the Seller.

(2)                                 If the sum of the adjustments calculated in accordance with Section 1.4(b) is negative, then the Seller shall pay to the Purchaser the amount of such sum, by wire transfer of immediately available funds, no later than five (5) Business Days following the Seller’s receipt of written wire instructions from the Purchaser.

(ii)                                  Preparation of Closing Date Balance Sheet.  As soon as practicable, and in any event within sixty (60) days after the Closing Date, the Purchaser will prepare and deliver to the Seller a balance sheet of the Company Entities as of the Effective Time (the “Closing Date Balance Sheet”) and a statement of the Purchaser’s determination of (a) the Actual Net Working Capital, (b) the amount of the outstanding Actual Indebtedness (if any), (c) the amount of the unpaid Actual Company Transaction Expenses, if any, (d) the aggregate amount of the Actual Closing Bonus Payments (including the amount of the Company’s portion of the payroll taxes), in each case as of the Effective Time, and (e) the amount of the Closing Purchase Price calculated therefrom (such statement, the “Closing Statement”).  The calculation of Actual Net Working Capital will be prepared applying the definition of Net Working Capital contained herein.  “Actual Net Working Capital” means the final amount of Net Working Capital on the Final Closing Statement determined pursuant to Section 1.4(b)(iii) or

1.4(b)(iv).  “Actual Indebtedness” means the final amount of Indebtedness of the Company Entities on the Final Closing Statement determined pursuant to Section 1.4(b)(iii) or 1.4(b)(iv).  “Actual Company Transaction Expenses” means the final amount of unpaid Company Transaction Expenses on the Final Closing Statement determined pursuant to Section 1.4(b)(iii) or 1.4(b)(iv).  “Actual Closing Bonus Payments” means the final amount of Closing Bonus Payments (including the amount of the Company’s portion of the payroll taxes) on the Final Closing Statement determined pursuant to Section 1.4(b)(iii) or 1.4(b)(iv).  If the Purchaser fails to deliver the Closing Statement to the Seller within the sixty (60) day period specified in this Section 1.4(b)(ii), at the Seller’s sole election and discretion, the Purchaser shall be deemed to have accepted the Flow of Funds Memorandum as final; the Seller shall have the option to otherwise enforce its rights and remedies under this Agreement with respect to the Purchaser’s failure to timely deliver the Closing Statement to the Seller.

(iii)                               Review and Resolution Period.  After receipt of the Closing Statement, the Seller shall have forty-five (45) days to review it (which period will be tolled for the Seller due to any lack of access to records caused by the Purchaser or the Company Entities or any of their respective Representatives).  To the extent reasonably required to complete such review of the Closing Statement, the Purchaser shall provide the Seller with reasonable access during normal business hours to all working papers related to the preparation of the Closing Statement.  The Seller will deliver notice to the Purchaser on or prior to the forty-fifth (45th) day (as tolled) after receipt of the Closing Statement specifying in reasonable detail all disputed items with respect to the Closing Statement and the basis therefor.  If the Seller fails to deliver such notice in such forty-five (45) day (as tolled) period, the Seller will be deemed to have waived its right to contest the Closing Statement.  If the Seller notifies the Purchaser of any objections to the Closing Statement in such forty-five (45) day (as tolled) period, the parties shall, within forty-five (45) days following the date of such notice (the “Resolution Period”), attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement.  If the Seller objects to the calculation of any component of the Closing Statement in accordance with the foregoing provisions, the undisputed portion, if any, of the Closing Statement shall be paid or released in accordance with Section 1.4(b)(i) within five (5) Business Days of the delivery of the applicable notification by the Seller to the Purchaser.

(iv)                              Dispute Resolution Procedure.  If at the conclusion of the Resolution Period the parties have not reached an agreement on any objections with respect to the Closing Statement, then any party may require the dispute be resolved by way of the Dispute Resolution Procedure by providing notice to all parties of such demand.  Upon such demand made by a party, the other party hereto covenants and agrees to jointly submit the matter to the Neutral Auditor for purposes of the Dispute Resolution Procedure.  The term “Final Closing Statement” will mean the definitive Closing Statement agreed to by the Seller and the Purchaser in accordance with Section 1.4(b)(iii) or the definitive Closing Statement resulting from the determination made by the Neutral Auditor in accordance with the Dispute Resolution Procedure.

1.5                               Form of Payments.  Except as expressly provided herein or mutually agreed by the Seller and the Purchaser, all payments under this Agreement will be made by delivery to the recipient by depositing, by wire transfer, the required amount (in immediately available funds in United States currency) in an account of the recipient, which account will be designated by the recipient in writing at least three (3) Business Days prior to the date of the required payment.

1.6                               Closing.

(a)                                 Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the third (3rd) Business Day, or sooner by mutual agreement of the parties, following the satisfaction of or waiver of all conditions to, the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date and time as the Purchaser and the Seller may agree (the “Closing Date”).  The Closing shall take place by conference call and electronic (i.e., email/PDF) or facsimile delivery of signatures with exchange of original signatures by overnight mail if so requested by either the Seller or the Purchaser.  To the extent permitted by Law and GAAP, for Tax and accounting purposes, the parties will treat the Closing as being effective at 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

(b)                                 At the Closing, (i) the Seller or the Company Entities will deliver to the Purchaser the various certificates, instruments, and documents referred to in Section 7.1 and (ii) the Purchaser will make the payments set forth on the Flow of Funds Memorandum and deliver to the Company Entities and the Seller the various certificates, instruments, and documents referred to in Section 7.2.

1.7                               Potential Earnout Payment.

(a)                                 In the event the Company is (i) awarded each of the following contracts discussed between the parties and referred to by them as (A) the Army TADSS Maintenance Program (ATMP) contract (which has been awarded but is subject to a bid protest) (B) the MTCCS TO - XVIU Airborne Corp Mission Training Complex contract and (C) the MCTSP contract (contracts in clauses (A), (B) and (C) the “E/O Contracts”) and (ii) such awards are made on economic terms consistent with the forecasted margins set forth on Schedule 1.7, then the Purchaser will pay the Seller an additional Three Million Dollars ($3,000,000), as additional consideration for the Shares, promptly, and in any event within ten (10) Business Days, following the award of the last such E/O Contract.

(b)                                 From and after Closing until the earlier of (i) the first award of an E/O Contract to an entity other than the Company, and (ii) the award of the third E/O contract to the Company, Purchaser will, and will cause the Company Entities to, use commercially reasonable efforts to:

(i)                                     Pursue the E/O Contracts in good-faith in the name of the Company (including (A) protesting any award to another Person if legally warranted and otherwise commercially reasonable in the context of the Company Entities’ business, as determined in the Purchaser’s sole and absolute discretion, and (B) defending any protest with respect to any award of a prime contract to the Company, in each case, using legal counsel with appropriate government contracting bid protest experience);

(ii)                                  keep Eric Carr of the Seller, or such other person designated by the Seller in writing, reasonably informed with respect to bidding strategy, pricing and staffing of the E/O Contracts and consider such Person’s reasonable input thereon in good faith; and

(iii)                               operate in compliance, in all material respects, with applicable Laws and the terms of the E/O Contracts solicitation requirements.

(c)                                  Notwithstanding anything to the contrary herein, the parties agree that that aggregate liability of Purchaser and its Affiliates for breaches of Section 1.7(b) shall not exceed Three Million Dollars ($3,000,000).

1.8                               Withholding Taxes.  Notwithstanding any other provision in this Agreement, the Purchaser, the Company Entities and the Seller shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law and to collect any necessary Tax forms, including Form W-9, or any similar information, in consultation with the Seller, and such amounts shall be reflected in the Flow of Funds Memorandum.  To the extent that amounts are withheld and paid to the appropriate Taxing Authority such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made.  The Purchaser agrees to provide the Seller with at least two (2) Business Days’ prior written notice regarding any proposed withholding with respect to the Closing Purchase Price.

2.                                      REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller hereby represents and warrants to the Purchaser the following matters in this Section 2.  These representations and warranties, as qualified by the applicable sections of the Disclosure Schedules, are made as of the Execution Date and, subject to Section 5.3, as of the Closing Date, except to the extent that a representation or warranty or section of the Disclosure Schedules expressly states that such representation or warranty, or information in such section of the Disclosure Schedules, is made only as of an earlier date.

2.1                               Organization.  The Seller is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents.

2.2                               Necessary Authority.  The Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and, subject to the Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly authorized, executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Purchaser, constitutes the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with its terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.  Upon execution and delivery at the Closing by the Seller, each other Transaction Document to which the Seller is, or is specified to be, a party, will be duly and validly executed by the Seller, and delivered to the Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto (other than the Company)) the Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.  Each individual executing this Agreement and any Transaction Document on behalf of the Seller, has the full right, power and authority to execute and deliver this Agreement and any Transaction Document to which the Seller is a party, and upon execution, no further action by the Seller will be needed to make this Agreement and any Transaction Document to which the Seller is a party valid and binding upon, and enforceable against, the Seller (assuming, in each case, the due authorization, execution and delivery by each other party(ies) thereto (other than the Company)).

2.3                               Title to the Shares, Etc. The Seller owns good, valid and marketable title to the Shares free and clear of any and all Liens and upon delivery of the Shares to the Purchaser on the Closing Date in accordance with this Agreement and upon the Purchaser’s payment of the closing payments in accordance with Section 1.1 and Section 1.2, the entire legal and beneficial interest in the Shares and good, valid and marketable title to the Shares, free and clear of all Liens, will pass to the Purchaser.  Other than this Agreement and the Governing Documents of the Company Entities, there are no outstanding contracts, commitments, understandings, arrangements or restrictions (other than applicable federal and state securities Laws) or options, warrants, purchase rights, voting agreements or voting rights to which the Seller is a party or by which the Seller is bound with respect to the Shares.  The Seller is not a “foreign person” for purposes of Section 1445 of the Code.

2.4                               Brokers.  Except as set forth on Schedule 3.24, no broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

2.5                               No Breach.  Except as set forth on Schedule 2.5, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Seller do not and will not (a) violate or conflict with the Governing Documents of the Seller; (b) assuming receipt of the Required Statutory Approvals, violate or conflict with, in any material respect, any Law to which the Seller or the Shares are subject; (c) with or without giving notice or the lapse of time or both, violate, breach or conflict with, constitute or create a default under, or give rise to any right of amendment, termination, cancellation or acceleration under, or result in a loss of a material benefit under or the creation or effectiveness of a new material obligation under, any of the terms, conditions or provisions of any Contract to which the Seller is a party or any of the Shares or the Assets are bound; (d) result in the imposition of a Lien on the Company Entities, any of the Shares, or the Assets; or (e) except for the Required Statutory Approvals and assuming the accuracy of the Purchaser’s representations in Section 4.7, require any Permit or any filing with or the giving of any notice by the Seller to, any Governmental Authority or to any other Person pursuant to a Contract specified in clause (c) above.

2.6                               Litigation.  Except as would not materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents, (a) there is no Claim, judgment, decree, settlement, rule or Order or, to the Seller’s Knowledge, investigation of any nature pending, binding on the Seller, or, to the Seller’s Knowledge, threatened in writing against the Seller, and (b) there are no outstanding writs, injunctions, decrees, arbitration unsatisfied decisions, unsatisfied judgments, unsatisfied settlements or similar Orders outstanding against the Seller.

2.7                               Prohibited Parties.  None of the Seller nor to the Knowledge of the Seller its Affiliates, directors, officers, employees or agents is a Person that is, or is acting under the direction of, or on behalf of a Person that is:  (i) a Prohibited Party, (ii) located, organized or ordinarily resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including the Crimea Region, Cuba, Iran, North Korea, and Syria, or (iii) otherwise a party with which transactions are prohibited under Sanctions Laws, in each case such that Purchaser would be prohibited or restricted from engaging in this Agreement under Sanctions Laws.

2.8                               No Other Representations and Warranties.  Except for the representations and warranties expressly contained in this Section 2, the Seller makes no express or implied representation or warranty, and the Seller expressly disclaims any other express or implied representations and warranties.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY ENTITIES.

Each Company Entity represents and warrants to the Purchaser the matters set forth in this Section 3 (presuming that the consummation of the Restructuring Transactions had occurred prior to all dates relevant to such representations and warranties).  These representations and warranties, as qualified by the applicable sections of the Disclosure Schedules are made as of the Execution Date and, subject to Section 5.3, the Closing Date, except to the extent that a representation, warranty or section of the Disclosure Schedules expressly states that such representation or warranty, or information in such section of the Disclosure Schedules, is made only as of an earlier date.

3.1                               Organization.

(a)                                 The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be registered or qualified would not reasonably be expected to cause a Material Adverse Effect.  The Company is qualified or registered to do business in each jurisdiction listed on Schedule 3.1(a).  Except as set forth on Schedule 3.1(a), during the past five (5) years, the Company has not been known by or used any corporate, fictitious or other name in the conduct of the Company’s business.  The

Company owns no equity in any other entities.  Copies of the Governing Documents of the Company, as currently in effect, have been made available to Purchaser, and each such copy is true, correct and complete.

(b)                                 Omega is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Georgia, and is qualified or registered to do business and in good standing in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be registered or qualified would not reasonably be expected to cause a Material Adverse Effect.  Omega is qualified or registered to do business in each jurisdiction listed on Schedule 3.1(b).  During the past five (5) years, Omega has not been known by or used any corporate, fictitious or other name in the conduct of its business.  Omega owns no equity in any other entities.  Copies of the Governing Documents of Omega, as currently in effect, have been made available to Purchaser, and each such copy is true, correct and complete.

(c)                                  Following consummation of the Restructuring Transactions neither of the Company Entities will have any foreign or domestic Subsidiaries.

3.2                               Authorization.  Each Company Entity has the requisite corporate power and authority to (a) own, lease and operate the Assets and carry on its business as now being conducted and (b) execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and, subject to the Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby.

3.3                               Capitalization.

(a)                                 The Shares constitute all of the issued and outstanding equity securities of the Company Entities.  The Seller is the sole legal and beneficial owner of the Shares.  All of the Shares (i) have been duly authorized, validly issued and are fully-paid and non-assessable; and (ii) were not issued in violation of any preemptive rights or rights of first refusal or first offer.  All of the issued and outstanding equity and all of the other securities issued by the Company Entities were granted, offered, sold and issued in compliance, in all material respects, with all applicable state and federal securities Laws. There are no outstanding or authorized Convertible Securities, equity appreciation, phantom equity, redemption rights, repurchase rights or similar rights with respect to the equity of the Company Entities.  There are no voting trusts, proxies, equityholder agreements or any other agreements or understandings with respect to the voting of securities of the Company Entities.  There are no preemptive rights or rights of first refusal or first offer with respect to equity of the Company Entities.  No Company Entity has any outstanding bond, debenture, note or other Contract that grants to its holder voting rights in such Company Entity on any matter or that are convertible or exchangeable into or exercisable for securities that grant to the holder of such converted or exchanged security voting rights in any Company Entity.

(b)                                 Schedule 3.3(b) includes a true, accurate and complete list of the names and addresses of all Incentive Award Holders and the number and type of all outstanding Incentive Awards held by such Incentive Award Holders as of the Execution Date.  On or prior to Closing, the Seller or its Affiliates shall have taken all necessary action to cause the Incentive Awards held by all Incentive Award Holders to be settled, satisfied or retired without resulting in any liability to any Company Entity.

3.4                               Binding Agreement.  This Agreement has been duly executed by the Company and delivered to the Purchaser, and, assuming the due authorization, execution and delivery by the Purchaser, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.  Upon execution and delivery at the Closing by the Company Entities, each other Transaction Document to which such Company Entity is, or is specified to be, a party, will be duly and validly executed by such Company Entity, and delivered to the Purchaser on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto (other than the Seller)) legal, valid and binding obligation of such Company Entity, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

3.5                               No Breach.  Except as set forth on Schedule 3.5, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Company Entities do not and will not (a) violate or conflict with the Governing Documents of the Company Entities; (b) assuming receipt of the Required Statutory Approvals, violate or conflict with, in any material respect, any Law to which the Company Entities, the Shares or the Assets are subject; (c) with or without giving notice or the lapse of time or both, violate, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration under, or result in a loss of a material benefit under or the creation or effectiveness of a new material obligation under, any of the terms, conditions or provisions of any Material Contract, any Current Government Contract listed or required to be listed on Schedule 3.26(a), and any Contract entered into after the Execution Date that would have been a Material Contract or a Current Government Contract if executed prior to the Execution Date; (d) result in the imposition of a Lien on the Company Entities, any of the Shares, or the Assets; or (e) except for the Required Statutory Approvals and assuming the accuracy of the Purchaser’s representations in Section 4.7, require any Permit, or filing with or the giving of any notice by any Company Entity to, any Governmental Authority or to any other Person pursuant to a Contract specified in clause (c) above.

3.6                               Permits.  The Company Entities possess all material Permits required to own the Assets and conduct the business of the Company Entities as now being conducted, including all material Permits required pursuant to Environmental Laws to own or occupy the Assets and conduct the business of the Company Entities as now being conducted.  Schedule 3.6 sets forth, as of the date of this Agreement, a list of all such material Permits, which Permits are valid and in full force and effect.  None of the Company Entities is in material default or violation of any term, condition or provision of any such Permit applicable to it.  Except as set forth on Schedule 3.6, no loss, revocation, cancellation, suspension, termination or expiration of any such Permit is pending or, to Company’s Knowledge, threatened or reasonably foreseeable (including as a result of the transactions contemplated hereby) other than expiration or termination in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.  Except as set forth on Schedule 3.6, the Company Entities are not, and since January 1, 2014, have not been, in material violation or material breach of, or material default under, any such Permit, and as of the date of this Agreement, no Company Entity has been notified in writing that any such Permit may not in the ordinary course be renewed upon its expiration or that, by virtue of the transactions contemplated hereby, any such Permit may be terminated or materially amended or not be granted or renewed, in each case, which has not been remedied.  Since January 1, 2014, no Company Entity has received any written notice from any Governmental Authority of any actual or alleged, material violation of, material breach of, loss of a material benefit under or non-renewal of, any such Permit (in each case, with or without notice or lapse of time or both).

3.7                               Compliance With Laws.

(a)                                 Except as set forth on Schedule 3.7(a), the Company Entities are, and since January 1, 2014 have been, in compliance, in all material respects, with all Laws applicable to the business or Assets.

(b)                                 Since January 1, 2014, none of the Company Entities, nor any of their respective officers, directors or managers, and to the Company’s Knowledge, nor any agent or employee of any Company Entity has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political or charitable activity, (ii) made any unlawful offer of payment of anything of value to foreign government officials or employees of a foreign political party or candidates for foreign political office, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or Sanctions Laws, nor have any of the Company Entities otherwise taken any action which would cause the Company Entities to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the UK Anti-Bribery Act, or any equivalent anti-corruption Law of any other country, to the extent applicable (“Anti-Corruption Laws”).

(c)                                  Since January 1, 2013, the Company Entities have been in material compliance with all applicable Export Control Laws, Bureau of Alcohol, Tobacco, and Firearms and Explosives regulations, including 27 C.F.R. Parts 447, 478, and 479 and Part 555 (“ATF Laws”), and Laws governing imports and customs, including the U.S. customs regulations at 19 C.F.R. Chapter 1 (“Import Laws”).  Since January 1, 2014, no Company Entity has received any written communication alleging that it is not in compliance with any Export Control Laws.

(d)                                 Except as set forth on Schedule 3.7(d), since January 1, 2013, none of the Company Entities have received or submitted any written communication alleging that it is not or has not been in compliance with Sanctions Laws, Anti-Corruption Laws, ATF, Import Laws, Export Control Laws, or anti-money laundering Laws.

(e)                                  None of the Company Entities or to the Knowledge of the Company Entities, any of their respective Affiliates, directors, officers, employees or agents is a Person that is, or is acting under the direction of or on behalf of a person that is:  (i) a Prohibited Party, (ii) located, organized or ordinarily resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including the Crimea Region, Cuba, Iran, North Korea, and Syria, or (iii) otherwise a Person with which transactions are prohibited under Sanctions Laws.

(f)                                   Schedule 3.7(f) sets forth a true and correct list of each active Specified Export Authorization and Applications for Export Authorization issued by a Governmental Authority, including the applicant name, date of application and issuance, authorization number, identification of all other parties to the Export Authorization, Governmental Authority with jurisdiction, related contract number (if applicable), description of the items/activity authorized.

3.8                               Assets.  Except as set forth on Schedule 3.8, (a) the Company Entities have good and marketable title to all of the Assets owned thereby (excluding Intellectual Property which is addressed in Section 3.11 hereof), free and clear of all Liens, and (b) the Assets, taken together with any services provided to the Company Entities under the Transition Services Agreement and the Licensed IP (including any licenses therefor to be obtained by the Company Entities pursuant to the Transition Services Agreement), are sufficient for the conduct of the Company Entities’ business as presently conducted.

3.9                               Condition of Personal Property.  All items of Personal Property with a book value greater than $10,000 individually used in the operation of the business of the Company Entities are in satisfactory operating condition and repair (reasonable wear and tear excepted) and are suitable for the purposes for which they are currently being used.

3.10                        Accounts Receivable.  Except as set forth on Schedule 3.10, all accounts receivable of the Company Entities shown on the balance sheet included in the Financial Statements and on the Estimated Closing Date Balance Sheet: (a) arose from sales actually made or services actually performed in the Ordinary Course of Business of the Company Entities, and (b) to the Company’s Knowledge, constitute valid, undisputed receivables of the Company Entities not subject to claims of set off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business, and (c) other than retainage accounts, net of reserves shown thereon, or with respect to accounts receivable arising after such date, on the accounting records of the Company Entities, are collectible by the Company Entities within 180 days after billing, assuming reasonable collection efforts consistent with collection efforts of the Seller and the Company Entities prior to the Closing.  The reserve for bad debts shown on the Financial Statements and the Estimated Closing Date Balance Sheet or, with respect to accounts receivable arising after the date of such statements, on the accounting records of the Company Entities, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.11                        Intellectual Property.

(a)                                 Schedule 3.11(a) sets forth (i) all registered Copyrights, registered Trademarks, Patents, and all applications to register any of the foregoing in each case owned by, assigned to or filed in the name of any Company Entity, specifying as to each item, as applicable:  (A)  the owner of the item; (B) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and (C) the issuance, registration or application numbers and dates, (ii) all material licenses and sublicenses (other than (A) licenses for commercial off-the-shelf software with an annual license fee of $50,000 or less, (B) authorizations to use Intellectual Property in connection with or provided as government furnished equipment or government furnished information under a Government Contract, (C) authorizations to use Intellectual Property made available by a prime contractor under a Government Contract, and (D) any additional non-exclusive licenses implied by law to end-user customers for use of products) under which a Company Entity is a licensee or otherwise is authorized to use or practice any Intellectual Property owned by a third party (such licenses and sublicenses collectively “IP Licenses”), and (iii) Domain Names owned by any of the Company Entities.  No Company Entity that is a party to a IP License is in material breach of such IP License.

(b)                                 Except as set forth on Schedule 3.8, the Seller or the Company Entities own, free and clear of all Liens (other than non-exclusive license rights granted in the Ordinary Course of Business, including rights granted under any Government Contract in which the Governmental Authority has funded all or part of the development costs), or have valid and enforceable rights in all of the material Company IP used by the Company Entities in the conduct of their business as of the Execution Date.  The Company Entities have timely made all filings, payments and ownership recordations with the appropriate foreign and domestic agencies required for all material registered Company IP.  Except as set forth on Schedule 3.11(b), to the Company’s Knowledge, the Seller or the Company Entities have valid and enforceable licenses to use all Intellectual Property owned by third parties that is subject to the IP Licenses.  No Company Entity is using any Intellectual Property developed under any Government Contract in a manner inconsistent with the terms of any such Government Contract.

(c)                                  Except as set forth on Schedule 3.11(c), there is no infringement, dilution, misappropriation, or other unauthorized use (i) by any Company Entity of any Intellectual Property owned by any other Person, or (ii) to the Company’s Knowledge, by any other Person of any Company IP.  Except as set forth on Schedule 3.11(c), no Company Entity has received any written complaint or written notice of any Claim involving matters of the types contemplated by the immediately preceding sentence, which Claim remains unresolved as of the Execution Date.  There is no opposition or cancellation proceeding pending against any Company Entity concerning the ownership, validity, enforceability or infringement of any Company IP.  To the Company’s Knowledge, no Person has any basis for claiming any right, title or interest in and to any Company IP, and no such claim is currently pending or, to the Company’s Knowledge, threatened.

(d)                                 To the Company’s Knowledge, no Open Source Software was or is used in, incorporated into, integrated or bundled by any Company Entity with any Software distributed by any Company Entity in a manner that would require any portion of the Company IP to be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) be redistributable at no charge.  To the extent that any Open Source Software was or is used in, incorporated into, integrated or bundled by any Company Entity with any Software used, developed, licensed, or distributed by or for any of the Company Entities (“Company Software”), to the Company’s Knowledge, the Company Entities are in material compliance with the licenses pertaining to such third party software or any Open Source Software terms or similar license agreement governing such Software.

(e)                                  To the Company’s Knowledge, no Company IP that is a Trade Secret has been disclosed by any Company Entity to any Person other than employees, consultants or contractors of a Company Entity who had a need to know and used such Company IP in the ordinary course of employment or contract performance.  The Company Entities have used Reasonable Best Efforts to protect and maintain the Intellectual Property owned by or licensed to the Company Entities, including as it relates to Trade Secrets (including entering into confidentiality agreements with all officers, employees, and other consultants and contractors with access to material confidential Intellectual Property and entering into Intellectual Property assignment agreements with all officers, employees and other consultants and contractors engaged in the creation of Intellectual Property, as applicable).

(f)                                   To the Company’s Knowledge, there have been no material unauthorized intrusions or material breaches of the security of the information technology systems owned or controlled by the Company Entities.  Except as set forth on Schedule 3.11(f), there are no (and have not been any) unauthorized uses or disclosures of any Company IP by any employees, consultants or contractors of Seller, any Company Entity, or any other Affiliate of Seller, or to the Company’s Knowledge any unauthorized third parties.

(g)                                  All of the IP Licenses are in full force and effect, and are valid, binding, and enforceable against the Seller or the applicable Company Entity, and to the Company’s Knowledge, the other parties thereto, in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles.  Except as set forth on Schedule 3.11(g), there exists no material breach, default or violation on the part of any Company Entity or, to the Company’s Knowledge, on the part of any other party to any such IP License.  Since January 1, 2014, neither the Seller nor any Company Entity has received any written notice of the termination of any IP License prior to its expected expiration as set forth in its terms and conditions.  Except as set forth in Schedule 3.11(g), a copy of all material IP Licenses have been made available to Purchaser.

(h)                                 To the Knowledge of Company Entities, the Licensed IP and the licenses granted to the Purchaser pursuant to Section 10.5 of this Agreement do not infringe, violate, or misappropriate the rights, including any Intellectual Property of any third party.

3.12                        Contracts.

(a)                                 Schedule 3.12(a) contains a complete, current and correct list of all of the following Contracts to which any Company Entity or its Assets is currently bound (collectively the “Material Contracts”), provided that for this Section 3.12, the term Contracts shall not include (1) Leases, Government Contracts, Government Bids, Lower-Tier Subcontracts, Benefit Plans, insurance policies or IP Licenses so long as such Contracts are disclosed on Schedule 3.20(a), Schedule 3.26(a), Schedule 3.17(a), Schedule 3.17(a) or Schedule 3.11(a), respectively, if required to be disclosed thereon, (2) Contracts which are confidentiality, non-competition, non-solicitation, non-disclosure, or Intellectual Property assignment agreements with employees entered into in the Ordinary Course of Business in favor of a Company Entity, and (3) Contracts which are non-disclosure agreements with third parties which are entered into in the Ordinary Course of Business of the Company Entities:

(i)                                     any Contract or group of related Contracts which involve annual expenditures or receipts by the Company Entities (taken as a whole) in excess of One Hundred Thousand Dollars ($100,000) for the twelve (12) month period prior to the Execution Date;

(ii)                                  any Contract with any of the officers, directors, employees or Affiliates of the Company Entities not otherwise listed on another Disclosure Schedule hereto (other than form offer letters or form Contracts entered into in the Ordinary Course of Business), including all non-competition, non-solicitation, severance, and indemnification agreements with any such Person;

(iii)                               any partnership, joint venture or profit-sharing agreement entered into with any Person;

(iv)                              any material settlement agreement involving Claims by or against a Company Entity under which such Company Entity has outstanding obligations (other than confidentiality obligations);

(v)                                 any loan agreement, agreement of Indebtedness, credit, note, letter of credit, security agreement, guarantee, mortgage, indenture, performance or surety bond or other document relating to the borrowing of money or extension of credit, in each case, involving more than $25,000 by or to a Company Entity not included on Schedule 5.21(a);

(vi)                              any Contract containing any material limitation on the freedom of any Company Entity to engage in any line of business or compete with any Person or to operate at any location in the world;

(vii)                           any Contract entered into since January 1, 2014, relating to (A) the disposition (and any granting of a right of first refusal or negotiation with respect thereto), other than in the Ordinary Course of Business, of a material portion of the assets or other business operations of a Company Entity, or (B) the acquisition other than in the Ordinary Course of Business of a material portion of the assets or other business operations of, or any interest in, any business of another Person or which provides for earn-outs or other contingent payments;

(viii)                        any Contract which is a non-disclosure agreement with third parties which was not entered into in the Ordinary Course of Business of the Company Entities (other than non-disclosure agreements entered into in connection with the transactions contemplated by this Agreement);

(ix)                              any Contract that contains any indemnification obligation of any Company Entity other than those entered into in the Ordinary Course of Business; and

(x)                                 each Contract for the lease of Personal Property involving aggregate payments of more than $25,000 in any twelve (12) month period.

(b)                                 All of the Material Contracts are in full force and effect, and are valid, binding, and enforceable against the applicable Company Entity, and to the Company’s Knowledge, the other parties thereto, in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles.  Except as set forth on Schedule 3.5, there exists no material breach, default or violation on the part of any Company

Entity or, to the Company’s Knowledge, on the part of any other party to any such Material Contract.  Since January 1, 2014, neither the Seller nor any Company Entity has received any written notice of the termination of any Material Contract prior to its expected expiration as set forth in its terms and conditions.  Except as set forth on Schedule 3.12(a), true, correct and complete copies of the Material Contracts have been made available to Purchaser.

3.13                        Litigation.  Except as set forth on Schedule 3.13, (a) there is no Claim, judgment, decree, legal proceeding, settlement, rule or Order or, to the Company’s Knowledge, investigation of any nature pending, or rendered since January 1, 2014, or, to the Company’s Knowledge, threatened against any Company Entity or its business or Assets or against any officer, director or equity owner of any Company Entity, or to the Company’s Knowledge, against any employee of any Company Entity in connection with such officer’s, director’s, employee’s or equity owner’s relationship with, or actions taken on behalf of any Company Entity, and (b) there are no outstanding writs, injunctions, decrees, arbitration unsatisfied decisions, unsatisfied judgments, unsatisfied settlements or similar Orders outstanding against any Company Entity or its business or the Assets.

3.14                        Financial Statements.

(a)                                 Attached to Schedule 3.14(a) are true, correct and complete copies of the unaudited balance sheet, statement of income and statement of retained earnings of the Company Entities as of and for the fiscal years ended September 30, 2015 and September 30, 2016 and the unaudited balance sheet and income statement of the Company Entities as of and for the fiscal years ended September 30, 2017 (collectively, the “Financial Statements”).  The Financial Statements were derived from and prepared in accordance with the books of account and other financial records of the Company Entities, and present fairly, in all material respects, the financial condition and the results of operations of the Company Entities as of the respective dates and for the respective periods thereof.  The Financial Statements have been prepared in accordance with GAAP consistently applied through and among the periods indicated (provided, that the Financial Statements do not contain footnotes and presentation items required by GAAP).

(b)                                 Since January 1, 2014, no Company Entity, or any of its representatives has received any material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company Entities or their respective internal accounting controls.

(c)                                  The books of account and other financial records of the Company Entities have been kept accurately in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company Entities have been properly recorded therein in all material respects.  The Company Entities have established and maintained a system of internal accounting controls which is intended to provide, in all material respects reasonable assurance: (i) that transactions, receipts, and expenditures of the Company Entities are being executed and made only in accordance with appropriate authorizations of management and the board of directors of the respective Company Entities, (ii) that transactions are recorded as necessary to permit preparation of financial statements by the Company Entities in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Entities, (iv) that the amount recorded for assets on the books and records of the Company Entities is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded by the Company Entities completely and accurately in all material respects in conformity with GAAP, subject to appropriate reserves.

(d)                                 Schedule 3.14(d) sets forth the carve out methodology of the Financial Statements.

(e)                                  Revenue generated from Dark Contracts did not exceed 5% of total revenue set forth in the Financial Statements for the fiscal years ended September 30, 2015, September 30, 2016 or September 30, 2017.

3.15                        Liabilities.  The Company Entities have no liabilities, obligations or commitments of a nature required by GAAP to be included or reserved for on the balance sheet of such Company Entity except: (a) liabilities that are accrued and reflected on the Financial Statements; (b) liabilities that are listed on Schedule 3.15; (c) liabilities that have arisen in the Ordinary Course of Business since September 30, 2017 and have not had and would not be expected to have a Material Adverse Effect; and (d) obligations to perform after the Execution Date any Contracts disclosed on the Company Disclosure Schedules or which are not required to be disclosed on such schedules because they do not meet the disclosure thresholds thereunder.

3.16                        Taxes.  Except as set forth on Schedule 3.16:

(a)                                 each of the Company Entities has filed all income and other material Tax Returns required to have been filed by it;

(b)                                 all such Tax Returns are accurate and complete in all material respects and were prepared in compliance with all Laws;

(c)                                  All Taxes due and payable by each of the Company Entities (whether or not shown on any Tax Return), including any and all Taxes owed in any jurisdiction outside of the United States, have been timely paid;

(d)                                 the Company Entities are not currently the beneficiary of any extension of time within which to file any Tax Return;

(e)                                  no claim which has not been resolved has been made against any Company Entity in writing by a Governmental Authority in a jurisdiction where such Company Entity does not file Tax Returns that such Company Entity is or may be subject to taxation by that jurisdiction;

(f)                                   there are no Liens on any Assets that arose in connection with any failure (or alleged failure) to pay any Tax;

(g)                                  no Tax deficiency has been asserted against or with respect to any Company Entity by any Governmental Authority in writing which Tax remains unpaid and no Company Entity has received from any Taxing Authority any written notice of proposed adjustment, deficiency, or underpayment of Taxes which has not since been satisfied by payment or been withdrawn;

(h)                                 none of the Company Entities is currently the subject of a Tax audit or examination by any Taxing Authority and no such Tax audit or examination has been threatened in writing against any Company Entity;

(i)                                     each of the Company Entities has collected or withheld all Taxes required to be collected or withheld thereby, and all such Taxes have been paid to the appropriate Governmental Authorities to the extent due and payable;

(j)                                    no Company Entity has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee, by contract (other than a Commercial Non-Tax Contract) or otherwise;

(k)                                 no Company Entity has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(l)                                     the Company Entities have not granted and are not subject to any waiver of the period of limitations for the assessment or payment of Tax for any currently open taxable period;

(m)                             no Company Entity is a party to any Tax allocation or sharing agreement excluding, however, any Commercial Non-Tax Contract;

(n)                                 the Company Entities have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code §6662;

(o)                                 neither of the Company Entities has been a United States Real Property Holding Corporation (“USRPHC”) within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii);

(p)                                 neither of the Company Entities has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized; and

(q)                                 neither of the Company Entities was required to include any item in income in any Tax period ending on or prior to the Closing Date, the Tax in respect of which inclusion will be due and payable by a Company Entity following the Closing Date (other than Taxes to be paid by Seller pursuant to Section 10.3), including under Section 481 or 965 of the Code.

This Section 3.16 shall only be construed and interpreted as applying to Taxes and associated liabilities occurring in or related to Pre-Closing Tax Periods (including, for the avoidance of doubt, Tax liabilities incurred due to income inclusions in a Pre-Closing Tax Period, but which are payable in a post-Closing Tax Period) and shall not apply in any respect to Taxes and associated liabilities occurring in or related to Tax periods (or portions thereof) ending after the Closing Date.

3.17                        Employee Benefit Plans; ERISA.

(a)                                 Schedule 3.17(a) contains a true and complete list of all employee benefit plans, programs, or arrangements (within the meaning of Section 3(3) of ERISA, whether written or unwritten, formal or informal), and any equity incentive plans, deferred compensation arrangements, bonus compensation plans or policies, severance pay, disability, vacation and sick leave benefits and any similar plans, programs and arrangements that are available to and for the benefit of employees of the Company Entities (whether written or unwritten, formal or informal) that are maintained or sponsored by any Company Entity, or with respect to which any Company Entity has any material liability following the Closing and that is not a Multiemployer Plan (collectively, the “Benefit Plans”).  With respect to any Benefit Plan, no Claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Company’s Knowledge, threatened in writing.  With respect to each Benefit Plan that is intended to be qualified within the meaning of Code Section 401(a), such Benefit Plan has received, or is entitled to rely upon, a favorable determination or opinion letter as to its qualification.  Each Benefit Plan has been operated in compliance with its terms and with the requirements of all applicable Laws, except to the extent such non-compliance would not reasonably be expected to affect the qualified status of any Benefit Plan or give rise to a material liability to any of the Company Entities.

(b)                                 Except as set forth on Schedule 3.17(b), at no time during the past six (6) years has the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) currently (nor at any time) maintained, sponsored or contributed to, or been obligated to contribute to any Benefit Plan which is subject to Title IV of ERISA or Section 412 of the Code or to any Multiemployer Plan.  No event has occurred and no condition exists with respect to a Benefit Plan that could result in a material Tax, Lien, or other liability imposed by ERISA, the Code or other Laws on the Company Entities.  The Company Entities do not maintain and have no liability with respect to retiree life or retiree health insurance plans that provide for benefits or coverage for any participant or any beneficiary of a participant following termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or at the sole expense of the participant or any participant’s beneficiary.  With respect to any Multiemployer Plan, (i) neither Seller nor any member of its Controlled Group has incurred any withdrawal liability, which has not been satisfied; (ii) the Seller has timely made all contributions required by the terms of any Multiemployer Plan; (iii) to the Company’s Knowledge, no such plan is in reorganization, within the meaning of Section 4241 of ERISA or is in “critical status”; (iv) to the Company’s Knowledge, no such plan is or is reasonably expected to become insolvent, within the meaning of Section 4245 of ERISA; (v) to the Company’s Knowledge, no such plan is in the process of terminating, or is a party to any pending merger or transfer of assets or liabilities; (vi) to the Company’s Knowledge, no such plan has incurred any liability to the Pension Benefit Guaranty Corporation (other than premiums not yet due) that has not been satisfied.  The Seller’s purposes for engaging in the transactions contemplated by this Agreement are not for evasion of liability under Section 4069 and/or 4212 of ERISA.

(c)                            All required contributions to, and premium payments on account of, each Benefit Plan have been made on a timely basis.

(d)                           Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.  No Company Entity has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(e)                            Except as set forth on Schedule 3.17(e), no Company Entity has any commitment or obligation or has made any representations to any employee, officer, director, manager, independent contractor, consultant or other service provider, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)                             Except as set forth on Schedule 3.17(f), no Benefit Plan exists that, as a result of the execution and delivery of this Agreement or the consummation or of the transactions contemplated by this Agreement, would (either alone or in combination with another event) (i) result in the payment to any current or former employee, director, or other service provider of any of the Company Entities of any money or other property; (ii) would result in the acceleration of the time of payment or vesting, or increase or require the funding of any obligation or provide for provision of any other rights or benefits to any current or former employee of any Company Entity, whether or not such payment, right or benefit would constitute a parachute payment within the meaning of Code Section 280G; (iii) increase any material benefits otherwise payable under, or result in any other material obligation pursuant to, any Benefit Plan; (iv) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; or (v) result in an “excess parachute payment” or gross-up right or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

(g)                            No Benefit Plan or other arrangement for the benefit of employees or individual workers located primarily outside the United States is maintained or contributed to by, or could result in any liability to, any Company Entity.

3.18                        Insurance.  Schedule 3.18 lists all third-party insurance policies which provide coverage to the Company Entities as of the Execution Date (excluding insurance policies related to the Benefit Plans and provided on Schedule 3.17(a)), copies of which have been made available to the Purchaser (any third-party insurance policies listed on Schedule 3.18 or otherwise in effect immediately prior to Closing and covering the Company Entities, an “Existing Insurance Policy”) including, in each case, setting forth the applicable deductibles and policy limits.  With respect to each such insurance policy, (a) the Seller or the Company Entities have paid, or caused to be paid, all premiums due under the policy and have not received written notice that they are in default with respect to any obligations under any policy, and (b) to the Company’s Knowledge, as of the date hereof, no insurer on any policy has been declared insolvent or placed in receivership, conservatorship or liquidation.  The Company Entities are not covered by any self-insurance programs.  None of the Company Entities has received any written notice of cancellation or termination with respect to any insurance policy existing as of the date hereof that is held by, or for the benefit of, any of the Company Entities.  All such insurance policies are in full force and effect as of the Execution Date.  Schedule 3.18 lists all outstanding claims under such policies related to the Company Entities or their respective business or Assets, and with respect to any worker’s compensation claims, sets forth any accruals or reserves on the Financial Statements with respect to each claim.

3.19                        Environmental Matters.

(a)                           There are no Claims pending or, to the Company’s Knowledge, threatened in writing against the Company Entities under or relating to Environmental Laws including those that involve or relate to Environmental Conditions, Environmental Noncompliance or the release, use, disposal or arranging for disposal of any Hazardous Materials on or from any real property constituting or connected with the Leased Premises.

(b)                           Each of the Leased Premises, during the period it has been leased by the Company Entities, has been maintained by the Company Entities in, and the Company Entities are and have at all prior times otherwise been in, compliance with all applicable Environmental Laws, except where the failure to comply would not reasonably be expected to be material to the Company Entities.

(c)                            The Company Entities have not released, disposed of, or arranged for the disposal of, Hazardous Materials in a manner or to a location that would reasonably be expected to result in material liability to any of the Company Entities under any Environmental Law.

(d)                           No Company Entity has, either expressly or by operation of Law, assumed or undertaken any material liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

3.20                        Real Estate.

(a)                           Schedule 3.20(a) contains a true, complete and accurate list of all premises leased, subleased, or licensed by the Company Entities for the operation of the business of the Company Entities, excluding the use of facilities of Governmental Authority customers of the Company Entities in accordance with the Current Government Contracts and use of home offices by employees of the Company Entities in the Ordinary Course of Business of the Company Entities (each an “Excluded Facility”) (the “Leased Premises”), and of all leases, licenses, lease guaranties, agreements, amendments, extensions and renewals pursuant to which any Company Entity occupies or has the right to occupy any Leased Premises (collectively, the “Leases”).  The Company has made available to the Purchaser a true, complete and accurate copy of each of the Leases.  The Company Entities are not party to any oral leases, subleases or license agreements nor otherwise granted any third party the right to occupy or use any of the Leased Premises.  The Leased Premises and the Excluded Facilities constitute all interests in real property currently owned or leased by the Company Entities, and such interests in real property constitute all interests in real property necessary for the performance and operation of the business of the Company Entities as currently conducted.  The Leases (i) are valid, binding and enforceable obligations of the Company Entities in accordance with their terms and are in full force and effect, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles; and (ii) other than as set forth on Schedule 3.5, the Company Entities have not given or received (x) any written notice of alleged breach or default thereunder by or with respect to any party thereto which has not been remedied or (y) written notice of the termination of any Lease prior to its expected expiration as set forth in its written terms and conditions.  All rent and other sums and charges due and payable by the Company Entities to the landlord or any counterparty under any Leases are current in all material respects.  No Company Entity is a party to any lease brokerage, commission or finder’s agreement.  Except as set forth on Schedule 3.8, no Company Entity has pledged, assigned or otherwise encumbered any of the Leases or the leasehold estates, rights or interests created by such Leases.  The Leased Premises are (i) in good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such Leased Premises); (ii) not in need of maintenance or repair except for ordinary routine maintenance and repair; and (iii) to the Company’s Knowledge, structurally sound with no known defects.  Neither Company Entity has received written notice of any pending, and to the Company’s Knowledge there is no threatened, condemnation proceeding (or any consensual agreement in lieu thereof) or rezoning application or proceeding with respect to any Leased Premises which would or would reasonably be expected to adversely affect the operation of the Company Entities’ business as currently conducted thereon in any material respect.

(b)                           To the Company’s Knowledge, the Leased Improvements are (i) structurally sound with no known material defects; (ii) in substantially good operating condition and repair, subject to ordinary wear and tear (consistent with the age of such items); (iii) not in need of material maintenance or repair except for ordinary routine maintenance and repair; and (iv) in conformity in all material respects with all applicable Laws and the applicable Lease, in each case, relating thereto currently in effect.  Except as set forth on Schedule 3.20(b), all “landlord work,” all “tenant work” and any corresponding credits (or credits in lieu thereof) contemplated or required under all Leases, have been completed (or credited, as applicable) and no capital improvements are required to be made to any Leased Premises pursuant to the terms of any Lease.  All of the Leased Improvements on the Leased Premises are located entirely on such Leased Premises.  Neither Company Entity has received any written notice that any of the Leased Improvements or Leased Premises are (i) in violation of any applicable Laws, including, without limitation, zoning Laws and/or building codes, or (ii) in violation of any applicable declaration of covenants, conditions or restrictions, reciprocal easement agreements, or any other covenant, condition, restriction or easement applicable to any of the Leased Premises.  Neither Company Entity has received any written notice of any planned assessments that would be such Company Entity’s obligation to pay under any Lease, or any written notice of any planned changes to zoning Laws applicable to any Leased Premises.

(c)                            The Company Entities own no real property.

3.21                        Transactions with Certain Persons.  Except as set forth on Schedule 3.21, neither Company Entity on the one hand, and none of the Seller or any Affiliate of the Company Entities on the other hand, or any of their respective officers, directors or employees (in an executive position or above) or Person that has served in such position since January 1, 2015, no current officer or director of any Company Entity or the Seller, nor to the Knowledge of the Company Entities any member of any such individual’s immediate family, is presently, or within the past three (3) years has been, a party to any transaction with any Company Entity, including but not limited to any Contract or other arrangement: (a) providing for the furnishing of services by or to any Company Entity; (b) providing for the rental of real or personal property from or to any Company Entity; or (c) otherwise requiring payments from or to any such individual or any Person in which any such individual has an interest as an owner, officer, director, manager, trustee or partner or in which such Person has any direct or indirect interest (in each case, other than transactions involving services or expenses as directors, officers, equityholders or employees of the Company Entities in the Ordinary Course of Business of the Company Entities).

3.22                        Employee Matters.

(a)                           Except as set forth on Schedule 3.22(a) to the Company’s Knowledge, no officer or executive of any Company Entities intends to terminate employment with such Company Entities prior to, at or following the Closing.

(b)                           Except as set forth on Schedule 3.22(b): (i) within the past three (3) years, the Company Entities have been and are in material compliance with all applicable Laws relating to labor and employment, including but not limited to all Laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; affirmative action; equal employment opportunities; disability; labor relations; wages and hours; hours of work, including meal and rest breaks; payment of wages; immigration; workers’ compensation; background and credit checks, working conditions; occupational safety and health; family and medical leave; or employee terminations; data privacy and data protection; (ii) there are no pending or, to the Company’s Knowledge, threatened, lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, claims, or proceedings (including without limitation any administrative investigations, charges, claims, actions, or proceedings), against the Company Entities brought by or on behalf of any applicant for employment, any current or former employee, representative, agents, consultant, independent contractor, subcontractor, or leased employee, volunteer, intern or “temp” of the Company Entities, or any group or class of the foregoing, or any Governmental Authority, in each case alleging violation of any labor or employment Laws, breach of any Collective Bargaining Agreement, breach of any express or implied contract of employment, unfair labor practice, wrongful termination of employment, or any other discriminatory, retaliatory, wrongful, or tortious conduct in connection with the employment relationship; (iii), each of the employees of the Company Entities has all work permits, immigration permits, visas, or other authorizations required by Law for such employee given the duties and nature of such employee’s employment.; and (iv) within the past three (3) years, the Company Entities have fully and accurately reported all payments to such Persons on IRS Form 1099s, W-2s or as otherwise required by applicable Laws.  The Company Entities are in compliance in all material respects with all applicable Laws relating to mass layoffs or plant closures, including the federal Worker Adjustment and Retraining Act, or analogous state or local Laws regarding termination or layoff of employees for employees outside the United States.

(c)                            The Company Entities have provided the Purchaser with a complete and accurate list of all employees of the Company Entities as of the end of the calendar month immediately preceding the Execution Date, showing for each as of that date the employee’s name, employer, job title or description, salary level, or hourly rate of pay and also showing any bonus, commission or other remuneration other than salary (other than any such arrangements under which payments are at the discretion of the Company Entities or are paid pursuant to a Benefit Plan) paid from October 1, 2017 through such date, and listing any existing employment agreement with such employee (it being understood that all parties do not consider any “at-will” arrangements with employees to be employment agreements).

(d)                           The Company Entities have provided the Purchaser with a complete and accurate list of all consultants or other workers performing work for the Company Entities as of the end of the calendar month immediately preceding the Execution Date.

3.23                        Labor Relations.  Except as set forth on Schedule 3.23, no Company Entity is a party to any collective bargaining agreement, works council agreements, labor union contracts, trade union agreements, memorandums of understandings, letters of recognition, or other similar agreement or Contract with any group of employees, labor organization, employee association, or other representative of any of the employees of the Company Entities.  Except as set forth on Schedule 3.23, no new collective bargaining agreement is being negotiated by any of the Company Entities, and the Company has no Knowledge of any activities or proceedings of any labor union, employee association, or other party to organize or represent such employees.  Since January 1, 2014, there has not occurred or, to the Company’s Knowledge, been threatened, any strike, slow-down, picketing, work-stoppage, boycotts, handbilling, demonstrations, leafleting, sit-ins, sick-outs, or other similar forms of organized labor disruption with respect to any such employees and the Company Entities.

3.24                        Brokers.  Except as set forth on Schedule 3.24, no broker, finder or investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other similar contingent fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates (for the avoidance of doubt, other than the Closing Bonus Payments and payments in connection with the termination of Incentive Awards).

3.25                        Privacy and Security.

(a)                           Except as set forth on Schedule 3.25(a), the past and present collection, use, retention, and dissemination of Personal Information by the Company Entities and the policies, plans and procedures, and facilities for privacy, physical and cyber security, disaster recovery, business continuity and incident response, comply with, in all material respects, and have not in any material respect violated (i) any Contract to which the Company Entities are a party, (ii) any applicable Laws, including Privacy and Security Laws, or (iii) the privacy policy of such Company Entity, except to the extent such non-compliance would not be material to the Company Entities.  In the past twelve (12) months, no Company Entity has received any written notice alleging any violation of Privacy and Security Laws.

(b)                           Except as set forth on Schedule 3.25(b), no Company Entity has received any written notice from any Governmental Authority that it is under investigation by any Governmental Authority for a violation of any Privacy and Security Law, which matter remains unresolved.

(c)                            Except as set forth on Schedule 3.25(c), the computer systems, including the Software, firmware, hardware, networks, interfaces, platforms and related systems owned, leased or licensed by the Company Entities in the conduct of their businesses (the “Company Systems”), together with the licenses to be obtained by the Company Entities and the services to be provided pursuant to the Transition Services Agreement, are sufficient for the conduct of their businesses as conducted on the date hereof.

(d)                           Except as set forth on Schedule 3.25(d), since January 1, 2014, Seller, the Company or the Company Entities have at all times had in place and maintained a cybersecurity for the Company Systems and any information systems of Seller connected to the Company Systems that has been consistent and in compliance with generally accepted cybersecurity industry standards and in compliance with any cybersecurity requirements applicable to the Government Contracts, except where the failure to have such a program would not reasonably be expected to be material to the Company Entities.

(e)                            Except for those incidents disclosed on Schedule 3.25(e) (“Disclosed Incidents”), to the Company’s Knowledge, since January 1, 2014, there has been no (i) material failure, breakdown, or other adverse events affecting any Company Systems that have caused a material disruption or interruption in or to the use of such Company Systems; (ii) privacy or data security breach of any Company Systems, or unauthorized acquisition, exfiltration, manipulation, erasure, use or disclosure of any Personal Information, owned, used, stored, received, or controlled by or on behalf of the Company Entities, including any unauthorized use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or regulatory authorities is required under any applicable Privacy and Security Laws.  With respect to the Disclosed Incidents, Seller, the Company or the Company Entities, as applicable, have completed all remediation efforts for the same, and such remediation efforts were consistent and in compliance with generally accepted cybersecurity industry standards.

(f)                             Each of the Seller and the Company Entities conduct system vulnerability and network scans of Company Systems regularly that are consistent and in compliance with generally accepted cybersecurity industry standards.  To the Company’s Knowledge, none of the Company Systems contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or will cause, any of the following functions: (i) altering, disrupting, deceiving, disabling, harming, destroying or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored, installed or executed, or (ii) altering, disabling, damaging or destroying any data or file without the user’s consent.

(g)                            Except as may be done in the Ordinary Course of Business in accordance with Company Entity policies and procedures, during the thirty (30) days prior to Closing, none of the Seller or the Company Entities deleted, destroyed or otherwise disposed of any information system asset, including computers, storage devices, network/communications equipment, or other computer system devices, or any material information exclusively owned or controlled by or on behalf of the Company Entities that (i) is reasonably necessary for the Company Entities to fulfill their obligations with respect to any Contract effective at Closing or (ii) was a Company Entity asset (or any component thereof) owned or exclusively used by a Company Entity with material value with respect to the transactions contemplated under this Agreement.

(h)                           All Company Systems, excluding software for which the Company Entities may be required to obtain their own licenses and except as otherwise contemplated under the

Transition Services Agreement, will be provided to the Company Entities in the form or condition in which such Company Systems currently exist prior to Closing.

3.26                        Government Contracts.

(a)                           Schedule 3.26(a) sets forth a true and correct list of the following:

(i)                                     Each Current Government Contract (except for Dark Contracts) with annual revenue of $500,000 or more;

(ii)                                  Each Lower-Tier Subcontract whereby the Company Entities incur annual expenses in excess of $100,000;

(iii)                               Each Government Bid (except for any Government Bids which if awarded to a Company Entity would result in a Dark Contract) made which has not expired and for which an award has not been made; and

(iv)                              Each Teaming Agreement to which the Company Entities are a party which has not expired and for which an award has not been made.

To the extent permitted by Law, the Company Entities have made available to the Purchaser complete and correct copies of each of the Contracts required to be listed on Schedule 3.26(a) parts (i), (ii), and (iv).

(b)                           Schedule 3.26(b) sets forth a non-classified schedule generally identifying Dark Contracts that cannot be disclosed based upon the classified nature of such contract and stating the contract period, value, and/or any other information that may be disclosed in accordance with Law.

(c)                            Each Current Government Contract is in full force and effect, and is valid, binding, and enforceable against the applicable Company Entity, and to the Company’s Knowledge, the other parties thereto, in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency, or similar Laws affecting creditors’ rights generally or by court-applied equitable principles.  Except as set forth on Schedule 3.26(c), there exists no material breach, default or violation on the part of any Company Entity.  Since January 1, 2014, neither the Seller nor any Company Entity has received any written notice of the termination of any Government Contract prior to its expected expiration as set forth in its terms and conditions.  To the Company’s Knowledge, each Current Government Contract was awarded in compliance with applicable Law in all material respects.  Except as set forth in Schedule 3.13, none of the Company’s Current Government Contracts is the subject of any bid or award protest proceeding, and the Company has not received written notice that any Current Government Contract is the subject of bid or award protest proceeding.

(d)                           Except as set forth on Schedule 3.26(d), with respect to any Government Contract, there is no pending (i) request by a Governmental Authority for a contract price reduction in excess of $150,000 based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Authority) or claim of defective pricing in excess of $150,000; (ii) to the Company’s Knowledge, dispute between the Company Entities and a

Governmental Authority which, since January 1, 2012, has resulted in a government contracting officer’s final decision where the amount in controversy exceeds or is expected to exceed $150,000; or (iii) to the Company’s Knowledge, certified claim or request for equitable adjustment by a Company Entity against a Governmental Authority in excess of $150,000.  There are no outstanding material disputes between the Company Entities and any (1) Governmental Authority, or (2) prime contractor or higher-tier subcontractor with respect to a Government Contract.

(e)                            Except as set forth on Schedule 3.26(e), since January 1, 2014, (i) the Company Entities have complied with all applicable statutory and regulatory requirements in all material respects, including but not limited to the FAR and agency FAR supplements, the False Claims Act, the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, where and as applicable to each of the Government Contracts and Government Bids and (ii) the representations, certifications, and warranties made by the Company Entities with respect to the Government Contracts or Government Bids were accurate in all material respects as of their effective date, and the Company Entities have complied in all material respects with all such certifications.

(f)                             Except as set forth on Schedule 3.26(f), since January 1, 2014, (i) the Company Entities have not received any written notice of termination for default or convenience, cure notice, or show cause notice from any Governmental Authority or any prime contractor or higher-tier subcontractor with respect to a Government Contract, and (ii) the Company Entities have complied with all material terms and conditions of the Government Contracts.

(g)                            The Company Entities have not, and none of the Principals, as defined in FAR 52.209-5, of the Company Entities have, or within the past three (3) years have been, debarred or suspended from participation in the award or performance of Government Contracts.

(h)                           Except as set forth on Schedule 3.26(h), none of the Company Entities nor any of the Principals of a Company Entity is or has during the past three (3) years been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority or subject to any audit or investigation by any Governmental Authority (with the exception of audits conducted in the Ordinary Course of Business which neither had nor are reasonably expected to have a cost or impact on the Company Entities of more than $10,000) with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid.  Except as set forth on Schedule 3.26(h), during the past three (3) years, the Company Entities have not conducted or initiated any internal investigation or made a voluntary or mandatory disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to a Government Contract or Government Bid.  Except as set forth on Schedule 3.26(h), during the past three (3) years, no negative determination of responsibility has been issued against the Company Entities, and, to the Company’s Knowledge, no event has occurred and no set of facts exists which could reasonably be expected to result in the issuance of a negative determination of responsibility against the Company Entities.

(i)                               Except to the extent disclosure thereof is prohibited by applicable Law, Schedule 3.26(i) sets forth a true and complete list of all facility security clearances held by the Company Entities (“Facility Security Clearances”).  The Company Entities have provided the Purchaser with a list of all United States government security clearances held by the officers, employees, agents, subcontractors, and consultants of the Company as of the end of the calendar month prior to the Execution Date (“Personnel Security Clearances”), including the security classification for all clearances.  All such Personnel Security Clearances are current as of the Execution Date and the Facility Security Clearances are current as of the Closing Date.  The Company Entities and their respective officers, employees, agents and consultants have complied in all respects with the requirements of the National Industrial Security Program Operating Manual.  The Company Entities possess all Facility Security Clearances and the Company Entities’ employees possess all Personnel Security Clearances required to perform the Government Contracts of the Company Entities as being performed as of the Closing Date.

(j)                              The Company Entities have not made any assignment to any Person of Government Contracts or of any interests in the Current Government Contracts.

(k)                           Schedule 3.26(k) contains the most recent quarterly report prepared by the Company of all property, equipment, fixtures and Software that (i) was in the possession of, or directly acquired by, a Governmental Authority and (ii) is currently loaned, bailed or otherwise furnished to or held by the Company Entities or any Subsidiary (or any subcontractors on behalf of the Company or any Subsidiary) in connection with any Government Contract by or on behalf of any Governmental Authority (and such property, equipment, fixtures and Software is herein referred to as “GFE”).  The Company Entities and their Subsidiaries have certified to the applicable Governmental Authority in a timely manner that all GFE is in good working order, reasonable wear and tear excepted, and otherwise meets the requirements of the applicable Government Contract and all applicable Laws. There are no outstanding loss, damage or destruction reports that have been or should have been submitted to any Governmental Authority in respect of any GFE.

(l)                               To the Knowledge of the Company Entities, except as set forth on Schedule 3.26(l), none of the Company Entities or their Subsidiaries performs any activities under Government Contracts, that would reasonably be expected to result in an Organizational Conflict of Interest, as that term is defined in FAR subpart 9.505 and as illustrated by the examples in FAR subpart 9.508.  None of the Company Entities or their Subsidiaries is (i) subject to or bound by any Organizational Conflict of Interest contractual provisions that prevent the Company Entities or their Subsidiaries from bidding on future government contract work or (ii) a party to or bound by any mitigation plan required by one of the Company Entities’ or their Subsidiaries’ Government Contracts.

(m)                       Neither the Company Entities nor any of its Subsidiaries has any outstanding Government Bids that, if accepted or a Contract relating thereto awarded to the applicable Company Entity or Subsidiary, are expected as of the Closing to result in a loss to the applicable Company Entity or Subsidiary at Contract completion.  Except as set forth on Schedule 3.26(m), with respect to each Government Contract, none is expected to result in a loss to the applicable Company Entity or Subsidiary at Contract completion.  The Company Entities and their Subsidiaries have no reason to expect or anticipate that the actual incurred costs in connection with a Government Contract will, at the time that performance of such Government Contract is complete, exceed the price or any funding limitation or authorizations applicable to such Government Contract.

(n)                           Schedule 3.26(n)(i) sets forth a true and complete list of the Government Contracts that were awarded to the Company Entities or their Subsidiaries based on small business status or small disadvantaged business status.  Except as set forth on Schedule 3.26(n)(ii), all representations made by the Company Entities and their Subsidiaries in connection with any Government Contract about status as a small business, a small disadvantaged business, a woman-owned small business, a service disabled veteran owned small business or a Small Business Administration Section 8(a) program participation were accurate, complete and in compliance with all applicable Laws.

(o)                           Schedule 3.26(o) sets forth a true and complete list of (i) each Business System of the Company Entities, the Sellers or their Affiliates utilized by the Company Entities in the conduct of their business, to the extent such business is expected to be continued after Closing, along with each such Business System’s current status (i.e., approved, not approved, not audited), the date of approval or last audit and (ii) for each such Business System, a list of all software, manuals, policies, procedures, instructions, and other documents that are related to or part of such systems, and the entity that has title to (or other enforceable right to use) such software, manuals, policies, procedures, instructions, and other documents after the Closing, disregarding for such purposes the terms of Section 10.5.

(p)                           Except as set forth on Schedule 3.26(p), during the last three (3) years, neither the Company Entities nor any Subsidiaries has made a sale to any basis of award customer identified in a Federal Supply Schedule Contract of the Company Entities at a price that required an adjustment to the contract price pursuant to the Price Reduction Clause under any Federal Supply Schedule Contract, to the extent applicable, which, if the adjustment was not made, resulted in a significant overpayment by Federal Supply Schedule customers.  Except as set forth on Schedule 3.26(p), during the last three (3) years, the Company Entities and their Subsidiaries have accurately reported sales and timely paid all Industrial Funding Fee payments required under any Federal Supply Schedule Contract and has otherwise complied in all material respects with each requirement relating to any Federal Supply Schedule Contract of the Company Entities and their Subsidiaries, including, to the extent applicable, pricing, discounting, price reductions, contractor teaming arrangements, labor categories, Industrial Funding Fee, and current, accurate and complete disclosure of Commercial Sales Practices, in accordance with applicable Laws.

3.27                        Bank Accounts.  Schedule 3.27 sets forth a list of all bank accounts and safe deposit boxes of the Company Entities, including the applicable institution with which such accounts or safe deposit boxes are held and the names of the individuals authorized to sign with respect thereto.

3.28                        Events Subsequent.  Except as set forth on Schedule 3.28 and matters related to the transactions contemplated pursuant to this Agreement, including the Restructuring Transactions, since September 30, 2017: (a) the Company Entities have conducted their business only in the Ordinary Course of Business of the Company Entities, (b) there has not been any change in or development with respect to the business, operations, condition (financial or otherwise), results of operations, assets or liabilities of the Company Entities taken as a whole, except for changes and developments which have not had, and would not reasonably be expected to have, a Material Adverse Effect, (c) the Company Entities have not amended their Governing Documents or (d) there has been no merger or consolidation or any Company Entity with any other Person or any acquisition by any Company Entity of any equity interests or material assets or business of any other Person or any agreement with respect thereto.

3.29                        No Other Representations and Warranties.  Except for the representations and warranties set forth in this Agreement (as qualified by the Disclosure Schedules and any supplemented thereto), none of the Company Entities, the Seller or any other Person: (a) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the Assets, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company Entities or the business of the Company Entities (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company Entities) and the Company and the Seller expressly disclaim any other express or implied representations and warranties.  Any and all statements or information communicated by the Company Entities, the Seller or any other Person outside of this Agreement, including by way of the documents provided in response to the Purchaser’s due diligence requests and any management presentations provided, whether verbally or in writing, are deemed to have been superseded by this Agreement, it being agreed that no such prior or contemporaneous statements or communications outside of this Agreement shall survive the execution and delivery of this Agreement.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and the Seller the following matters, as of the Execution Date and the Closing Date:

4.1                               Organization.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations would require such qualification or registration, except where the failure to be so qualified or registered would not cause a Purchaser Material Adverse Effect.

4.2                               Necessary Authority.  The Purchaser has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and, subject to the Required Statutory Approvals, to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly authorized, executed and delivered by the Purchaser and assuming the due authorization, execution and delivery by each other party hereto, constitutes the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms and conditions, subject only to applicable bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.  Upon execution and delivery at the Closing by the Purchaser, each other Transaction Document to which the Purchaser is, or is specified to be, a party, will be duly and validly executed by the Purchaser, and delivered to the other party(ies) thereto on the Closing Date, and will constitute (assuming, in each case, the due authorization, execution and delivery by each other party thereto) the Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.  The individual(s) executing this Agreement and any Transaction Document to which the Purchaser is a party, has the full right, power and authority to execute and deliver this Agreement and any Transaction Document to which the Purchaser is a party, and upon execution, no further action will be needed to make this Agreement and any Transaction Document to which the Purchaser is a party valid and binding upon, and enforceable against, such Person.

4.3                               No Conflicts.  The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party, and the consummation of the transactions contemplated herein or therein do not and will not, assuming the receipt of the Required Statutory Approvals: (a) violate the Governing Documents of the Purchaser, (b) require the Purchaser to obtain the consent or approvals of, or make any filing with, any person or public authority, except for consents and approval already obtained and notices or filings already made, (c) violate any Law or (d) constitute or result in the breach of any provision of, or constitute a default under, any contract to which the Purchaser is a party or by which its assets are bound that would reasonably be expected to cause a Purchaser Material Adverse Effect.

4.4                               Brokers.  No broker, finder or investment banker or other person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

4.5                               Litigation; Compliance with Law.  There is no Claim or Order of any nature, pending, rendered or, to the Purchaser’s Knowledge, threatened in writing, against the Purchaser that reasonably would, or reasonably would be expected to cause a Purchaser Material Adverse Effect.

4.6                               Solvency; Ability to Perform Agreement.  Subject to the Seller’s and Company Entities’ compliance in all material respects with Section 5.22, the Purchaser will have available funds on the Closing Date necessary to pay the Purchase Price and to pay all related transaction expenses payable by the Purchaser.  The Purchaser will not become insolvent as a result of consummating the transactions contemplated by this Agreement.  Attached hereto as Exhibit A are true and correct copies of commitment letters from the lenders set forth on Schedule 4.6 (the “Debt Commitment Letters” and the financing contemplated thereby, the “Debt Financing”) and commitment letters relating to the funds to be raised through the purchase and sale of equity securities of the Purchaser or its Affiliates (the “Equity Commitment Letters”, and together with the Debt Commitment Letters, the “Commitment Letters” and the financing contemplated by the Equity Commitment Letters, together with the Debt Financing solely to the extent necessary for Purchaser to fund the Purchase Price and to pay all related transaction expenses payable by the Purchaser, the “Purchaser Financing”), each of which Commitment Letter is in full force and effect.  For the avoidance of doubt, the Purchaser shall be under no obligation hereunder to provide Seller or the Company with any fee letters associated with the Debt Financing.

4.7                               No Foreign Ownership.  No foreign government, agency of a foreign government, or representative of a foreign government; no business enterprise or other entity organized, chartered or incorporated under the Laws of any country other than the United States or its territories; nor any person who is not a citizen or national of the United States (each a “Foreign Interest”) (a) individually or in the aggregate with other Foreign Interests, owns or has a beneficial ownership of five percent (5%) or more of the Purchaser or if the Purchaser does not issue stock, indirectly or directly, subscribed for five percent (5%) or more of the Purchaser’s total capital commitment, or (b) has the power, direct or indirect, whether or not exercised, and whether or not exercisable through the ownership of the Purchaser, by contractual arrangements or other means, to direct or decide matters affecting the management or operations of the Purchaser.  Except as set forth on Schedule 4.7, the Purchaser, directly or indirectly through Subsidiaries and/or Affiliates, does not own five percent (5%) or more of any Foreign Interest.  The Purchaser acknowledges the restrictions that affiliation with or significant influence by a Foreign Interest may put on the prospects of the Company Entities, and shall fully comply with the Law with respect to mitigation of any such affiliation or influence of such Foreign Interest.  The Purchaser further acknowledges that the Company Entities shall not have liability for any breach of any representation or warranty to the extent such breach results from the Purchaser or any of its Affiliates having any direct or indirect foreign ownership.

4.8                               Prohibited Parties.  The Purchaser is not a Person that is, or is acting under the direction of, on behalf of or for the benefit of a Person that is, or is owned or controlled by a Person that is: (i) a Prohibited Party, (ii) located, organized or ordinarily resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including the Crimea Region, Cuba, Iran, North Korea, and Syria, or (iii) otherwise a party with which transactions are prohibited under Sanctions Laws such that Seller would be prohibited from transacting with Purchaser under Sanctions Laws.

4.9                               Investment Intent.  The Purchaser is acquiring all of the Shares for its own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

4.10                        No Other Representations and Warranties.  Neither the Purchaser nor any other Person makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchaser, in each case, except as expressly set forth in this Agreement.

4.11                        No Knowledge of Misrepresentations or Omissions.  The Purchaser does not have Actual Knowledge (as defined in the R&W Insurance Policy) of any breach of or inaccuracy in the representations and warranties set forth in Section 2 and Section 3 of this Agreement, as modified by the disclosures set forth in the Disclosure Schedules.

4.12                        Purchaser’s Acknowledgment.  The Purchaser acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company Entities, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Purchaser has relied solely on the results of its own independent investigation and verification and the representations and warranties of the Company Entities expressly and specifically set forth in Section 2 and Section 3 as qualified by the Disclosure Schedules and any supplement thereto.  The Purchaser further acknowledges that it has not relied upon any information furnished by the Seller or the Company Entities or any of their respective present and former Affiliates or Representatives concerning the Seller, the

Company Entities, the business of the Company Entities, the Shares, the Assets or the transactions set forth herein, the information expressly set forth in Section 2 and Section 3 as qualified by the Disclosure Schedules and any supplements thereto.  The Purchaser also acknowledges that, except as expressly set forth in the Agreement and the Disclosure Schedules (as such Disclosure Schedules may be supplemented), none of the Company Entities, the Seller, nor any of their Representatives: (a) makes or will be deemed to have made hereunder any representations or warranties, express or implied, regarding the Seller or the Company Entities, (b) makes or will be deemed to have made any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company Entities, or (c) makes or will be deemed to have made hereunder any representation or warranty concerning any law or regulation affecting the Government Contracts of the Company Entities that may be promulgated or become effective after the Closing, and that Purchaser has not relied upon any of (a), (b) or (c).  The Purchaser acknowledges that there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information and actual results of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information.  The Purchaser acknowledges that the Purchase Price has been negotiated based upon the Purchaser’s express agreement that should the Closing occur, the Purchaser will acquire the Company Entities and their respective businesses, properties, assets and liabilities in an “as is” condition and on a “where is” basis, without any representation or warranty of any kind, express or implied, except such representations and warranties expressly set forth in Section 3 as qualified by the Disclosure Schedules.  Further, without limiting any representation, warranty or covenant of the Seller or the Company Entities expressly set forth in Section 2 or Section 3, as qualified by the Disclosure Schedules (as may be supplemented), the Purchaser acknowledges that it has waived and hereby waives as a condition to Closing any further due diligence reviews, inspections or examinations with respect to the Company Entities and the transactions set forth herein, including with respect to engineering, environmental, title, survey, financial, operational, regulatory and legal compliance matters.

5.                                      COVENANTS OF THE PARTIES

5.1                               Affirmative Covenants of the Company Entities.  The Company hereby covenants and agrees that, from the Execution Date through and including the Closing Date (the “Interim Period”), except as contemplated by this Agreement, the other Transaction Documents or in connection with the Restructuring Transactions, as required to consummate the transactions contemplated hereby or thereby, or as consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed, and will be deemed granted if the Company sends an electronic mail notice to the Purchaser that references this Section 5.1 and the Purchaser does not respond thereto within three (3) Business Days), the Company will, and the Company and the Seller will cause Omega to:

(a)                           operate their business in the Ordinary Course of Business;

(b)                           use their Reasonable Best Efforts to preserve substantially intact their business organization, maintain their rights and ongoing operations, and maintain and preserve their relationship with its material customers and suppliers;

(c)                            use their Reasonable Best Efforts to (i) maintain and keep their Assets in as good repair and condition as at the Execution Date, ordinary wear and tear excepted, and (ii) maintain their existing relationships and goodwill with Governmental Authorities, customers, suppliers, vendors, creditors, employees, business partners, agents, and Teaming Agreement partners;  and

(d)                           subject to Section 5.16, use their Reasonable Best Efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that in effect as of the Execution Date.

5.2                               Negative Covenants of the Company Entities.  During the Interim Period, except as contemplated by this Agreement, the other Transaction Documents, or in connection with the Restructuring Transactions, as required to consummate the transactions contemplated hereby or thereby, or as required by Law, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed, and will be deemed granted if the Company sends an electronic mail notice to the Purchaser that references this Section 5.2 and the Purchaser does not respond thereto within three (3) Business Days), the Company will not, and the Company and the Seller will not permit Omega to, do any of the following:

(a)                           (i) increase the compensation payable to or to become payable to any of its directors, officers (other than pursuant to an existing agreement or arrangement) or to any of its other employees (other than (A) pursuant to an existing agreement or arrangement, (B) as required by Law or Contract, or (C) any increase adopted in the Ordinary Course of Business in respect of any employee whose annual base compensation does not exceed $200,000 after giving effect to such increase); or (ii) grant any severance or termination pay (other than as required by Law or pursuant to existing employment agreements, severance arrangements or policies, any collective bargaining agreement, or any Benefit Plans as in effect on the Execution Date, in each case, so long as such Benefit Plan, agreement or arrangement has been disclosed as of Execution Date to Purchaser on a Schedule to this Agreement) to, or enter into or modify any employment, retention, change-in-control or severance agreement with, any of its directors, officers or employees (except with respect to agreements related to Closing Bonus Payments, or as required by Law or Contract);

(b)                           establish, adopt, enter into, terminate, amend or increase any benefits under any Benefit Plan (other than any increase in benefits required by Law, Collective Bargaining Agreement, or pursuant to the terms of an existing Benefit Plan so long as such Benefit Plan has been disclosed as of Execution Date to Purchaser on a Schedule to this Agreement);

(c)                            hire or terminate the employment of any employees, other than with respect to non-executive employees in the Ordinary Course of Business or as required under any applicable Collective Bargaining Agreement, or promote or change the title or position of any of its officers;

(d)                           (i)  redeem, repurchase or otherwise reacquire any of its equity securities, liquidate, dissolve or effect any reorganization or recapitalization; (ii) split, combine or reclassify any of its equity securities, (iii) issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any equity securities, any Convertible Securities, or any rights, warrants or options to acquire, any equity securities or Convertible Securities;

(e)                            (i) acquire or agree to acquire, or merge or consolidate with, by purchasing an equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person; (ii) enter into any joint venture or partnership; or (iii) make or commit to make any investments in any other Person;

(f)                             propose or adopt any amendments to the Governing Documents of the Company Entities;

(g)                            make any material change in any of its methods or procedures of accounting or in any accounting policy, except as may be required by GAAP;

(h)                           make any capital expenditures, capital additions or capital improvements in excess of Twenty Five Thousand Dollars ($25,000) individually or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate other than expenditures in the Ordinary Course of Business;

(i)                               make any material change in employment terms for any executives of the Company Entities, except as required by Law or Contract;

(j)                              (i) make any Tax election that is inconsistent with past practice or change any Tax election, (ii) change any annual Tax accounting period, (iii) change any method of Tax accounting, (iv) enter into any closing agreement with respect to any Tax, (v) settle any Tax claim or any assessment in excess of Ten Thousand Dollars ($10,000), (vi) surrender or waive any right to claim a Refund, if any of the foregoing actions would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date;

(k)                           pay, discharge or satisfy any material claims, liabilities or obligations except the payment, discharge or satisfaction of liabilities or obligations in the Ordinary Course of Business or in accordance with the terms thereof as in effect on the Execution Date;

(l)                               settle or compromise any Claim, other than Claims in an individual amount to be paid by the Company Entities not in excess of Two Hundred Fifty Thousand Dollars ($250,000); provided, that any settlement documents related to any settlement permitted hereby shall not include an admission of violation of Law or any admission of wrongdoing on the part of any Company Entity or the Purchaser, involve any material non-monetary obligations on the part of the Company Entities or the Purchaser (it being understood and agreed that confidentiality obligations shall not be deemed material non-monetary obligations), or include any injunctive relief against any Company Entity or Purchaser;

(m)                       other than in the Ordinary Course of Business, enter into any contract that would be a Material Contract or Current Government Contract required to be listed on Schedule 3.26(a) (excluding any New Government Contract) or waive, release, grant, assign or transfer any rights of material value or renew, assign, voluntarily terminate, modify or change in any Material Contract or Current Government Contract required to be listed on Schedule 3.26(a).

(n)                           (i) incur, assume, guarantee, prepay, issue, modify, syndicate, refinance or otherwise become liable for or modify the terms of any Indebtedness (directly, contingently or otherwise) in excess of $50,000 or that will not be repaid or extinguished prior to Closing, (ii) purchase (other than purchases where the purchase price is below par value) any debt securities or warrants or other rights to acquire any debt securities of the Company Entities or modify the terms thereof, or (iii)  enter into any “keep well” or other agreements to maintain the financial condition of another Person;

(o)                           make any loans, advances or capital contributions to or investments in any Person (except for customary loans and travel advances made in the Ordinary Course of Business) other than to a Company Entity;

(p)                           except in the Ordinary Course of Business, sell, lease, license, transfer, dispose of or otherwise encumber or subject (or allow to become subject) to any Lien or otherwise dispose of any Assets in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, provided that the Company Entities may distribute excess cash to the Seller prior to the Closing;

(q)                           declare, set aside or pay any dividends or distributions, except that the Company Entities may distribute excess cash to the Seller prior to the Closing;

(r)                              adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization document with respect to any Company Entity;

(s)                             fail to maintain in full force and effect in all material respects, or fail to use Reasonable Best Efforts to replace, extend or renew, material insurance policies existing as of the date hereof; or

(t)                              agree to do, make any commitment to do, enter into any agreement to do, or otherwise become obligated to do, adopt any resolutions of the board of directors (or equivalent body) of any Company Entity in support or take any of the actions described in (a) – (s) above.

Notwithstanding the foregoing or anything herein to the contrary, if during the Interim Period, the Company or the Purchaser have commenced any litigation type action against the other party (including arbitration, a lawsuit, or any administrative type proceeding), then the Company and the Seller shall not be required to comply with its obligations under this Section 5.2.

5.3                               Update to Company Disclosure Schedules.  During the Interim Period, the Company may give written notice to the Purchaser of the occurrence of any event, or the existence of any fact, circumstance or development which to the Company’s Knowledge would reasonably be likely to cause any of the conditions set forth in Section 6.1 not to be satisfied on or before the End Date, and, not less than three (3) Business Days prior to Closing, shall provide the Purchaser with an updated Schedule 3.7(f), an updated Schedule 3.23, and copies of each collective bargaining agreement or other labor union contract entered into by the Company Entities after the Execution Date (each such Notice or updated Schedule, a “Schedule Update”).  No disclosure by the Company pursuant to this Section 5.3, however, shall be deemed to amend or supplement any Disclosure Schedule referred to in Section 2 or Section 3 or otherwise cure any misrepresentations or breach of warranty set forth in Section 2 or Section 3 as of the Execution Date including for purposes of Sections 7, 8 and 9.  Any Schedule Update shall be limited to disclosure of facts, circumstances or developments that first occurred or first existed after the Execution Date and, with respect to any representations qualified by knowledge, facts, circumstances or developments of which Seller first obtained Knowledge following the Execution Date and prior to the Closing.  For purposes of determining (i) whether Seller has any liability under Section 9, and (ii) whether the conditions set forth in Section 6.1 have been satisfied, (i) the Schedule Updates shall be deemed to cure any misrepresentation or breach of warranty reflected in the Schedule Updates unless such newly scheduled item has resulted or would reasonably be expected to result in, a liability that will be retained by the Company Entities after Closing or a reduction in the value of the Assets or the Shares in an amount in excess of $5 million in the aggregate, (y) the Company Entities and the Seller shall have no liability arising out of action taken or requested by or to which Purchaser consented and such matters shall be disregarded for the purposes of satisfaction of the condition in Section 6.1 have been satisfied; provided, however, that if a Schedule Update discloses any item that has resulted or would reasonably be expected to result in a liability that will be retained by the Company Entities after Closing or a reduction in the value of the Assets or the Shares in an amount in excess of $5 million in the aggregate, the Purchaser’s sole rights shall be to (A) terminate this Agreement pursuant to Section 8.1(h) or (B) close the transactions contemplated by this Agreement and waive any rights to indemnification with respect to such matter identified in the Schedule Updates.

5.4                               Access.  Subject to applicable Law and Contract (including anti-trust gun-jumping considerations), during the Interim Period, the Company and the Seller will provide the Purchaser and its Representatives with reasonable access during normal business hours to the books and records of the Company Entities, and, subject to the receipt of reasonable prior written notice from the Purchaser, and with the prior express consent (which may be via email) of the Company’s Chief Executive Officer or Chief Financial Officer or his/her authorized designee(s) (which consent will not be unreasonably withheld or delayed), to the properties, to the Assets, and to the officers, employees, agents and accountants of the Company with respect to matters relating to the business of the Company Entities, and will provide the Purchaser and the Purchaser’s Representatives with such information concerning the Company Entities, the Shares, the Assets, personnel and business of the Company Entities as the Purchaser and/or the Purchaser’s Representatives reasonably may request.  Any information or knowledge obtained in any investigation pursuant to this Section 5.4 that is Confidential Information is subject to Section 5.6.  Notwithstanding anything herein to the contrary, the Purchaser is not authorized to and shall not (and shall not permit any of its employees, agents, Representatives or Affiliates to) contact any officer, director, employee, customer, supplier, distributor, vendor or other business relation of the Company Entities prior to the Closing without the prior written consent of (which consent will not be unreasonably withheld or delayed) the Seller.  Any access to the books and records, assets, personnel, or any other aspect of the business of the Company Entities granted to the Purchaser pursuant to this Section 5.4 shall be conducted at the Purchaser’s sole expense, at reasonable times, under the supervision of appropriate personnel of the Company and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not to interfere with the normal operation of the business of the Company Entities.  Notwithstanding the foregoing provisions of this Section 5.4 or any other provision of this

Agreement, the Company Entities and the Seller shall not be required to provide to the Purchaser any documents that are subject to a confidentiality obligation entered into prior to the date of this Agreement that has not been duly waived or which is subject to the attorney-client privilege and/or work-product doctrine.

5.5                               No Negotiations.

(a)                           The Company Entities and the Seller acknowledge and agree that the Purchaser has made and shall continue to make substantial expenditures of time, effort and expense in connection with its due diligence efforts and the consideration and negotiation of the transactions contemplated by this Agreement.  During the Interim Period, the Company Entities and the Seller will refrain, and will cause their respective Representatives to refrain from taking, directly or indirectly, any action (i) to solicit, initiate or knowingly facilitate or encourage any inquiries or the submission of any proposal or indication of interest from any Person (other than the Purchaser) unrelated to the Company or its Affiliates with respect to an acquisition of a significant portion of the outstanding equity or material Assets, or any merger, consolidation, combination, share exchange, recapitalization, liquidation or dissolution involving any Company Entity (an “Alternative Proposal”, provided that “Alternative Proposal” specifically excludes the sale, lease, license, transfer or disposition of the Seller and its Affiliates (other than the Company Entities) taken as a whole), (ii) to enter into, continue, knowingly encourage or facilitate or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or that may reasonably be expected to lead to, an Alternative Proposal (or any proposal or indication of interest relating thereto) with any Person (other than the Purchaser), (iii) to authorize, engage in, execute or enter into any agreement, letter of intent, Contract or understanding with any Person (other than with the Purchaser) with respect to an Alternative Proposal or (iv) waive, terminate, or modify or fail to enforce any provision of any “standstill” or similar obligation of any Person (other than Purchaser or its Affiliates) with respect to any Company Entity;

(b)                           The Seller and the Company Entities shall, and each of them shall cause their and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations (including electronic data room access) with any Person (other than Purchaser, its Affiliates and their respective Representatives) conducted prior to the date of this Agreement with respect to any Alternative Proposal.  The Company Entities shall promptly (and in any event within two (2) Business Days hereof) deliver a written notice to each such Person to the effect that the Company Entity is ending all such solicitations, communications, activities, discussions or negotiations with such Person, effective on the date hereof, which written notice shall also request that each Person promptly return or destroy all non-public information previously furnished to such Person or any of its Representatives by or on behalf of the Company Entities.

5.6                               Mutual Covenants Regarding Confidentiality.  Prior to the Closing, each of the Purchaser, the Seller and the Company Entities, and following the Closing, the Seller, will each, and will cause their respective Affiliates and their respective Representatives, to keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any information, other than to its Representatives who have a need to know such information in connection with the transactions contemplated hereby, obtained by each with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, including the amount of the Purchase Price (the “Confidential Information”) and each will use such Confidential Information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated by this Agreement are not consummated for any reason, each will destroy or return to the other, without retaining any copies thereof (except for information maintained in electronic back-up systems or as otherwise required by Law), any schedules, documents or other written information obtained from the other in connection with this Agreement, the negotiations preceding this Agreement, and the transactions contemplated hereby and will cause all of its Representatives to whom it may have disclosed such Confidential Information to do the same.  Notwithstanding the foregoing limitations, no party to this Agreement will be required to keep confidential or return any Confidential Information that (a) is known or available through other lawful sources not bound by a confidentiality obligation, directly or indirectly, with the disclosing party or otherwise prohibited from disclosing such information, (b) is or becomes publicly known or generally known in the industry through no fault of the receiving party or its Representatives, (c) is developed by the receiving party independently of the disclosure by the disclosing party without reliance on the Confidential Information, (d) is required to be disclosed pursuant to Law (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange), provided the other parties are given reasonable prior notice or consent thereto if permitted by Law, (e) relates solely to the income Tax aspects and consequences of the transactions contemplated by this Agreement, (f) is disclosed in connection with such Person’s performance, enforcement and/or defense of any rights or obligations hereunder, or (g) is required to be disclosed in connection with the Transition Services Agreement, which such information will be disclosed subject to the confidentiality provisions therein.

5.7                               Mutual Covenants Regarding No Inconsistent Action.  During the Interim Period, none of the parties hereto will take any intentional action or make any intentional omission (i) which is materially inconsistent with its obligations under this Agreement, (ii) that would make it impossible or impracticable for a condition herein to be satisfied, or (iii) that would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

5.8                               Post-Closing Employee Benefits and Business.  The Purchaser will make its or its Affiliates (including the Company Entities) employee benefit plans and arrangements available to the Company Employees as follows:

(a)                           Effective as of the Closing Date, the Purchaser shall credit Company Employees with their period of employment with the Company Entities for eligibility and participation purposes in any “employee welfare plan” (as such term is defined by Section 3(3) of ERISA), maintained by the Purchaser or one of its Affiliates for which such employees are eligible; provided, that the foregoing shall not operate to result in a duplication of benefits;

(b)                           In addition to recognizing prior service for purposes of eligibility and participation purposes, effective as of the Closing Date to the extent permitted by Law, the Purchaser shall take commercially reasonably efforts to cause Purchaser’s short-term disability and long-term disability plans, severance pay plan, program, or arrangement offered by the Purchaser, and any vacation or paid time off to recognize Company Employees’ prior service with the Company Entities as service with the Purchaser for purposes of satisfying the applicable waiting period for benefits and benefit computation; provided, that the foregoing shall not operate to result in a duplication of benefits;

(c)                            Effective as of the January 1, 2019, the Purchaser shall or shall cause an Affiliate of the Purchaser to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan that provides health benefits in which Company Employees may be eligible to participate following the Closing to the extent such conditions are covered under the analogous Benefit Plan in which such Company Employees participated immediately prior to the Closing, and (ii) waive any waiting period limitation that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing, in each case, to the extent permitted under the applicable plan; and provided, that the foregoing shall not operate to result in a duplication of benefits;

(d)                           Effective as of the Closing Date, without the necessity of further action by Seller or any Company Entity, the Purchaser shall be solely responsible for any obligations (including the obligation to make contributions to any Multiemployer Plan in such amounts as required) under each applicable collective bargaining agreement or other labor union contract identified in Schedule 3.23 (the “Collective Bargaining Agreements”)  The Purchaser shall take all necessary action required by each of the Collective Bargaining Agreements, or as otherwise required by governing law (e.g., the National Labor Relations Act and ERISA) in order to perfect its assumption of each of the Collective Bargaining Agreements and to conform to the requirements of the Collective Bargaining Agreements.  Each of the assumption agreements shall include a waiver and release of Seller or any Company Entity of its or their obligations under the respective Collective Bargaining Agreements and trust agreements, and the waivers and releases shall be effective retroactive to the Closing Date.  Except as expressly provided herein, the Purchaser also shall assume all grievances, arbitrations, unfair labor practice charges and other disputes relating to the Collective Bargaining Agreements or the relationship between any union party to a Collective Bargaining Agreement and the Seller, or any of the Company Entities;

(e)                            Notwithstanding anything in this Section 5.8 to the contrary, the parties agree and understand that all service with the Company Entities prior to the Closing Date shall be credited for purposes of satisfying the eligibility, participation and benefit computation requirements of any severance pay plan, program, or arrangement offered by the Purchaser, except where it would result in a duplication of benefits; and

(f)                             During the Interim Period, the Purchaser and the Company shall complete and furnish to each other such other employee data as shall be reasonably required from time to time for each party to perform and fulfill its obligations under this Section 5.8.

(g)                            This Section 5.8 shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Section 5.8, express or implied, (i) shall be construed to limit the right of the Purchaser, the Company Entities, the Seller or any of their respective Affiliates to amend, modified or terminate any Benefit Plan or other employee benefit plan, program, policy, practice, agreement or arrangement at any time assumed, established, sponsored, or maintained by any of them, (ii) shall be construed to require the Purchaser, the Company Entities, the Seller, or any of their respective Affiliates to retain the employment or services of any particular Person for any fixed period of time following the Closing, (iii) shall be construed to establish, amend, or modify any benefit plan, program, policy, practice, agreement or arrangement, or (iv) is intended to confer upon any person (including employees, individual service providers, retirees, or dependents or beneficiaries of employees, individual service providers, or retirees) any right as a third-party beneficiary of this Agreement or any remedy of any nature whatsoever hereunder.

5.9                               Mutual Covenants Regarding Further Action; Efforts.

(a)                           During the Interim Period, each of the parties will use Reasonable Best Efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable in accordance with the terms of this Agreement, including, using Reasonable Best Efforts to obtain all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company Entities and the Purchaser as are necessary for the consummation of the transactions contemplated herein, and (ii) obtain the consents of the counterparties to Contracts with the Company Entities set forth on Schedule 5.9(a)(ii).  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party and the proper officers and directors of each party to this Agreement will use Reasonable Best Efforts to take all such action.

(b)                           During the Interim Period, each of the parties will promptly notify the others in writing of any pending or, to the Knowledge of such party, threatened in writing action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

(c)                            During the Interim Period, the Purchaser shall use its Reasonable Best Efforts to promptly review and provide comments to drafts of closing deliverables required to be delivered by the Company Entities or the Seller pursuant to Section 7.1 and otherwise ensure that Closing is not unreasonably delayed.

(d)                           During the Interim Period, the Seller and the Company Entities shall use their respective Reasonable Best Efforts to promptly review and provide comments to drafts of closing deliverables required to be delivered by the Purchaser pursuant to Section 7.2 and otherwise ensure that Closing is not unreasonably delayed.

(e)                            During the Interim Period, the Company Entities shall (i) submit application(s) for all special occupational tax stamps, licenses, and permits required under ATF Laws, regulations promulgated thereunder or any analogous or similar state or local Law, to the extent not already obtained, and(ii) use Reasonable Best Efforts to obtain such tax stamps, licenses, and permits prior to the Closing Date.

5.10                        HSR.

(a)                           The Purchaser and the Seller undertake and agree to file as soon as practicable (and in any event not later than ten (10) days after the Execution Date) during the Interim Period, a Notification and Report Form under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”).  The Purchaser shall pay all filing fees related to compliance with the HSR Act in connection with transactions contemplated hereby.  Each party will be responsible for its respective preparation costs and other expenses (including attorneys’ fees) in connection therewith.

(b)                           During the Interim Period, each of the Purchaser and the Company Entities shall use their respective Reasonable Best Efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any request by the FTC or DOJ for additional information and documents or any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) use Reasonable Best Efforts to obtain a waiver of the applicable waiting period, (iv) to the extent reasonably practicable, permit the other party to review any communication given by it to, or received from, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences; provided however, that the parties may comply with this Section 5.10(b) by designating that certain sensitive information shall only be shared with the respective parties outside legal counsel, and (v) promptly take reasonable actions to respond to inquiries from the FTC, the DOJ or any other Governmental Authority regarding the legality under any antitrust Law of the transactions contemplated by this Agreement; provided, however, that all obligations in this Section 5.10(b) shall be subject to applicable Laws relating to exchange of information and attorney-client communication and privileges.  Notwithstanding the foregoing, no party shall be required to consent to any divestiture or other structural or conduct relief in order to obtain clearance from any Governmental Authority.

5.11                        DSS.

(a)                           As soon as practicable after the Execution Date, and as required under applicable Law, during the Interim Period, the Company will prepare and submit to the Defense Security Service (“DSS”) of the United States Department of Defense and, to the extent applicable, any other cognizant security agency (“CSA”), a notification of changed conditions, including change of ownership, under the National Industrial Security Program Operating Manual, DoD 5220.22-M (NISPOM) and any applicable CSA security regulations.

(b)                           The Purchaser and the Company shall use their respective Reasonable Best Efforts to obtain, during the Interim Period and as soon as possible following the Execution Date, confirmation from the applicable Governmental Authorities that they will not recommend that any Company Entities’ security clearances (as applicable) be revoked, suspended or downgraded as a result of the consummation of the transactions contemplated by this Agreement.  The Company shall and shall cause its employees to make all filings or notifications or such other actions as are necessary or appropriate in order to prevent the security clearances of the Company Entities and their employees from being revoked, suspended or downgraded.

5.12                        ITAR.  If required by Law, the Company Entities and the Purchaser will (i) within five (5) calendar days from the date of Closing, prepare and file with the United States

Department of State Directorate of Defense Trade Controls (“DDTC”) any notifications pursuant to 22 C.F.R. § 122.4(a); and (ii) promptly prepare and file with DDTC any notifications pursuant to § 122.4(c).

5.13                        Director & Officer Insurance.

(a)                           For a period of six (6) years from the Effective Time, each of the Purchaser, and after the Closing, the Company Entities, agrees that any amendment, repeal or modification to the Governing Documents of the Company Entities that adversely affects the rights thereunder of individuals who, at or prior to the Closing, were directors, managers, officers, employees or fiduciaries of any of the Company Entities (the “Protected Person”) shall not be enforceable against such Protected Person, unless such amendment or modification is required by Law.

(b)                           This Section 5.13 shall be binding on all successors and assigns of the Company Entities and the Purchaser for a period of six (6) years from the Effective Time.  In the event that the Purchaser or any of the Company Entities or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such successors and assigns shall assume all obligations set forth in this Section 5.13.  The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Protected Person, his or her heirs, and his or her representatives or assigns.

5.14                        R&W Insurance.  The parties acknowledge that, as of the Execution Date, the Purchaser has bound the R&W Insurance Policy, attached hereto as Exhibit B, and that a true and correct copy of such R&W Insurance Policy has been provided to the Company and the Seller.  Prior to the Closing, the Purchaser shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and other fees and expenses of such policy.  The Purchaser covenants and agrees to not cancel, redeem or take any action that would adversely affect the terms and conditions of the R&W Insurance Policy.  The Purchaser and its Affiliates will not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would adversely affect the Seller without the Seller’s prior written consent.

5.15                        Name Change.

(a)                           The Purchaser shall cause the Company Entities to (i) within ten (10) Business Days following the Closing Date, amend their respective Governing Documents and make all filings necessary to change their respective legal names to a name that does not contain and is not confusingly similar to, and is not a variation, derivation, modification or acronym of, (w) the name “Cubic,” (x) any trade name used by the Company Entities as of the date hereof, (y) the brand name of each service of the Company Entities, and (z) any derivations of any of the foregoing, including, any Domain Name or social media account using the foregoing or any derivation thereof (collectively, the “Excluded Names”) and (ii) as promptly as practicable after the Closing Date, but no later than thirty (30) calendar days after the Closing Date (A) submit all required Change-of-Name Agreements (as defined in FAR 2.101) to the appropriate contracting officer(s) in accordance with FAR 42.1205, (B) withdraw all its fictitious name filings and “doing business as” filings for any name that contains any Excluded Names and (C) provide the Seller with any additional information, documents and materials that the Seller may reasonably request to evidence the filings described in clauses (i) and (ii)(A) and (B).

(b)                           For the period following the Closing Date through the date that the United States government approves the Change-of-Name Agreements (the “Transition Period”), the Seller hereby grants to the Purchaser a non-exclusive right to permit the Company Entities to distribute invoice forms containing or bearing the Excluded Names and to take any actions necessary to permit the Company Entities to operate and correspond with the United States government under their new names.

(c)                            In exchange for the Seller’s grant to the Purchaser of the non-exclusive rights listed in Section 5.15(b), the Purchaser shall ensure that during the Transition Period:

(i)                                     the Company Entities inform all other parties to whom the Company Entities present any materials bearing the Excluded Names that in the context of entering into or conducting any contractual relationship, the Company Entities, rather than the Seller, are entering into or conducting the contractual relationship;

(ii)                                  the Company Entities (A) use the Excluded Names only in the form and manner consistent with which, and in connection with goods and services of a level of quality equal to or greater than the quality of goods and services in connection with which, the Seller and the Company Entities used the Excluded Names immediately prior to the Closing Date and (B) comply with any branding guidelines provided by Seller to Purchaser and all applicable Laws and industry practices in connection with the Company’s use and distribution of the Excluded Names; and

(iii)                               as promptly as practicable, but in no event later than the end of the Transition Period, the Purchaser shall ensure that the Company Entities cease use of the Excluded Names.

(d)                           Without the written consent of the Seller, neither the Purchaser nor any of its Affiliates shall use any of the Excluded Names in connection with any promotions after the Closing and neither the Purchaser nor any of its Affiliates shall affix any of the Excluded Names or any colorable imitations thereof on any publications, signage, corporate letterhead, invoices, stationery, business cards, marketing materials, website content or other materials that are created or produced after the Closing.

(e)                            At all times the Purchaser shall not, and shall cause its Affiliates not to, and Purchaser and its Affiliates shall not attempt to or request any other Person to, (i) use the Excluded Names in any manner, or engage in any other act or omission, that is intended to or would reasonably be expected to tarnish, degrade or disparage the Excluded Names or the Seller’s business or reputation, or that is intended to harm the value, reputation or distinctiveness of or the Seller’s goodwill in the Excluded Names; (ii) register or file applications to register in any jurisdiction any trademark, service mark, trade dress, trade name, Domain Name, social media user name or other identifier of source or origin that consists of, incorporates or is a similar variation, derivation, modification or acronym of, the Excluded Names; or (iii) contest the ownership or validity of any of the Excluded Names.

(f)                             The Purchaser expressly acknowledges and confirms that (i) as between the Seller and the Purchaser, the Seller shall exclusively own all right, title and interest in and to all Excluded Names and Seller retains the right to use all Excluded Names without restriction and (ii) the Purchaser and its Affiliates (including the Company Entities) shall not receive, any right, title or interest in or to the Excluded Names, except the limited right to use Excluded Names as contemplated by this Section 5.15.

5.16                        Insurance.

(a)                           The Purchaser acknowledges that the Company Entities shall not be entitled to coverage under any insurance policies or programs maintained by the Seller or its Affiliates from and after the Closing, except for: (i) any claim relating to the Company Entities under any such policy or program prior to the Closing which claim remains open or outstanding as of the Closing, or (ii) to the extent such claim arises out of or relates to an occurrence prior to the Closing and is covered by an Existing Insurance Policy set forth on Schedule 5.16(a) for so long as such policy remains in effect; provided that in each case (x) Seller shall have no affirmative obligation to keep any such policies in effect, but Seller shall not take any action to cause such policies to terminate, (y) the Purchaser shall be responsible for any deductibles under such policies, and (z) that such Company Entity that is so covered by such policy or program may make claims under such policies or programs.  The Seller will act in good faith to provide required information and cooperation with respect to information that may be reasonably required by the Purchaser in order to facilitate each party’s obligation under this Section 5.16.

(b)                           Subject to the receipt of timely Notice from the Purchaser in accordance with clause (d) below (if applicable) and the conditions set forth in Section 5.16(a)(ii) and Section 5.16(e), the Seller agrees that it will:

(i)                                     with respect to a Pre-Closing Insurance Claim (as defined below) or a Pre-Closing Insurable Loss, instruct that any insurance proceeds related to such Pre- Closing Insurance Claim or Pre-Closing Insurable Loss and recovered under an Existing Insurance Policy be paid as directed by Purchaser in settlement of any claims relating to such incident or in satisfaction of any judgment relating to such incident, or, if such insurance proceeds are received by the Seller or its Affiliates, pay such proceeds over as directed by Purchaser, consistent with the terms of settlement or judgment; and

(ii)                                  with respect to a Pre-Closing Insurable Loss (as defined below), report such incident to the appropriate insurer as promptly as practicable after such incident is reported to the Seller, if required by, and in accordance with, the terms and conditions of the Existing Insurance Policies.

(c)                            A “Pre-Closing Insurable Loss” shall mean with respect to an Existing Insurance Policy set forth on Schedule 5.16(a), an actual or potential claim under the terms of such policy, which (i) results from an act, incident or occurrence that occurred prior to the Closing Date, and (ii) relates to the Company Entities, their business or the Assets.  A “Pre-Closing Insurance Claim” shall mean a pending or open Claim (as such term is defined in the applicable Existing Insurance Policy), which relates to the Company Entities, their business or the Assets and, with respect to Claims under an Existing Insurance Policy, has been filed with the applicable insurer prior to the Closing.

(d)                           The Purchaser agrees that it will (i) notify the Seller promptly of any Pre-Closing Insurable Loss, and in any event within ten (10) Business Days of first becoming aware of facts giving rise to such Pre-Closing Insurable Loss, (ii) cooperate with the Seller in the investigation and defense of such claim, and (iii) solely with respect to Pre-Closing Insurable Losses, bear all reasonable costs and out-of-pocket expense, including reasonable attorneys’ fees, incurred by the Seller in connection with the foregoing.

(e)                            The Seller shall control the defense of Pre-Closing Insurance Claims and Pre-Closing Insurable Losses (including being entitled to settle, and Seller shall cooperate therewith).

(f)                                   Notwithstanding the above, with respect to worker’s compensation Claims for employees of the Company Entities that either remains open or outstanding as of the Closing Date, or solely arises out of or relates to an occurrence prior to or on the Closing Date (“Worker’s Comp Claims”) the following provisions shall apply:

(i)                                     Purchaser and the Company Entities shall be, jointly and severally, responsible for all Losses with respect to Worker’s Comp Claims to the extent of the reserve therefor on the Closing Date Balance Sheet as finally determined pursuant to Section 1.4(b) (the “WC Reserve”) and Seller shall be responsible for all Losses with respect to Worker’s Comp Claims to the extent such Losses exceed the WC Reserve.

(ii)                                  Seller shall advance the Losses payable with respect to Worker’s Comp Claims (up to the amount of the applicable deductible) when due and owing to the applicable claimant, in the amounts as determined payable by Seller’s applicable insurance carrier and Purchaser and the Company Entities, jointly and severally, shall reimburse Seller on a monthly basis the amounts paid by Seller in accordance with Sections 3, 4 and 5 of the Transition Services Agreement, and such payments shall be subject to annual reconciliation as set forth below.  So long as such reimbursement to Seller is actually paid by Purchaser or the Company Entities, such amounts shall adjust (i.e., reduce amounts otherwise payable to Seller, or increase the amount otherwise payable to Purchaser, as applicable based on the net payment due on account of all other factors) the amounts otherwise due under the Annual Liability Assessment as contemplated by Section 5.16(f)(iv).

(iii)                               The parties payments obligations under Section 5.16(f)(i) and Section 5.16(f)(ii) shall be reconciled on an annual basis as follows:  (A) Purchaser and the Company Entities, jointly and severally, shall reimburse Seller to the extent the extent the Annual Liability Assessment for the applicable Measurement Period (which for the first Measurement Period shall equal the WC Reserve) exceeds the Annual Liability Assessment for the immediately following Measurement Period, as set forth in the applicable Final WC Statement and (B) Seller shall promptly reimburse Purchaser to the extent the Annual Liability Assessment for the applicable Measurement Period (which for the first Measurement Period shall equal the WC Reserve) is less than the Annual

Liability Assessment for the immediately following Measurement Period, as set forth in the applicable Final WC Statement, in each case taking into consideration the payments pursuant to Section 5.16(f)(ii) and Section 5.16(f)(v), and subject in all cases to the payment obligations limitations set forth in Section 5.16(f)(i).  For purposes hereof, “Measurement Period” means the period from the Closing Date through September 30 2018 and then each 12 month period thereafter.  Any amounts owed under this Section 5.16(f)(iii) will be paid by the applicable party within five (5) Business Days after final determination of the applicable Final WC Statement.

(iv)                              For each Measurement Period, Seller shall deliver to Purchaser a reconciliation of the Worker’s Comp Claims payment obligations, as prepared by Seller in consultation with its insurance carrier consistent with past practice for the preparation of such report, within twenty (20) Business Days following each September 30, accompanied by an annual liability assessment of Worker’s Comp Claims computed as of September 30 on a basis consistent with past practice (the “Annual Liability Assessment”) and a calculation of each party’s payment obligations pursuant to Section 5.16(f)(iii) (collectively, the “WC Statement”).  Purchaser shall have thirty (30) days to review the WC Statement and, may dispute a WC Statement using the dispute procedures set forth in Section 5 of the Transition Services Agreement by providing Seller written notice of such dispute prior to the end of the 30-day review period.  To the extent reasonably required to complete review of any WC Statement, during the applicable review period, Seller shall provide Purchaser with reasonable access during normal business hours to all working papers related to the preparation of the reconciliation.  If the Purchaser does not provide written notice to Seller of a dispute by the end of the applicable review period, the WC Statement as delivered by Seller shall be considered final and binding upon the parties.  For purposes hereof, the “Final WC Statement” shall be the statement as mutually agreed to in writing by Purchaser and Seller, as determined by the dispute procedures set forth in Section 5 of the Transition Services Agreement or as deemed final by the preceding sentence.

(v)                                 With respect to Worker’s Comp Claims that arise out of work performed pursuant to Government Contracts that provide the applicable Company Entity with the right to seek reimbursement of Losses resulting from Worker’s Comp Claims (cost reimbursable contracts), Purchaser or the applicable Company Entity shall use commercially reasonable efforts to recover such Losses under the applicable Government Contracts; and to the extent the applicable Governmental Authority reimburses the applicable Company Entity (through its normal overhead rate claims under cost reimbursable contracts, by direct payment, credit or otherwise), such amounts shall adjust (i.e., reduce amounts otherwise payable to Purchaser, or increase the amount otherwise payable to Seller, as applicable based on the net payment due on account of all other factors) the amounts otherwise due under the Annual Liability Assessment as contemplated by Section 5.16(f)(iv).  In the event a Worker’s Comp Claims arising out of work performed pursuant to Government Contracts that provide the applicable Company Entity with the right to seek reimbursement of Losses resulting from Worker’s Comp Claims (cost reimbursable contracts), and the events occurring after a Governmental Authority has made such a reimbursement result in a Governmental Authority being entitled to and actually receiving a cash reimbursement or bill credit from a Company

Entity, such amounts shall adjust (i.e., reduce amounts otherwise payable to Seller, or increase the amount otherwise payable to Purchaser, as applicable based on the net payment due on account of all other factors) the amounts otherwise due under the Annual Liability Assessment as contemplated by Section 5.16(f)(iv).

(vi)                              The obligations under this Section 5.16(f) shall terminate upon the earlier of (A) final resolution and satisfaction of all Worker’s Comp Claims and (B)  written termination agreement of Seller and Purchaser.

5.17                        Seller Covenant Not to Compete.

(a)                           For the period commencing with Closing and ending on the date that is five (5) years following the Closing, except for the activities contemplated pursuant to the Transition Services Agreement, neither the Seller nor any of its Affiliates shall, directly or indirectly:

(i)                                     cause, induce or attempt to cause or induce any customer under (A) any Current Government Contracts of the Company Entities as of the Closing Date, or (B) any contract resulting from any Government Bids of the Company Entities as of the Closing Date or any Pipeline Opportunities (a “New Government Contract”) to terminate, in whole or in part, any Current Government Contract or New Government Contract, reduce the scope of work on any Current Government Contract or New Government Contract, move requirements from any Current Government Contract or New Government Contract to another contractual vehicle, or to not exercise any options or otherwise not extend the term of any Current Government Contract or New Government Contract;

(ii)                                  compete for (A) work performed under any of the Current Government Contracts, (B) work contemplated to be performed under any Government Contract Bid or Pipeline Opportunity, (C) the recompete work or any other form of successor work to that performed or contemplated to be performed under any of the Current Government Contracts, Government Contract Bids or Pipeline Opportunities or (D) any other government-related services work to be performed for any U.S. Governmental Authority, including, (I) live and individual training support, (II) simulations support, (III) exercise support, (IV) mission readiness support, (V) finance, accounting, contracts, human resources or security (excluding cyber security), and (VI) operation, maintenance, end-user instruction, or other similar support services with respect to any product, system, software, or firmware not manufactured, licensed, or sold by the Seller or its Affiliates unless specifically listed in Schedule 5.17(a)(ii) (collectively, “Other Restricted Opportunities”);

(iii)                               (A) call upon any Covered Personnel for the purpose or with the intent of recruiting, or enticing or soliciting any Covered Personnel away from or out of the employ of any Company Entity, the Purchaser or any of their Affiliates or (B) employ or hire any Covered Personnel; provided that the foregoing prohibition shall not apply to any such Covered Personnel who responds to a general advertisement or solicitation program conducted by or on behalf of such employer.

(b)                           For purposes of clarity, to the extent a Teaming Agreement, or a purchase or delivery order, is included as a Current Government Contract but the prime contract related thereto is not included as a Current Government Contract, the parties acknowledge that the limitations in Section 5.17(a)(i) and (a)(ii), do not relate to the applicable prime Contract but only to the applicable subcontract, Teaming Agreement, purchase order, etc. included as a Current Government Contracts and any work performed thereunder;

(c)                            For purposes of clarity, the parties hereto agree that “support”, as used above in Section 5.17(a)(ii)(D), shall mean the provision of HUMINT specialists; operations and maintenance (preventative and corrective) of training systems and hardware manufactured, licensed, or sold by anyone other than the Seller or its Affiliates; development and provision of training curriculum; and/or assistance in the design and planning of training exercises for individual, group, or collective engagements, to include the hiring of subject matter experts, technicians, role players, and trainers.

(d)                           For purposes of clarity, the parties hereto agree that “Other Restricted Opportunities”, as used above in Section 5.17(a)(ii), shall not include opportunities involving the following by Seller or its Affiliates:  (i)  training or other contractor support services resulting from or related to game-based learning software, firmware, or other such solutions provided by Seller or its Affiliates; (ii) Unmanned Aircraft Systems (UAS) Intelligence, Surveillance, and Reconnaissance (ISR) fee-for-service opportunities; or (iii) the offer, licensing, or sale of any live, virtual, constructive, or other training products, systems, software, or firmware that relate to or result in a Governmental Authority’s need for the services listed above in Section 5.17(a)(ii)(D)(I)-(VI).

(e)                            Notwithstanding any other provision of this Agreement, including, without limitation, Sections 21 and 22, in the event any party believes that any other party has or may have breached this Section 5.17, it shall promptly, and in any event, within 60 days of becoming aware of such alleged breach, provide the other party with written notice of such alleged breach, describing in reasonable detail the facts and circumstances on which it is based, and the parties shall cooperate in good faith to attempt to resolve the dispute (“Non-Compete Dispute”) in accordance with the following informal procedure before resorting to mediation contemplated by Sections 21:

(i)                                     within three (3) days of receipt of the written notice contemplated by Section 5.17(e), each party shall propose a team (each a “Project Team”) of no more than three (3) internal representatives to attempt to resolve the Non-Compete Dispute;

(ii)                                  the Project Teams shall engage in a collaborative and transparent manner sharing any information reasonably requested in direct connection with the issues in the Non-Compete Dispute; provided that no party shall be required to provide any documents or information that cannot be shared pursuant to applicable Law, or on account of any confidentiality obligation entered into prior to the date of this Agreement that has not been duly waived or any information protected by the attorney-client privilege and/or work-product doctrine;

(iii)                               if, following thirty (30) consecutive days of good faith discussions, the Project Teams are unable to resolve the issues in full, the Chief Executive Officers,

Presidents or other highest ranking executives of the parties will engage directly to resolve the Non-Compete Dispute;

(iv)                              only in the event that the parties have been unable to resolve the Non-Compete Dispute in accordance with the procedures set forth in Section 5.17(e)(i) — (iii), including, without limitation, exploring entering into a lawful teaming arrangement, and not less than seven (7) Business Days after the dispute is referred by the Project Teams to executives as contemplated by Section 5.17(e)(iii), may a Non-Compete Dispute be referred by any party to non-binding mediation and then binding arbitration in accordance with Section 21 and Section 22; provided, that nothing in this Section 5.17 shall preclude a party from seeking remedies available pursuant to Section 11.

(f)                             The parties hereto agree that Section 5.17(a) will not be breached in any respect by reason of any of the following occurring:

(i)                                     a Person acquires the Seller or any of its Subsidiaries and such Person or any Subsidiary, division, affiliated entity or line of business (an “Operating Line”) of such Person engages in any activities covered by Section 5.17(a), so long as the Seller or any of its Subsidiaries (as of the date of such acquisition) does not provide assistance to such Operating Line in respect of such Operating Line’s activities that would otherwise be covered by Section 5.17(a) if performed by the Seller or any of its Subsidiaries (as of the date of such acquisition);

(ii)                                  The Seller or its Affiliates acquire another Person and a non-substantial portion of the revenue derived from such Person’s business is from activities covered by Section 5.17(a) (collectively, “Restricted Work”), so long as none of the Seller or any of its Subsidiaries (other than such Person) (as of the date of such acquisition of such Person) provides assistance to such Person that would otherwise be covered by Section 5.17(a) if performed by the Seller or any of its Subsidiaries (as of the date of such acquisition of such Person); provided that if (x) Restricted Work of such acquired business generates 5% or more of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (y) such Person or business is acquired within 36 months of the Closing Date, then the Seller or such Affiliate shall be required to divest such Person, business or portion thereof within twelve (12) months after the consummation of such acquisition so as to be in compliance with the requirements set forth in Section 5.17(a);

(iii)                               The Seller or any of its Affiliates are both subcontractors or awardees at any tier with the Purchaser and any of its Affiliates under the same prime Government Contract, and the Purchaser or its Affiliates fail to meet a contract requirement within the given preference time period offered by the customer, prime contractor or higher-tier subcontractor with respect to work that would otherwise qualify as a Current Government Contract or New Government Contract, the Seller or its Affiliates may fulfill such requirement if opened up by the customer, prime contractor or higher-tier subcontractor to the other subcontractors or awardees under the applicable prime Government Contract; provided that the Seller and any of Affiliates have not encouraged such customer, prime contractor or higher-tier subcontractor to take the adverse action against the Purchaser or the Company Entities or open up the requirement;

(iv)                              If any work directly performed under any Current Government Contract or any Contract resulting from the Government Bids or any Contract for Other Restricted Activities is merged, consolidated or otherwise combined with work not currently being performed under such Contracts, such successor Contract shall not be covered under Section 5.17(a) so long as Seller and its Affiliates use commercially reasonable efforts to subcontract the portion of the work that would otherwise constitute “New Government Contracts” or a Contract for Other Restricted Activities to the Company if permitted by applicable Law;

(v)                                 any options are extended under the prime Government Contracts held by the Seller or its Affiliates under which the Current Government Contracts are issued, or the Seller or any of its Affiliates solicits or actively bids, either as a prime contractor or subcontractor, the recompetes or other follow-on work of any such prime Government Contract so long as Seller and its Affiliates use commercially reasonable efforts to subcontract the portion of the work that would otherwise constitute “New Government Contracts” or a Contract for Other Restricted Activities to the Company if permitted by applicable Law; or

(vi)                              the Seller or its Affiliates provides, competes for, or is awarded any Contract to provide, operation, maintenance or other similar services with respect to any product manufactured and sold by the Seller or its Affiliates (such services, “Operation and Maintenance Services”).

(g)                                  Because of the difficulty of measuring economic damages to the Purchaser and its Affiliates as a result of a breach of the foregoing covenants in this Section 5.17, and because of the immediate and irreparable damage that could be caused to the Purchaser and its Affiliates for which it would have no other adequate remedy, the Seller agrees that the foregoing covenant may be enforced by the Purchaser in the event of breach or threatened breach by the Seller or its Affiliates, in addition to, but not in lieu of, any other available remedies, by injunctions, restraining orders or other equitable remedies.  It is agreed by the parties that the foregoing covenants in this Section 5.17 impose a reasonable restraint on the Seller and its Affiliates; and

(h)                                 The Seller and the Purchaser agree that they will allocate $50,000.00 of the Purchase Price to the covenants set forth in this Section 5.17 and neither the Seller, the Purchaser or any of their Affiliates shall take any position on any Tax Return or in connection with any action or proceeding relating to Taxes that is inconsistent with any such allocation.

5.18                        Purchaser Covenant Not to Compete.  For the period commencing with Closing and ending on the date that is five (5) years following the Closing, neither the Purchaser nor any of its Affiliates (including the Company) shall, directly or indirectly, provide services with respect to or compete for any Contract to provide, Operation and Maintenance Services in the Restricted Territory.  Because of the difficulty of measuring economic damages to the Seller and its Affiliates as a result of a breach of the covenants in this Section 5.18, and because of the immediate and irreparable damage that could be caused to the Seller and its Affiliates for which it would have no other adequate remedy, the Purchaser agrees that the foregoing covenant may be enforced by the Seller or its Affiliates in the event of breach or threatened breach by the

Purchaser or its Affiliates, in addition to, but not in lieu of, any other available remedies, by injunctions, restraining orders or other equitable remedies.  It is agreed by the parties that the foregoing covenants in this Section 5.18 impose a reasonable restraint on the Purchaser and its Affiliates.

5.19                        Restructuring Transactions.  Prior to or following the execution of this Agreement, the Seller shall, and shall cause such of its Affiliates as may be necessary, to transfer assets in and out of the Company Entities as further described on Schedule 5.19 (the “Restructuring Transactions”).  To the extent the Restructuring Transactions have not been completed prior to the Closing Date, the Purchaser and the Company Entities shall cooperate with the Seller to complete such Restructuring Transactions at Seller’s sole cost and expense (including, without limitation, allocated costs of the time of employees of Purchaser or its Affiliates), except to the extent such costs are otherwise allocated in the Transition Services Agreement.

5.20                        Intercompany Accounts and Contracts.  Prior to the Closing Date, the Seller shall cause all intercompany accounts between the Seller and any of its Subsidiaries (other than the Company Entities), on the one hand, and the Company Entities, on the other hand, to be settled or otherwise eliminated at no incremental cost to the Company Entities after the Closing.  Prior to the Closing, except as listed on Schedule 5.20, the Seller has caused all Contracts listed on Schedule 3.21 to be terminated at no cost to the Company Entities following the Closing, without any party to such Contracts having any continuing obligation to the other parties thereto (other than any customary confidentiality obligations).

5.21              Release of Credit Support Obligations.

(a)                           The Purchaser recognizes that the Seller or its Affiliates have provided credit support to one or more of the Company Entities pursuant to certain guarantees, letters of credit, bonds, cash deposits or other sureties and credit assurances of the Seller or its Affiliates for the benefit of the Company Entities (collectively, the “Credit Support Obligations”), including those obligations listed on Schedule 5.21(a), and that the Seller or its Affiliates may incur monthly carrying costs, the fronting fee costs, and other out-of-pocket third party costs and expenses resulting from such Credit Support Obligation, including, but not limited to, those set forth opposite such obligations on such Schedule (the “Carrying Costs”).

(b)                           Seller, Purchaser and the Company Entities shall cooperate and shall use their respective Reasonable Best Efforts to, effective as of the Closing Date, or as promptly as practicable thereafter, cause Purchaser or one or more of its Affiliates to (A) have surety bonds, performance bonds, guarantees, letters of credit or other credit or credit support arrangements or similar instruments (and any necessary collateral, indemnity or other agreements associated therewith) issued on behalf of Purchaser or one of its Affiliates in replacement of all Credit Support Obligations (and all collateral, indemnity or other arrangements) and (B) be substituted in all respects for Seller and any Affiliate of Seller that is not a Company Entity in respect of all Losses of Seller and its Affiliates (other than the Company Entities) under each of such Credit Support Obligations (including, under any indemnity or other agreements associated therewith) or under any Contract set forth on Schedule 5.21(a)

(c)                            From the Closing until such time as Seller and its Affiliates have been fully and unconditionally released from all Credit Support Obligations, the Purchaser shall (i) indemnify the Seller and its Affiliates for any Losses in connection with any such Credit Support Obligation, to the extent arising out of the business of the Company Entities conducted after the Closing Date and (ii) reimburse the Seller and its Affiliates for all Carrying Costs of such Credit Support Obligations incurred after the Closing, which such reimbursement shall be paid within thirty (30) days following the Purchaser’s receipt of evidence reasonably satisfactory to it, that such costs have been paid in full.  Until the earlier of (i) such time as such obligations are replaced in accordance with this Section 5.21 and (ii) the date which is thirty (30) days following the Closing Date, the Seller shall, and shall cause its applicable Affiliates to, use Reasonable Best Efforts to maintain the Credit Support Obligations in place to the extent required under the applicable Contracts to which any Company Entity is a party at the sole expense of the Purchaser.

5.22                        Financing.

(a)                           The Purchaser shall use its Reasonable Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Purchaser Financing on or prior to the Closing Date.  Such actions shall include using Reasonable Best Efforts to: (i) maintain in full force and effect the Commitment Letters, (ii) satisfy on a timely basis all of the conditions precedent and covenants to the Purchaser Financing applicable to the Purchaser or its Affiliates that are to be satisfied by Purchaser or its Affiliates (or, if deemed advisable by Purchaser, seek the waiver of conditions applicable to Purchaser), (iii) negotiate, execute and deliver definitive documents consistent with the terms contained in the Commitment Letters and, as necessary, the “flex” provisions contained therein or in any related fee letters (the “Purchaser Financing Documents”), and (iv) solely in the event that all conditions contained in Section 6.1 (except those that by their nature are to be satisfied by actions taken on the Closing Date, provided that such conditions would be so satisfied as of such date) and in any Commitment Letter or Purchaser Financing Document have been satisfied, enforce its rights under the Commitment Letters and, to the extent such documents have been executed and are legal, valid and binding documents, the Purchaser Financing Documents in order to consummate the Closing.  Prior to Closing, the Purchaser shall, reasonably promptly, notify the Company in writing (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to the Commitment Letters, (ii) of the receipt by the Purchaser of any written notice from any Person with respect to any (A) actual, threatened or alleged breach, default or termination of any Commitment Letter or Purchaser Financing Document or repudiation by any party to the Commitment Letters or any Purchaser Financing Document or (B) material dispute or disagreement between or among any parties to the Commitment Letters or any Purchaser Financing Document of any Purchaser Financing Document.

(b)                           From the Execution Date until the Closing, the Seller and the Company shall, shall cause their Subsidiaries, and shall use their respective Reasonable Best Efforts to cause their respective other Affiliates and each of its and their respective officers, directors, employees, advisors, attorneys, accountants and representatives to, provide all cooperation reasonably requested by the Purchaser in connection with the raising of financing for the transactions contemplated by this Agreement, including (i) causing appropriate officers and employees to be available, on a customary basis and on reasonable advance notice, to speak with prospective investors in meetings, conference calls, presentations, and due diligence sessions, (ii) assisting with the preparation of disclosure documents, and other materials in connection therewith, (iii) requesting that its independent accountants provide reasonable assistance to the Purchaser and (iv) assisting the Purchaser in a field audit of the Company Entities, including causing appropriate officers and employees to be available, on a customary basis and on reasonable advance notice, to speak with the Purchaser or its Representatives in connection therewith; provided, that (A) the Company Entities and the Seller shall not be required to take any action that would materially interfere with the normal operations of the Company Entities or the Seller, (B) such cooperation by the Company Entities or the Seller shall not require the entry by the Company Entities or the Seller into any agreement the effectiveness of which is, or any of the obligations of the Company Entities or the Seller thereunder are, not conditioned on the Closing except for customary authorization letters in connection with bank information memoranda or similar materials; (C) the Company Entities or the Seller shall not be required to take any actions that such reasonably believes would (i) result in a violation by of any Contract (including confidentiality agreements) entered into prior to the date of this Agreement or Law, (ii) cause any representation, warranty, covenant or other obligation in this Agreement to be breached or any of the conditions set forth in Section 6.2 to fail to be satisfied, (iii) require the waiver or amendment of any terms of this Agreement, and (D) the board of directors of the Company Entities or the Seller shall not be required to enter into any resolutions or take any similar action approving the Purchaser Financing until the closing of the Purchaser Financing and the transactions contemplated herein.

(c)                            The Purchaser shall indemnify, defend, hold harmless and reimburse the Seller and the Company Entities and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees), interest, awards, judgments and penalties asserted, suffered or incurred by them in connection with the arrangement of the Purchaser Financing and the performance of their respective obligations under this Section 5.22 and any information utilized in connection therewith in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct by the Seller, its Representatives or the Company Entities (as determined by a final and non-appealable judgment of a court of competent jurisdiction).  The Purchaser shall, promptly upon written request by the Seller or the Company Entities, but in no event later than Closing, or if this Agreement is terminated as provided in Section 8, then within fifteen (15) Business Days after such request, reimburse the Seller and the Company Entities for all reasonable and documented out-of-pocket costs and expenses incurred thereby (including those of its accountants, consultants, legal counsel, agents and other Representatives) in connection with the cooperation required by this Section 5.22.

6.                                      CLOSING CONDITIONS

6.1                               Conditions to Purchaser’s Obligations.  The obligations of the Purchaser to consummate the transactions contemplated hereunder are subject to the waiver by the Purchaser, or satisfaction, of each of the following conditions on or prior to the Closing Date:

(a)                           Representations and Warranties.  (i) The Fundamental Representations with respect to the Seller and the Company Entities shall be true and correct in all respects, and (ii) the other representations and warranties of the Seller and the Company Entities set forth in Section 2 and Section 3 (disregarding any Material Adverse Effect, “material” or “in all material respects” qualifications) shall be true and correct in all respects (after giving effect to the Disclosure Schedules and any supplement thereto), except in the case of clause (ii) where all such failures to be so true and correct do not individually or in the aggregate constitute a Material Adverse Effect; provided, that those representations and warranties that are specifically made as of a particular date shall be so true and correct as of such date.

(b)                           Compliance with Covenants.  All of the material covenants to be complied with and performed by the Seller and/or Company Entities on or before the Closing Date shall have been duly complied with and performed in all material respects.

(c)                            Material Restructuring Matters.  The Seller, its Affiliates and the Company Entities shall have consummated the transactions set forth on Schedule 6.1(c).

(d)                           Closing Deliverables.  On the Closing Date, the Company Entities or the Seller will have delivered or caused to be delivered (or be in a position to deliver or cause to be delivered) to the Purchaser the duly executed Closing deliverables, as specified in Section 7.1 hereof, provided, however, that the Purchaser may not allege non-compliance with this condition to the extent the Purchaser breached this Agreement and such breach was the proximate cause of the non-compliance.

(e)                            Government Consents, Approvals and Waivers.  The parties will have received (i) all consents or Permits of each Governmental Authority as set forth on Schedule 6.1(e) and (ii) any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(f)                             Absence of Litigation.  As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor will any Claim be pending before any court, Governmental Authority or arbitrator, which, if successful, would enjoin, restrain, prevent or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document; provided, however, that this condition may not be invoked by the Purchaser if any such Claim was initiated by or at the direction of the Purchaser.

(g)                            No Material Adverse Effect.  There will have been no Material Adverse Effect with respect to the Company Entities (taken as a whole) during the Interim Period.

6.2                               Conditions to the Company’s and the Seller’s Obligations.  The obligations of the Company Entities and the Seller to consummate this Agreement and the Closing of the transactions contemplated hereunder are subject to the waiver by the Company and the Seller, or satisfaction, of each of the following conditions on or prior to the Closing Date:

(a)                           Representations and Warranties.  (i) The Fundamental Representations with respect to the Purchaser shall be true and correct in all respects, and (ii) the other representations and warranties of the Purchaser set forth in Section 4 (disregarding any Purchaser Material Adverse Effect, “material” or “in all material respects” qualifications) shall be true and correct in all respects (after giving effect to the Disclosure Schedules and any supplements thereto), except in the case of clause (ii) where all such failures to be so true and correct do not individually or in the aggregate constitute a Purchaser Material Adverse Effect; provided, that those representations and warranties that are specifically made as of a particular date shall be so true and correct as of such date.

(b)                           Compliance with Covenants.  All of the material covenants to be complied with or performed by the Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects; provided that that so long as Purchaser is able to fund the Purchase Price and to pay all related transaction expenses payable by the Purchaser on the Closing Date, Purchaser’s compliance with Section 5.22 shall be disregarded for the purposes of this Section 6.2(b).

(c)                            Closing Deliverables.  On the Closing Date, the Purchaser will have delivered or caused to be delivered (or be in a position to deliver or cause to be delivered) to the Company, the Seller, or other applicable third parties, duly executed Closing deliverables, as specified in Section 7.2 below (including Exhibit E to the Transition Services Agreement as mutually agreed by the Seller and the Purchaser); provided, however, that the Company Entities and the Seller may not allege non-compliance with this condition to the extent such parties breached this Agreement and such breach was the proximate cause of the non-compliance.

(d)                           Government Consents, Approvals, and Waivers.  The parties will have received any consents, Permits, approvals and waivers of each Governmental Authority as set forth on Schedule 6.1(e), except where the failure to receive any such consent, Permit, approval and/or waiver would not reasonably be expected to have a Purchaser Material Adverse Effect.

(e)                            Absence of Litigation.  As of the Closing, no Law will have been adopted, promulgated, entered, enforced or issued by any Governmental Authority, nor will any Claim be pending before any court, Governmental Authority or arbitrator, which, if successful, would enjoin, restrain, or prohibit the consummation of the transactions contemplated by this Agreement or any Transaction Document; provided, however, that this condition may not be invoked by the Company or the Seller if any such Claim was initiated by or at the direction of the Company, the Seller or their respective Affiliates.

7.                                      CLOSING DELIVERABLES

7.1                               Closing Documents to be Delivered by the Company Entities and the Seller.  At the Closing, the Company Entities and/or the Seller, as appropriate, will deliver to the Purchaser:

(a)                           certificate representing the Shares with a duly executed stock power in a form reasonably acceptable to the Purchaser;

(b)                           certificates of each Company Entity and the Seller, each dated as of the Closing Date and signed by an officer thereof, certifying and attaching (i) a copy of the resolutions of their respective board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (ii) copies of their respective Governing Documents;

(c)                            a certificate executed by the Company Entities attesting that the conditions set forth in Section 6.1(a), 6.1(b) and 6.1(g) hereof have been satisfied or indicating with specificity any respects in which those conditions have not been satisfied;

(d)                           the third party consents set forth on Schedule 7.1(d);

(e)                            the Flow of Funds Memorandum executed by the Company and the Seller;

(f)                             all payoff letters for all bank Indebtedness and evidence of the release of the Company Entities from all security interests and guarantees with respect to bank Indebtedness, in form and substance reasonably satisfactory to the Purchaser;

(g)                            resignations effective immediately following the Closing of the directors and officers of the Company Entities set forth on Schedule 7.1(g);

(h)                           a certificate from the jurisdiction of incorporation of each Company Entity, dated no earlier than ten (10) Business Days prior to the Closing Date, as to the good standing (or similar status) of such Company Entity in such jurisdiction;

(i)                               a transition services agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed by the Seller;

(j)                              evidence of the termination of all Incentive Awards set forth on Schedule 3.3(b) without liability to the Company Entities that has not been satisfied on or prior to the Closing;

(k)                           the agreements listed on Schedule 7.1(k), duly executed by the Company Entities, the Seller or an Affiliate of the Seller, as applicable, which agreements shall to be based on the draft agreements attached hereto as Exhibit D; and

(l)                               an affidavit of non-foreign status of the Seller, dated as of the Closing Date in form and substance required under Section 1445 of the Code and the Regulations thereunder.

7.2                               Closing Documents to be Delivered by the Purchaser.  At the Closing, the Purchaser will deliver to the Seller:

(a)                           the Closing Purchase Price as provided in Section 1.1 hereof;

(b)                           a certificate executed by the Purchaser attesting that the conditions set forth in Section 6.2(a) and 6.2(b) hereof have been satisfied or indicating with specificity any respects in which those conditions have not been satisfied, in a form reasonably satisfactory to the Seller;

(c)                            the Flow of Funds Memorandum executed by the Purchaser;

(d)                           the Transition Services Agreement, duly executed by the Purchaser;

(e)                            the agreements listed on Schedule 7.1(k), duly executed by the Purchaser or its Affiliate(s), as applicable; and

(f)                             a copy of the fully bound R&W Insurance Policy.

7.3                               Other Closing Documents.  The parties hereto also will execute such other documents and instruments as any of the other parties may be reasonably request that are necessary for the implementation and consummation of this Agreement and the transactions contemplated hereby.

8.                                      TERMINATION

8.1                               Termination.  This Agreement may be terminated at any time prior to the Closing Date only as follows:

(a)                           by mutual written agreement of the Seller and the Purchaser;

(b)                           by the Seller, if (i) the Closing has not occurred on or before June 30, 2018 (the “End Date”); provided, that such failure is not due to a failure of the Company to perform, in any material respect, any of its material obligations under this Agreement; or (ii) within fifteen (15) days after the Seller’s written notice to the Purchaser notifying the Purchaser that the Company has satisfied its conditions to Closing (other than conditions with respect to (1) actions the respective parties will take at the Closing itself provided that such conditions are capable of being satisfied or (2) conditions that require the Purchaser’s cooperation, if the Purchaser is in breach of such cooperation covenants and such breach is the proximate cause of such conditions not being satisfied) and that the Company are ready, willing and able to close, and the Purchaser has not agreed to close within fifteen (15) days thereof;

(c)                            by the Purchaser, if the Closing has not occurred on or before the End Date, provided, that such failure is not due to a failure of the Purchaser to perform, in any material respect, any of its material obligations under this Agreement;

(d)                           by the Seller, if the Purchaser has committed a material breach of any provision of this Agreement, which breach (i) would result in a failure of a condition set forth in Section 6.2 and (ii) such breach is not capable of being cured prior to the End Date or, if capable of being cured, has not been cured prior to the earlier of (A) ten (10) days following notice of such breach and (B) the End Date;

(e)                            by the Purchaser, if the Company has committed a material breach of any provision of this Agreement, which breach (i) would result in a failure of a condition set forth in Section 6.1 and (ii) such breach is not capable of being cured prior to the End Date or, if capable of being cured, has not been cured prior to the earlier of (A) ten (10) days following notice of such breach and (B) the End Date;

(f)                             by either the Purchaser or the Seller, if an order, statute, Law, ordinance, regulation, decree, ruling, judgment, injunction or other action has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise limiting or prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling, judgment or injunction has become final and non-appealable;

(g)                            notwithstanding anything in this Agreement to the contrary, by either the Seller or the Purchaser, without cause or reason and without regard to any default or breach hereunder, if the Closing has not occurred by July 31, 2018; or

(h)                           by Purchaser in accordance with Section 5.3 within ten (10) days after receipt of Schedule Update that discloses any item that has resulted or would reasonably be expected to result in, a liability that will be retained by the Company Entities after Closing or a reduction in the value of the Assets or the Shares in an amount in excess of $5 million in the aggregate.

8.2                               Effect of Termination.  If this Agreement is terminated as provided in Section 8.1, all further obligations under this Agreement will terminate and no party hereto will have any liability in respect of the termination of this Agreement; provided, however, that (a) the confidentiality obligations of the Purchaser, the Seller, and the Company Entities described in Section 5.6, the provisions of Section 5.22(c), Sections 9 through 25, any applicable definitions set forth in Section 27 and this Section 8.2, shall survive any such termination, and (b) no such termination will relieve any party from liability for Fraud in connection with this Agreement or for any willful breach of any covenant or agreement set forth in this Agreement prior to such termination, and in the event of such Fraud or such willful breach the parties hereto will be entitled to exercise any and all remedies available under law or equity in accordance with this Agreement.

9.                                      SURVIVAL; INDEMNIFICATION; REMEDIES

9.1                               Survival.  Except for Fundamental Representations and Significant Representations, all other representations and warranties of Purchaser, the Seller and the Company Entities in this Agreement and, except for those covenants and agreements set forth in Sections 5.1 and Section 5.2, all covenants and agreements required to be performed on or prior to the Closing by Purchaser, Seller or the Company Entities pursuant to this Agreement, in each case shall terminate upon and shall not survive the Closing as between the parties hereto, and Purchaser’s sole recourse in respect thereof after the Closing shall be to the R&W Insurance Policy.  The Fundamental Representations contained in this Agreement and the right to commence any claim with respect thereto under Section 9.2 and Section 9.3 shall survive the Closing for a period of six (6) years.  The Significant Representations contained in this Agreement and the right to commence any claim with respect thereto under Section 9.2 shall survive the Closing for a period of three (3) years.  The covenants and agreements contained in Section 5.1 and Section 5.2 (the “Specified Interim Covenants”) and the right to commence any claim with respect thereto under Section 9.2 and Section 9.3 shall survive the Closing until the day that is one (1) year after the Closing Date and the covenants and agreements in this Agreement that by their nature are required to be performed following the Closing Date shall survive, and thus a claim may be brought in respect of a breach thereof, until one (1) year following the last date on which each such post-Closing covenant was required to be performed.  Notwithstanding the foregoing, (a) the representations, warranties and covenants relating to Taxes, including the Tax indemnity set forth in Section 10.3, shall survive the Closing and remain in full force and effect until sixty (60) days following the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), and (b) if notice in writing of a bona fide claim with respect to the inaccuracy or breach of any such representation or warranty or covenant or failure to comply with any such covenant providing with reasonable specificity the basis for the claim shall have been given in good faith to the party against whom such indemnity may be sought prior to the expiration date of the applicable survival period, such representation or warranty or covenant in respect of which indemnity may be sought under this Agreement, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1(a) solely with respect to the claims made in such written notice and claims reasonably related to the underlying facts until finally resolved.

9.2                               Seller Indemnification.  From and after the Closing Date, and except with respect to Losses indemnified under Section 10.3, subject to the provisions of this Section 9, including Section 9.4, the Seller shall indemnify and hold harmless Purchaser and its Affiliates and their respective directors, managers, officers, agents and equity owners (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses actually incurred by the Purchaser Indemnified Parties to the extent resulting from:

(a)                           any breach of a Fundamental Representation or Significant Representation by the Seller or the Company Entities;

(b)                           failure of the Seller to (i) cause all intercompany accounts between the Seller and any of its Subsidiaries (other than the Company Entities), on the one hand, and the Company Entities on the other hand, to be settled or otherwise eliminated at no incremental cost to the Company Entities after the Closing and (ii), to cause all Contracts listed on Schedule 3.21 (other than those Contracts listed on Schedule 5.20) to be terminated at no cost to the Company Entities following the Closing, without any party to such Contracts having any continuing obligation to the other parties thereto (other than any customary confidentiality obligations);

(c)                            the Transferred Assets;

(d)                           any breach of any covenant or agreement contained in this Agreement, to be performed by the Seller following the Closing;

(e)                            any breach of the Specified Interim Covenants by the Company Entities or the Seller;  and

(f)                             the matters set forth on Schedule 9.2(f).

9.3                               Indemnification by Purchaser.  From and after the Closing Date, Purchaser shall indemnify and hold harmless the Seller and its Affiliates (collectively, the “Seller Indemnified Parties” and together with the Purchaser Indemnified Parties the “Indemnified Parties”) from and against any and all Losses actually incurred by the Seller Indemnified Parties to the extent resulting from:

(a)                           any breach of a Fundamental Representation by Purchaser;

(b)                           any breach of any other representation or warranty of Purchaser contained in this Agreement;

(c)                            any breach of any covenant or agreement contained in this Agreement to be performed by Purchaser or, after the Closing, the Company Entities; or

(d)                           any failure of Purchaser to comply with the terms of the Collective Bargaining Agreements following the Closing;

9.4                               R&W Insurance Policy

(a)                           With respect to any claims made for Losses arising out of a breach in respect of the representations and warranties that are not Fundamental Representations or Significant Representations, the R&W Insurance Policy shall be the sole and exclusive remedy of the Purchaser Indemnified Parties.  The parties shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, Law, regulation or otherwise, including under the Racketeer Influence and Corrupt Organizations Act of 1970), all of which the parties hereby waive.

(b)                           With respect to any Losses for which a Purchaser Indemnified Party is entitled to indemnification under Section 9.2(a) (other than in respect of Significant Representations) or Section 10.3, such Losses shall be satisfied (subject to the other limitations contained in this Section 9 or in Section 10.3) in the following order of priority:

(i)                                     First, from the Seller up to the lesser of (A) the aggregate amount of all such claims for Losses under Section 9.2 and Section 10.3, and (B) the Retention Amount;

(ii)                                  Second, from the R&W Insurance Policy, in an amount equal to any recovery under the R&W Insurance Policy that a Purchaser Indemnified Party obtains after exercising Reasonable Best Efforts to seek and procure such recoveries (which shall not require any Purchaser Indemnified Party to commence litigation or any other proceeding against such insurer if all or any portion of the claim is not fully paid by the insurer unless Seller agrees to assume and advance and does advance to the applicable Purchaser Indemnified Party the full cost and expense of any such litigation or other proceeding), up to the limits of such R&W Insurance Policy; and

(iii)                               Third, subject to Section 9.6(b), if coverage under the R&W Insurance Policy is exhausted in full or if such Losses are not covered by the R&W Insurance Policy, then from the Seller.

(c)                            With respect to any Losses in respect of Significant Representations for which a Purchaser Indemnified Party is entitled to indemnification under Section 9.2(a), such Losses shall be satisfied (subject to the other limitations contained in this Section 9) in the following order of priority:

(i)                                     First, from the Purchaser up to the lesser of (A) the aggregate amount of all such claims for Losses under Section 9.2 and Section 10.3, and (B) the Retention Amount;

(ii)                                  Second, from the R&W Insurance Policy, in an amount equal to any recovery under the R&W Insurance Policy that a Purchaser Indemnified Party obtains after exercising Reasonable Best Efforts to seek and procure such recoveries (which shall not require any Purchaser Indemnified Party to commence litigation or any other proceeding against such insurer if all or any portion of the claim is not fully paid by the insurer unless Seller agrees to assume and advance and does advance to the applicable

Purchaser Indemnified Party the full cost and expense of any such litigation or other proceeding), up to the limits of such R&W Insurance Policy; and

(iii)                               Third, subject to Section 9.6(c), if coverage under the R&W Insurance Policy is exhausted in full or if such Losses are not covered by the R&W Insurance Policy, then from the Seller.

(d)                           With respect to any Losses for which a Purchaser Indemnified Party is entitled to indemnification in respect of breach of the Specified Interim Covenants pursuant to Section 9.2(e), such Losses shall be satisfied (subject to the other limitations contained in this Section 9 or in Section 10.3) in the following order of priority:

(i)                                     First, from the Seller up to the lesser of (A) the aggregate amount of all such claims for Losses under Section 9.2 and Section 10.3, and (B) the Retention Amount;

(ii)                                  Second, from the R&W Insurance Policy, in an amount equal to any recovery under the R&W Insurance Policy that a Purchaser Indemnified Party obtains after exercising Reasonable Best Efforts to seek and procure such recoveries (which shall not require any Purchaser Indemnified Party to commence litigation or any other proceeding against such insurer if all or any portion of the claim is not fully paid by the insurer unless Seller agrees to assume and advance and does advance to the applicable Purchaser Indemnified Party the full cost and expense of any such litigation or other proceeding), up to the limits of such R&W Insurance Policy; and

(iii)                               Third, subject to Section 9.6(c), if coverage under the R&W Insurance Policy is exhausted in full or if such Losses are not covered by the R&W Insurance Policy, then from the Seller.

9.5                               Claims Procedures.

(a)                           Third Party Claims

(i)                                     Upon becoming aware of a claim or a possible claim by a third party against an Indemnified Party (a “Third Party Claim”) in respect of which such Indemnified Party may seek indemnity from a party hereto with respect thereto under this Section 9), such Indemnified Party shall promptly provide the Indemnifying Party with written notice of such claim or possible claim, describing in reasonable detail the facts and circumstances on which such claim is based, the provisions of this Agreement pursuant to which indemnification is being sought (including the representations, warranties, covenants or agreements alleged to have been breached) and an estimate of the Indemnified Party’s Losses for which indemnification is being sought (if ascertainable).  The failure to promptly provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced by such failure.  If the R&W Insurance Policy isn’t the sole and exclusive remedy of the Purchaser Indemnified Parties for such Third Party Claim under Section 9.4(a), the Indemnifying Party shall have thirty (30) days after receipt of such notice to provide written notice to the Indemnified Party that it desires to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party, and at the expense of the Indemnifying Party, of the settlement or defense thereof; provided, that (i) such notice contains confirmation that the Indemnifying Party has an obligation to indemnify the Indemnified Party for the Losses actually incurred as a result of such Third Party Claim which it is assuming the right to conduct and control the defense thereof (subject to the limitations and other terms and conditions of this Section 9) and (ii) the Indemnifying Party shall not be entitled to assume or control the settlement or defense if (A) based on the facts then known, the Losses associated with such Third Party Claim are reasonably expected to exceed two hundred percent (200%) of the maximum amount for which the Indemnifying Party could then be liable pursuant to this Section 9, (B) such claim seeks non-monetary, equitable or injunctive relief or alleges any violation of criminal Law, (C) the Third Party Claim is brought by a material customer or subcontractor of or Governmental Authority with regulatory authority over, any Company Entity or (D) the Indemnifying Party is also a party and the Indemnified Party determines in good faith based on the advice of counsel that there may be one or more legal defenses available to the Indemnified Party that are different or in addition to those available to the Indemnifying Party and that could result in a conflict of interest between the Indemnified Party and the Indemnifying Party.

(ii)                                  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such claim, and the Indemnifying Party shall be authorized to consent to any settlement of, or entry of any judgment arising from, any such Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided, that such settlement or judgment (i) does not involve any injunctive relief or finding or admission of any violation of Law or any admission of wrongdoing by any Indemnified Party, (ii) fully and finally releases the Indemnified Party completely in connection with such Third Party Claim, and (iii) the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment subject to the limitations of this Section 9.

(iii)                               If the Indemnifying Party does not assume the defense (whether by election, or because it is not entitled to do so), or withdraws from the defense of a Third Party Claim, then the Indemnified Party shall have the right to defend, contest, settle and compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement, and shall cooperate in good faith and keep the Indemnifying Party reasonably informed of material developments with respect to such Third Party Claim.  Notwithstanding the foregoing, the Indemnified Party shall in no event settle (or consent to the settlement of) any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)                           Non-Third Party Claims.  The Indemnified Party will notify the Indemnifying Party in writing promptly (and in any event on or before the applicable survival date for such indemnity claim pursuant to Section 9.1) after becoming aware of any matter for which the Indemnified Party may be entitled to indemnification hereunder, which notice shall set forth in reasonable detail the facts and circumstances on which such claim is based, the provisions of this Agreement pursuant to which indemnification is being sought (including the representations, warranties, covenants or agreements alleged to have been breached) and an estimate of the Indemnified Party’s Losses for which indemnification is being sought (if ascertainable); provided that any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification obligations that it may have to the Indemnified Party hereunder other than to the extent the Indemnifying Party is actually prejudiced thereby.  During the 30-day period immediately following the delivery of any notice pursuant to the immediately preceding sentence of this Section 9.5(b), the Indemnifying Party and the Indemnified Party shall, in good faith, attempt to resolve any dispute related such claim for indemnity by the Indemnified Party.

9.6                               Limitations on Indemnification.  Notwithstanding anything to the contrary in this Agreement:

(a)                           Any claim under Section 9.2, Section 9.3 or Section 10.3 required to be made on or prior to the expiration of the applicable survival period set forth in Section 9.1 and not made on or prior to such expiration in accordance with Section 9.1 shall be irrevocably and unconditionally released and waived by the party seeking indemnification with respect thereto.  The parties further acknowledge that the time periods set forth in Section 9.1 for the assertion of claims under this Agreement are the result of arm’s-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(b)                           The maximum amount of all indemnifiable Losses in the aggregate for which the Seller may be liable pursuant to Section 9.2 (but not including indemnifiable Losses under Section 10.3) shall be the Base Purchase Price less the aggregate amount actually recovered pursuant to the R&W Insurance Policy.

(c)                            The maximum amount of all indemnifiable Losses in the aggregate for which the Seller may be liable pursuant to Section 9.2 in respect of the Significant Representations (excluding, for the avoidance of doubt, any recovery against the R&W Insurance Policy) shall be Seven Million Five Hundred Thousand Dollars ($7,500,000).  The maximum amount of all indemnifiable Losses in the aggregate for which the Seller may be liable pursuant to Section 9.2 in respect of the Specified Interim Covenants (excluding, for the avoidance of doubt, any recovery against the R&W Insurance Policy) shall be Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000).

(d)                           The Seller shall not be required to indemnify or hold harmless any Purchaser Indemnified Party against any Losses to the extent the related liabilities were reflected in, reserved for or taken into account in the determination of Net Working Capital as of immediately prior to the Closing and reduced the Purchase Price accordingly.

(e)                            The amount of any Losses for which indemnification is provided under this Section 9 and Section 10.3 shall be net of any amounts recovered by the Indemnified Party under insurance policies, including by any Purchaser Indemnified Party under the R&W Insurance Policy, indemnity or contribution agreements, Contracts or otherwise with respect to such Losses (in each case, with a third party), as applicable (it being agreed that if any such amounts are recovered by the Indemnified Party in respect of any such Losses subsequent to the Indemnifying

Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such amounts shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made), and the Indemnified Parties shall use, and cause their Affiliates to use, Reasonable Best Efforts to seek recovery under all provisions covering such Losses to the same extent as it would if such Losses were not subject to indemnification hereunder.  The amount of any indemnification or Losses otherwise recoverable under this Agreement shall be further reduced by any Tax Benefit actually realized by any Indemnified Party or any of its Affiliates on account of such Losses, but only to the extent such Tax Benefit is actually realized with respect to the year such Losses occur or the immediately succeeding year.  Claims for Taxes shall be made solely pursuant to Section 10.3, and no claims therefor shall be made under this Section 9.  In the event of any conflict between this Section 9 and Section 10.3, the provisions of Section 10.3 shall govern.

(f)                             Except to the extent of Losses payable by an Indemnified Party to a third party in respect thereof, no Indemnifying Party shall, in any event, be liable hereunder to any Indemnified Party for any consequential, incidental, indirect, special or punitive damages, loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity.  Except to the extent payable by an Indemnified Party to a third party in respect thereof, no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses payable by an Indemnifying Party hereunder.

(g)                            For purposes of determining whether a breach occurred and the amount of Losses subject to indemnification pursuant to this Section 9 for a breach of representation or warranty, any limitations or qualifications as to materiality (including the word “material” but excluding, for the avoidance of doubt the words “material”, “materials” and “Materials” where such words are used as nouns, e.g. the definition of Hazardous Materials), Material Adverse Effect or other similar limitation or qualification contained in or otherwise applicable to such representation or warranty shall be disregarded, except, however, the foregoing shall not apply for purposes of determining whether a breach occurred or the amount of Losses subject to indemnification from any such breach of the representations or warranties set forth in the first sentence of Section 3.1(a), the first sentence of Section 3.1(b), the determination of the inclusion of a Contract as a “material Contract” or “Material Contract” under Section 3.12 and the definition of “Material Contracts”.

(h)                           No Indemnified Party shall be entitled to any indemnification hereunder to the extent that such indemnification would constitute a duplicative payment for the same Loss.

(i)                               Nothing set forth in this Section 9 shall be construed to contractually eliminate any duty that an Indemnified Party may have under the common Law or the R&W Insurance Policy to mitigate such Indemnified Party’s Losses.

9.7                               Exclusive Remedies.  From and after the Closing, except for Fraud and the rights of the Purchaser Indemnified Parties under the R&W Insurance Policy, the rights of the Indemnified Parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in Section 1.4, Section 5.8(d), Section 5.16, Section 5.22(c), Section 9, Section 10.3 and Section 11, and such rights shall be the exclusive remedies of the Indemnified Parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith.

9.8                               Manner of Payment.

(a)                           To the extent that a Purchaser Indemnified Party is entitled to any indemnification payments pursuant to Section 9.2, within five (5) Business Days after the final determination thereof, the Seller shall promptly pay to Purchaser such amount by wire transfer of immediately available funds to the account or accounts designated by Purchaser.

(b)                           To the extent that a Seller Indemnified Party is entitled to any indemnification payments pursuant to Section 9.3, within five (5) Business Days after the final determination thereof, the Purchaser shall promptly pay to the Seller such amount by wire transfer of immediately available funds to the account or accounts designated by the Seller.

9.9                               Attorneys’ Fees.  The non-prevailing party to any litigation that is finally determined under this Agreement, or any party that voluntarily dismisses any action against the other (i.e., non-suit), whether with or without prejudice, will pay its own expenses and the reasonable expenses, including attorneys’ fees and costs, actually incurred by the other party(ies) to such claim.  For purposes of this Section 9.9, in any litigation hereunder in which any claim or the amount thereof is at issue, the party seeking indemnification will be deemed to be the non-prevailing party unless the applicable court of competent jurisdiction awards the party seeking indemnification more than one third (1/3) of the amount in dispute, plus any amounts not in dispute; in which case, the Person against whom indemnification is sought shall be deemed to be the non-prevailing party.

9.10                        Non-Recourse.  Notwithstanding any provision of this Agreement or otherwise, the parties to this Agreement agree on their own behalf and on behalf of their respective Subsidiaries and Affiliates that no Non-Recourse Party of a party to this Agreement shall have any liability relating to this Agreement or any of the transactions set forth herein except (i) to the extent agreed to in writing by such Non-Recourse Party, or (ii) on account of such Non-Recourse Party’s Fraud.

9.11                        Tax Treatment.  Unless otherwise required by applicable Laws, all indemnification payments under this Agreement will constitute adjustments to the Purchase Price for all Tax purposes, to the extent permissible under applicable Tax Laws, and no party will take any position inconsistent with such characterization.

10.                               POST CLOSING MATTERS.  Following the Closing Date, the parties agree as follows:

10.1                        Cooperation.

(a)                           General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 9 hereof).

(b)                           Misdirected Payments.  Without limiting the foregoing, following the Closing, the Seller undertakes and agrees to remit promptly to the Purchaser or the Company

Entities any amount received by the Seller after the Closing Date and which arises out of the operation of the business of the Company Entities.  The Purchaser undertakes and agrees to remit promptly to the Seller any amount received by the Purchaser after the Closing Date and which arises out of any assets or business of the Seller, including the Excluded Assets.

10.2                        Litigation Support.

(a)                           General.  In the event and for so long as any party is actively contesting or defending against any Claim in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existed on or prior to the Closing Date involving the Company Entities, each of the other parties will cooperate with such party and such party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 9 hereof).

(b)                           Access.  In furtherance of the foregoing, after the Closing Date, upon the Purchaser’s or Purchaser’s Representative’s reasonable prior written request, the Seller will and will cause its Affiliates to cooperate reasonably with the Purchaser, its Representatives and their respective Affiliates for purposes of permitting the Purchaser to manage, address and respond to any matters that arise as a result of or are otherwise related to (i) the Purchaser’s ownership of the Company Entities and (ii) litigation matters, audits, investigations or inquiries arising after the Closing but related to the operation of the Company Entities prior to Closing.  Such cooperation shall include providing the Purchaser, its Representatives and their respective Affiliates with (i) reasonable access during normal business hours to the Seller’s personnel and, subject to any customary access or reliance letters they reasonably require, auditors and other Representatives of the Seller, (ii) reasonable access during normal business hours to the properties and books and records relating to the Company Entities (including books and records of the Seller and its Affiliates, to the extent relevant to the Company Entities) and (iii) the right to review, make and retain copies of pertinent documentation to the extent relevant to the Company Entities, in each case, at the Purchaser’s sole cost and expense and solely to the extent such cooperation does not unreasonably interfere with the normal day-to-day operations of the Seller’s and its Affiliates businesses.

10.3                        Tax Matters.

(a)                           Tax Indemnification.                                  From and after the Closing Date, Seller shall indemnify the Company Entities, Purchaser, and each Affiliate of the Purchaser and the Company Entities and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company Entities for all Pre-Closing Tax Periods, such Tax liabilities to include any installment payments of Taxes that arose in the Pre-Closing Tax Period (including, for the avoidance of doubt, all Taxes imposed, at any time, on the Company Entities pursuant to Section 965 of the Code as in effect on the date hereof); provided, however, that this clause (i) shall not include any Taxes arising as a result of transactions outside the Ordinary Course of Business undertaken by the Purchaser or any of the Company Entities after the Closing on the Closing Date or arising as a result of any election under

Section 338 of the Code, (ii) all Taxes imposed on the Company Entities as a result of being a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any Person (other than the Company Entities) imposed on the Company Entities as a transferee or successor, by Contract (other than a Commercial Non-Tax Contract) or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.  The provisions of Sections 9.1, 9.4, and 9.6 through 9.11 shall apply to the indemnification in this Section 10.3(a), provided however that in the event of any conflict between this Section 10.3 and the provisions of Sections 9.1, 9.4, and 9.6 through 9.11, the provisions of this Section 10.3 shall prevail.

(b)                           Straddle Tax Periods.  For purposes of this Agreement, Tax liabilities with respect to a Tax period which begins on or before and ends after the Closing Date (“Straddle Tax Periods”) shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date.  The portion of any Taxes for any Straddle Tax Period allocable to the Pre-Closing Tax Period shall be determined as follows: (a) in the case of any real and personal property Taxes and franchise Taxes not based on gross or net income, based on the total amount of such Taxes for the relevant Straddle Tax Period multiplied by a fraction, the numerator of which shall be the number of days in such Straddle Tax Period through the Closing Date and the denominator of which shall be the total number of days in such Straddle Tax Period, and (b) in the case of any Taxes other than those described in clause (a), as if such taxable period ended at the close of the Closing Date; provided, however, that for purposes of this clause (b), (i) any Transaction Tax Deductions shall be allocated in accordance with the provisions of Section 10.3(f), (ii) any transactions outside the Ordinary Course of Business of the Company Entities following the Closing on the Closing Date shall be allocable to the portion of the Straddle Tax Period following the Closing Date and (iii) any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Tax Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Tax Period as compared to the number of days in the entire Straddle Tax Period.

(c)                            Tax Returns.  The Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (i) all income Tax Returns that are required to be filed by or with respect to any Company Entity on a combined, consolidated or unitary basis with the Seller or any Affiliate thereof (other than any Tax Return that includes only Company Entities) and (ii) all other income Tax Returns that are required to be filed by or with respect to the Company Entities for any taxable periods ending on or prior to the Closing Date.  In each case, the Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns (to the extent such Taxes were not taken into account as a liability reducing Actual Net Working Capital).  The Purchaser shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to any Company Entities after the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  Any Tax Returns relating to a Straddle Tax Period will be prepared in a manner consistent with the prior practice of the Company Entities unless otherwise required by applicable Laws.  No later than thirty (30) days prior to filing, the Purchaser will deliver to the Seller a copy of any Tax Return relating to a Pre-Closing Tax Period or Straddle Tax Period for the Seller’s review and the Purchaser shall incorporate any reasonable comments received from the Seller within fifteen (15) days thereafter into such Tax Returns prior to filing.  Within ten (10) Business Days after the filing of any Tax Return relating to a Straddle Tax Period, the Seller shall pay to the Purchaser an amount equal to the excess, if any, of (x) the amount of Taxes relating to the portion of such Straddle Tax Period ending on the Closing Date (as determined, under Section 10.3(b)) shown on any such Tax Return over (y) the amount of such Taxes paid by the Company on or before the Closing Date in respect of such Tax period (whether as payments of estimated Tax or credits of prior years’ Refunds or taken into account as a liability reducing Actual Net Working Capital).  Alternatively, an amount equal to the excess, if any, of the amount in clause (y) of the preceding sentence over the amount described in clause (x) of the preceding sentence will be paid in cash by the Company to the Seller within ten (10) Business Days following the filing of any Tax Returns for any such Straddle Tax Period.

(d)                           Cooperation.  In connection with the preparation of Tax Returns and audit examinations relating to the Company Entities by any Governmental Authority or administrative or judicial proceedings resulting therefrom, the Seller and the Purchaser will cooperate fully with one another, including, but not limited to, the furnishing or making available on a timely basis of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.  Seller agrees to retain all books and records with respect to Tax matters pertinent to the Company Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority with respect thereto.

(e)                            Purchaser Tax Actions.  Except as otherwise required under applicable Law, following the Closing, neither the Purchaser nor any Company Entity will (and neither the Purchaser nor any Company Entity will allow any of its Affiliates to): (i)  amend or modify any Tax Return of any Company Entity that was filed before the Closing Date, (ii) surrender or waive any right to a Refund described in Section 10.3(h) or (iii) make a voluntary disclosure to a Governmental Authority with respect to any Company Entity for a taxable period ending on or prior to the Closing Date, in each case without the prior written consent of the Seller, but, only to the extent that such action described in (i), (ii), or (iii) above would result in a liability to the Seller (or any Affiliate thereof), including any indemnification obligation under this Agreement.  The Purchaser agrees that no election shall be made pursuant to Section 338(h)(10) of the Code (or any similar provision of any applicable Law) with respect to the purchase of the Shares.

(f)                             Tax Treatment.  The Purchaser and its Affiliates, the Company, the Seller and the Seller agree with respect to certain Tax matters as follows:

(i)                                     To treat any Tax deductions relating to Closing Bonus Payments paid or accrued on the Closing Date as deductible in the Tax period following the Closing Date to the fullest extent allowable under applicable Laws, including by filing any necessary elections or statements required for the application of the “next day rule” under Regulation Section 1.1502-76(b)(1)(ii)(B) to any such Tax deductions and to treat any other Transaction Tax Deductions as deductible in a Pre-Closing Tax Period to the fullest extent allowable under applicable Laws, and no party will apply the “next day rule” under Regulation Section 1.1502-76(b)(1)(ii)(B) to any such Tax.

(ii)                                  To make an election under Revenue Procedure 2011-29 to deduct 70 percent of any Transaction Tax Deductions that are “success-based fees” under Treasury Regulation Section 1.263(a)-5(a).

(iii)                               Except as provided in clause (i) above, to treat any gains, income, deductions, losses, or other items realized by the Company for income Tax purposes with respect to any transaction outside the Ordinary Course of Business of the Company Entities following the Closing on the Closing Date as occurring on the day immediately following the Closing Date and apply the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(iv)(B) to such items.

(iv)                              That no election shall be made by any party (or any Company Entity) under Treasury Regulations Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Laws) to ratably allocate items incurred by any Company Entity in the year that contains the Closing Date.

Unless otherwise required by a final determination of a Governmental Authority, the Purchaser shall cause the Company and all of its other Affiliates to file all Tax Returns consistently with the agreements set forth in this Section 10.3(e) and not take any position inconsistent with the agreement in this Section 10.3(e) during an audit or other proceeding with any Governmental Authority.

(g)                            Transfer Taxes.  The Purchaser and Seller shall each be liable for, and shall each pay (or cause to be paid) one half of any and all transfer, documentary, sales, use, registration and real property transfer or gains tax, stamp tax, excise tax, stock transfer tax, or other similar Tax imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes.  The Purchaser and the Seller agree to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes, and also agree to cooperate in the filing of any returns with respect to the Transfer Taxes, including by promptly supplying any information in their possession that is reasonably necessary to complete such returns.

(h)                           Tax Refunds.  Any refund of Taxes that were imposed on the Company Entities for any Pre-Closing Tax Period and any interest paid or credited in respect thereto (collectively, a “Refund”), shall be the property of the Seller.  If any Refund is received by the Purchaser, the Company or any of their Affiliates, including by way of credit or allowance against Taxes otherwise payable, an amount equal to such Refund (other than any Refund to the extent it results from the carry-back to a Pre-Closing Tax Period of any deductions, losses or other Tax attributes arising in Tax periods or portions thereof beginning after the Closing Date), shall be paid to the Seller promptly upon receipt from the applicable Governmental Authority.  The Purchaser shall, if the Seller so requests and at the Seller’s expense, cause the relevant entity to file for and obtain any Refund to which the Seller is entitled under this Section 10.3(h).  The principles of Section 10.3(b) shall apply in determining the portion of any Refund with respect to a Straddle Tax Period that is attributable to the Pre-Closing Tax Period.

(i)                               Tax Contests.

(i)                                     After the Closing, the Purchaser and the Seller shall promptly notify one another in writing of any Tax audit or administrative or judicial proceeding relating to Taxes of the Company which, if determined adversely to the taxpayer would, or after the lapse of time, could, result in Tax liability to the Seller or be grounds for indemnification under this Agreement; provided, however, that a failure or delay to give such notice will not affect the Purchaser’s right to indemnification hereunder except to the extent, if any, that Seller is prejudiced thereby.

(ii)                                  In the case of a Tax audit, administrative or judicial proceeding (a “Tax Contest”) that relates to solely to taxable periods ending on or before the Closing Date, the Seller shall have the right at the Seller’s expense to participate in and control the conduct of such Tax Contest.  In addition, the Purchaser shall use its commercially reasonable efforts to allow the Seller, at the Seller’s expense, to control any portion of any Tax Contest that relates to taxable periods ending on or before the Closing Date. The Seller shall keep the Purchaser informed of the progress of any such Tax Contest (including the prompt provision to the Purchaser of all material correspondence, pleadings, protests, briefs and other documents pertaining to such Tax Contest), and the Purchaser also may participate in any such Tax Contest at its expense.  The Seller shall not settle any such Tax Contest without the advance written consent of the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  If the Seller does not assume the defense of any Tax Contest hereunder, the provisions of Section 10.3(i)(iii) shall apply with respect thereto.

(iii)                               With respect to any other Tax Contest not controlled by the Seller, such Tax Contest shall be controlled by the Purchaser.  If, however, the Seller could be subject to any liability for such Taxes, including as a result of any indemnification obligation under this Agreement, in connection with any such Tax Contest, the Purchaser shall keep the Seller informed of the progress of any such Tax Contest (including the prompt provision to the Seller of all material correspondence, pleadings, protests, briefs and other documents pertaining to such Tax Contest), the Seller may also participate in any such Tax Contest at the Seller’s expense and the Purchaser shall not settle any such Tax Contest without the advance written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv)                              For the avoidance of doubt, the provisions of this Section 10.3(i), and not those of Section 9.5, shall apply in the case of any Tax Contest.

10.4                        Misdirected Payments.  The Seller and the Purchaser acknowledge that it is possible that (i) the Seller may hereinafter inadvertently pay account payables which relate to the Company Entities’ business and should be for the account of the Purchaser, or may inadvertently receive payments of account receivables which relate to the post-Closing operations of the Company Entities, and (ii) the Purchaser or the Company Entities may inadvertently pay account payables, which relate to Transferred Assets or the pre-Closing Company Entities’ business conducted by the Seller and should be for the account of the Seller, and may inadvertently receive payments of account receivables which relate to the business of the Seller or its Affiliates.  Each party agrees, promptly following receipt of any accounts receivable payments which should have been paid to the other party, to hold such payment in trust for the other party, and to remit such amounts to the other party.  Each party further agrees that promptly following receipt of notice from the other party requesting reimbursement for the payment of account payables, which payables should have been paid by the party receiving such notice or its Affiliates, then such party will promptly make a reimbursement payment to the party making the request for reimbursement.  For the avoidance of doubt, each party agrees to treat any items of income, gain, loss, credit, or deduction associated with the account receivables and account payables described by this Section 10.4 as actually belonging to the party who, in the first instance, should have paid such account payables or received such account receivables.

10.5                        License to Certain Intellectual Property.  Seller hereby grants, and from time to time as requested by Purchaser, shall cause its applicable Affiliates to grant, to Purchaser and the Company Entities, effective upon the Closing and ending on of three (3) year anniversary of the Closing Date, a non-exclusive, royalty free, fully paid up right to use, copy, and modify the software manuals, policies, procedures, instructions, and other documents set forth on Schedule 3.26(o) in the form in existence as of the Closing Date, to the extent not owned by or otherwise licensed to the Company Entities immediately after Closing for use in connection with Company Entities’ business (however to the extent any such materials contain an Excluded Name, such Excluded Name shall be promptly removed or covered up from all Licensed IP, but no later than twelve (12) months from the date hereof) (the “Licensed IP”).  Purchaser acknowledges that neither Seller nor any of its Affiliate has any obligation to update such Licensed IP and neither Purchaser nor the Company Entities as any right to transfer or sublicense any such Licensed IP or any derivative works developed which contain any portion of the Licensed IP.  Except as expressly set forth in Section 3.26(o) with respect to periods on or prior to Closing, the Licensed IP ARE BEING LICENSED ON AN “AS IS” BASIS AS OF THE CLOSING AND IN THEIR CONDITION AS OF CLOSING WITH “ALL FAULTS” AND, NONE OF SELLER, SELLER’S AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE LICENSED IP, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) CONTINUED USE OF THE LICENSED IP BY PURCHASER OR THE COMPANY ENTITIES AFTER THE CLOSING IN ANY MANNER OR (III) NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY.

10.6                        Project 61289 AR Covenant.  After Closing, Purchaser shall, and shall cause the Company Entities to, use commercially reasonable efforts to bill and collect all Project 61289 AR, consistent with the historical billing and collection practices of the Company Entities.  Upon collection of any Project 61289 AR by Purchaser, the Company Entities or any other Affiliate of Purchaser, Purchaser shall pay such sums to Seller within five (5) Business Days of receipt thereof.

11.                               SPECIFIC PERFORMANCE.

(a)                           Each of the Purchaser, the Seller and the Company acknowledge that the other parties may be irreparably harmed and that there may be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement.  It is accordingly agreed that, in addition to, but not in lieu of, any other remedies that may be available upon the breach of any such covenants or agreements (including monetary damages and remedies under Section 9), each party shall have the right to seek injunctive relief to restrain a breach or threatened breach of, or otherwise to seek specific performance of, the other parties’ covenants and agreements contained in this Agreement.  Each party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the party seeking such injunction, specific performance or other equitable relief has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or equity.  In the event that any party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with any such injunction or other order, decree, ruling or judgment.  Without limiting the foregoing or the right of the Seller (or any of its Representatives on its behalf) or the Company to cause Purchaser to comply with this Agreement, in no event, (i) shall the Seller (or any of its Representatives on its behalf) or the Company be entitled to seek the remedy of specific performance of the Debt Commitment Letter against the Debt Financing Sources; and (ii) other than as set forth in Section 11(b), shall the Seller (or any of its Representatives on its behalf) or the Company be entitled to seek the remedy of specific performance of this Agreement.

(b)                           Notwithstanding Section 11(a), it is explicitly agreed that the right of the Seller or the Company to seek specific performance to consummate the Closing or to cause Purchaser to draw any funds under the Equity Commitment Letters to consummate the Closing shall be subject to the requirements that:

(i)                                     Purchaser has failed to consummate (or indicated an intention to fail to consummate) the Closing in accordance with Section 1.6;

(ii)                                  the conditions set forth in Section 6.1 would have been satisfied or waived, if the Closing were to have occurred in accordance with Section 1.6 (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied); and

(iii)                               (A) the Debt Financing has been funded or will be funded at the Closing if the cash under the Equity Commitment Letters is funded at the Closing; and

(iv)                              the Seller has confirmed in writing to Purchaser that if specific performance is granted and the Debt Financing is funded, then the Seller will effect the Closing pursuant to Section 1.6.

12.                               PUBLIC STATEMENTS.  The initial press release regarding the transactions contemplated hereby shall be a joint press release by the Seller and the Purchaser.  None of the Purchaser, the Seller or the Company Entities, without the prior written approval of the other parties will make any other press release or other public announcement concerning the transactions contemplated by this Agreement, except to the extent required by Law, in which case the other party will be so advised as far in advance as possible and will be given an opportunity to comment on such release or announcement, if permitted by Law.  Without limiting the forgoing, none of the Purchaser, the Company Entities or the Seller, without the prior written approval of the other parties (which approval shall not be unreasonably withheld, delayed or conditioned), shall disclose the Purchase Price, the approximate amount of the Purchase Price, any other financial information from which the approximate amount of the Purchase Price may be determined, or disclose any of the other essential terms of this Agreement except as required by Law or required for financial reporting purposes and except that the parties

(or their respective Affiliates) may disclose such terms to their respective employees, accountants, advisors and other Representatives or their respective financing sources as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential on terms substantially similar to those set forth in this Agreement that are applicable to the disclosing party hereunder).  Notwithstanding the foregoing, this Section 12 shall not (i) apply to any press release or other public statement (a) that contains information that has been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the Ordinary Course of Business and does not relate specifically to the signing of this Agreement or the transactions contemplated hereby, or (ii) prohibit Purchaser or its Affiliates from providing ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity owners, members, managers and investors of any Affiliates of such Person who are subject to customary confidentiality restrictions prohibiting further communications thereof.

13.                               EXPENSES.

13.1                        General.  Except as expressly set forth herein, each party shall bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement and the other Transaction Documents, including any related investment banking broker or finder’s fees with which any of them have contracted, for periods on or before the Closing Date.

13.2                        R&W Insurance Policy-Related Matters.  Notwithstanding anything to the contrary, the cost of the R&W Insurance Policy, including all underwriting fees and Taxes related to such policy, shall be paid by the Purchaser.

14.                               AMENDMENT AND ASSIGNABILITY.  Except as otherwise set forth in Section 5.3, this Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of (a) prior to the Closing, all of the parties hereto and (b) after the Closing, the Purchaser and the Seller.  This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that the last sentence of Section 11(a), Section 11(b), this Section 14, Section 24, Section 26, and the definitions of Debt Commitment Letters, Debt Financing Sources, Debt Financing, and Purchaser Financing Document shall not be amended in a manner that is adverse in any material respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.  This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, which may be granted or denied in their sole discretion; provided that (i) Purchaser may assign any or all of its rights and obligations under this Agreement to one or more of its Affiliates so long as it remains liable for its obligations hereunder, and (ii) Purchaser may assign any or all of its rights and obligations under this Agreement to any of its lenders as collateral in connection with financing the transactions contemplated hereby, in each case, without prior written consent of any other parties hereto.

15.                               NOTICES.  All notices, demands and other communications pertaining to this Agreement (“Notices”) must be in writing addressed as follows:

(a)                                 if to the Company (prior to the Closing), to:

Cubic Global Defense, Inc.

9333 Balboa Ave.

San Diego, CA 92123

Jim Edwards, Senior Vice President and General Counsel

Facsimile (858) 505-1559

Jim.Edwards@cubic.com

with a copy (which shall not constitute notice but shall be required for notice) to:

Holland & Knight LLP

1650 Tysons Boulevard

Suite 1700

Tysons, Virginia 22102

Attention: Marisa Terrenzi

Facsimile: (703) 720-8610

E-Mail: marisa.terrenzi@hklaw.com

(b)                                 if to the Seller, to:

Cubic Corporation

9333 Balboa Ave.

San Diego, CA 92123

Jim Edwards, Senior Vice President and General Counsel

Facsimile (858) 505-1559

Jim.Edwards@cubic.com

with a copy (which shall not constitute notice but shall be required for notice) to:

Holland & Knight LLP

1650 Tysons Boulevard

Suite 1700

Tysons, Virginia 22102

Attention: Marisa Terrenzi

Facsimile: (703) 720-8610

E-Mail: marisa.terrenzi@hklaw.com

(c)                                  if to the Purchaser (or the Company Entities following the Closing), to:

Nova Global Supply & Services, LLC

8260 Greensboro Drive, Suite A30

McLean, VA 22102

Attention: James M. Jaska and Mac LaFollette

Email: mlafollette@graduatecapital.com

jjaska@valiantintegrated.com

with a copy (which shall not constitute notice but shall be required for notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Facsimile: (212) 872-1002

Attention: David D’Urso

Email: ddurso@akingump.com

Notices will be deemed given five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery.  Notices delivered via facsimile, electronic mail or e-mail in PDF format will be deemed given upon transmission; provided that (except with respect to notices via facsimile, electronic mail or PDF in email format pursuant to Sections 5.1 and 5.2, which will be deemed given upon transmission) by no later than two (2) days thereafter such notice is (i) confirmed in writing and sent via one of the methods described in the immediately previous sentence or (ii) the recipient of such notice acknowledges receipt in writing.  Notices delivered by personal service will be deemed given when actually received by the recipient.  Any party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

16.                               WAIVER.  Unless otherwise specifically agreed in writing to the contrary: (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party’s right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.  Notwithstanding the foregoing, upon the Closing, all conditions set forth in Sections 6.1 and 6.2, to the extent any remain unsatisfied, shall be deemed waived by the applicable party(ies).

17.                               ENTIRE AGREEMENT.  This Agreement (including the Exhibits and Disclosure Schedules hereto, which are incorporated by reference herein and deemed a part of this Agreement) and the Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, and supersede and terminate any prior agreements between the parties (written or oral) with respect to the subject matter hereof.

18.                               COUNTERPARTS; ELECTRONIC SIGNATURE.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signature on each such counterpart were on the same instrument.  Further, this Agreement may be executed by transfer of an originally signed document by facsimile, electronic or e-mail in PDF format, each of which will be as fully binding as an original document.

19.                               SEVERABILITY.  In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired.  Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable.

20.                               CHOICE OF LAW.  This Agreement is to be construed and governed by the Laws of the State of Delaware (without giving effect to principles of conflicts of laws).

21.                               MEDIATION.  Each party hereto irrevocably agrees that any dispute, controversy or claim between or among the parties hereto arising out of, in connection with, or related to this Agreement (other than with respect to claims under Section 1.4 or Section 11) shall be determined in accordance with the mediation, and, if necessary, arbitration provisions of Section 21 and Section 22 of this Agreement.  Prior to initiating any arbitration proceeding arising out of, in connection with, or related to this Agreement, a party hereto shall first initiate good faith non-binding mediation by serving written notice (the “Dispute Notice”) on the other parties pursuant to the Notice provision in Section 15. The parties may select any mediator mutually agreeable to them.  If the parties cannot agree on a mediator within fifteen (15) days of issuance of the Dispute Notice, they shall, within five (5) days thereafter submit a joint request for mediation to JAMS and have JAMS select an appropriate mediator with experience in resolving financial and commercial disputes, with each of the Purchaser and the Seller splitting the costs and any administrative fees of JAMS in connection with the selection of a mediator.  The mediation session shall occur within thirty (30) days of the selection of the mediator unless the parties mutually agree to extend this time, and shall be scheduled for not less than one (1) day.  Each party agrees to send a representative with full settlement authority to the mediation.  The mediation shall be conducted exclusively in Delaware unless otherwise agreed by the parties.  The parties agree to hold the content of the mediation in confidence and further agree that the mediator is disqualified as a litigation witness for any party to the mediation.  The parties further agree that the mediation shall be considered to be a form of settlement negotiations, the content of which shall not be admissible as evidence of liability or damages in any proceeding.  Each party shall bear its own expenses, with each of the Purchaser and the Seller paying an equal share of the expenses and fees of the mediator.

22.                               ARBITRATION.

(a)                           If the parties are unable to resolve a dispute arising out of, in connection with, or relating to this Agreement through good faith mediation in accordance with Section 21, then such dispute shall be determined by binding arbitration in accordance with this Section 22.

(b)                           The arbitration shall be conducted by one independent arbitrator who shall be either a retired judge with experience in or a practicing attorney with experience in disputes in the area of mergers and acquisitions Law, and who is mutually acceptable to the parties.  If the parties are unable to agree on an arbitrator, then the parties agree that the arbitrator shall be appointed in accordance with the rules of JAMS.  The arbitration shall be held in Delaware, and shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures.  The arbitrator shall give effect to statutes of limitation in determining any claim, and any controversy concerning whether an issue or dispute is arbitrable shall be determined by the arbitrator.  The arbitrator shall follow the Law in reaching a reasoned decision and shall deliver a written opinion setting forth findings of fact, conclusions of law and the rationale for the arbitrator’s decision.  Such decision shall be final, binding and conclusive upon the parties to this Agreement.  Section 20 shall apply to the claims and defenses in the arbitration proceeding, and the opinion, which shall be Confidential Information of both parties, except that final judgment upon the decision rendered by the arbitrator may be entered in any court having jurisdiction for purposes of confirming and enforcing such award.

23.                               REPRESENTATION BY COUNSEL.

(a)                           Notwithstanding the fact that the Law Firm has jointly represented the Seller and the Company Entities, and their respective Affiliates, in connection with this Agreement, and have also represented the Seller, the Company Entities and/or their respective Affiliates in connection with matters other than the transactions that are the subject of this Agreement prior to the Effective Time, the Law Firm will be permitted in the future, after the Effective Time, to represent one or more of such parties, or their respective equity holders, officers, directors or managers in connection with matters in which such parties or their respective equity holders, officers, directors or managers are adverse to the Purchaser, the Company Entities and/or their respective Affiliates, including any disputes that such parties or their respective equity holders, officers, directors or managers hereafter may have against the Purchaser, the Company Entities or any of their respective Affiliates in each case which arise out of or relate to this Agreement.

(b)                           Each party to this Agreement agrees to waive, in advance, any actual or potential conflict of interest that may hereafter arise in connection with the Law Firm’s future representation of the Seller and/or its respective Affiliates or their respective equity holders, officers, directors or managers on matters in which the interests of such party or their respective equity holders, officers, directors or managers are adverse to the interests of Purchaser and/or the Company Entities, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by the Law Firm of the Seller or the Company Entities.

(c)                            Notwithstanding any legal requirement to the contrary, all confidential communications between any of the Law Firm and the Seller, the Company Entities and/or their respective Affiliates or their respective equity holders, officers, directors or managers that occurred in the context of the Law Firm’s representation of the Seller or the Company Entities prior to the Effective Time relating to this Agreement or transactions contemplated hereby (“Confidential Communications”) will remain privileged as between such Law Firm and such party or their respective equity holders, officers, directors or managers after the Effective Time, and the Company Entities agree that the privilege shall remain with the Seller following the Effective Time such that, without limiting the Seller’s right to such privilege, the Seller alone shall have and maintain the right to waive the privilege.

(d)                           Each of the Purchaser, the Seller and the Company Entities agree that prior to the Effective Time, the Company Entities and their Affiliates or their respective equityholders, officers, directors or managers shall attempt to delete or otherwise remove from the Company’s computer server(s) and/or other records all copies of emails and other documents (both electronic or otherwise) that contain Confidential Communications, and each of the Purchaser, the Seller and the Company Entities further agree that if the Company Entities and their Affiliates or their respective equityholders, officers, directors or managers fail to delete or remove all such documents, such failure shall be deemed inadvertent and shall not constitute a waiver of the attorney-client privilege or any other privilege applicable to such documents.  The Purchaser hereby further agrees that:  (i) it will not seek disclosure of any Confidential Communications from the Law Firm, the Seller, the Company Entities, their respective Affiliates or their respective equityholders, officers, directors or managers after the Effective Time, in the context of litigation or otherwise; or (ii) to the extent any emails or other documents (either electronic or otherwise) containing any Confidential Communications are included in the computer server(s) used by the Company Entities or are otherwise within the records of the Company Entities following the Effective Time, they will, upon discovery of any such documents, deliver a copy of any such documents to the Seller and thereafter permanently delete or destroy all such emails or other documents containing such Confidential Communication and not review or otherwise use such documents or the Confidential Communications for any purpose.

24.                               NO THIRD PARTY BENEFICIARIES.  Except with respect to Section 5.13, the last sentence of Section 11(a), Section 11(b), Section 14, this Section 24, Section 26, and the definitions of Debt Commitment Letters, Debt Financing Sources, Debt Financing, and Purchaser Financing Document which are intended to benefit, and to be enforceable by the Debt Financing Sources, this Agreement will not confer any rights upon any Person other than the parties hereto and their respective successors and assigns.

25.                               EXHIBITS, APPENDICES AND COMPANY DISCLOSURE SCHEDULE.  The Exhibits, Appendices and Disclosure Schedules referenced in this Agreement are a material part of this Agreement.  Each Disclosure Schedule will be deemed incorporated into this Agreement.  Except with respect to Disclosure Schedules corresponding to representations and warranties that, by their express terms, call for responsive information to be provided on a Disclosure Schedule (such as Schedule 3.11(a), Schedule 3.12(a) or Schedule 3.17(a), in contrast to Disclosure Schedules corresponding to representations and warranties that by their terms call for any exceptions to be listed on Disclosure Schedules, such as Schedule 3.11(b), Schedule 3.12(b) or Schedule 3.17(b)), the Disclosure Schedules are intended only to qualify and limit the representations, warranties and covenants in the Agreement and shall not be deemed to expand in any way the scope or effect of any such representations, warranties or covenants.  No Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission that any such breach or violation has actually occurred.  No reference to or disclosure of any item or other matter in the Disclosure Schedules will be construed as an admission or indication that such item or other matter disclosed is material or such item or other matter is required to be referred to or disclosed in the Disclosure Schedules.  Disclosures made for the purpose of any one Disclosure Schedule shall be deemed made for the purpose of all representations and warranties so long as the applicability to the other representations and warranties is reasonably apparent on its face from such disclosure.  Any reference to a contract, statement, plan, report or other document of any kind in the Disclosure Schedules shall be deemed to be a disclosure thereof to the extent the applicable representation or warranty calls for a listing of the same and it shall not in such case be necessary to identify or reference specific provisions of such documents except to the extent necessary to clarify or qualify such disclosure.

26.                               DEBT FINANCING SOURCES.  Notwithstanding anything to the contrary contained in this Agreement, including Sections 20, 21 and 22, each party to this Agreement acknowledges and irrevocably agrees (i) that any Claim, whether at Law or in equity, whether in Contract or in tort or otherwise, against any Debt Financing Source arising out of or relating to this Agreement or the Debt Commitment Letters, the Purchaser Financing Documents, the Debt Financing or the performance thereunder shall be subject to the exclusive jurisdiction of the state or federal courts of the State of New York (and appellate courts thereof), (ii) that any Claim, whether at Law or in equity, whether in Contract or in tort or otherwise, against any Debt Financing Source shall be governed by, and construed in accordance with, the Laws of the State of New York, (iii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal action in any other court, (iv) that each party to this Agreement knowingly, intentionally, and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any action, proceeding or counterclaim brought by any of them against the other arising out of or in any way connected with this Agreement, or any other agreements executed in connection herewith or the administration thereof or any of the transactions contemplated herein or therein, including any Claim relating to the Purchaser Financing or the performance thereof or involving any Debt Financing Source and (v) that the Debt Financing Sources are express third party beneficiaries of this Section 26.

27.                               DEFINITIONS; INTERPRETATION

27.1                        Definitions.  As used in this Agreement, the following terms have the following meanings:

“Actual Closing Bonus Payments” has the meaning set forth in Section 1.4(b)(ii).

“Actual Company Transaction Expenses” has the meaning set forth in Section 1.4(b)(ii).

“Actual Indebtedness” has the meaning set forth in Section 1.4(b)(ii).

“Actual Net Working Capital” has the meaning set forth in Section 1.4(b)(ii).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such Person.  The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, in no event shall Purchaser be considered an Affiliate of any portfolio company or investment fund affiliated with the GC Companies, except for GC Valiant L.P., GC Valiant LLC and its Subsidiaries.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Alternative Proposal” has the meaning set forth in Section 5.5(a).

“Annual Liability Assessment” has the meaning set forth in Section 5.16(f)(iv).

“Anti-Corruption Laws” has the meaning set forth in Section 3.7(b).

“Assets” means all Cash and Cash equivalents (which, for the avoidance of doubt, may be distributed by the Company Entities prior to Closing), marketable securities, and Personal Property owned or leased by the Company Entities and all Contracts and Leases to which a Company Entity is a party, all Permits held by the Company Entities, all Intellectual Property, and all other property or assets owned or leased by the Company Entities, other than the Excluded Assets.

“ATF Laws” has the meaning set forth in Section 3.7(c).

“Base Purchase Price” has the meaning set forth in Section 1.1.

“Benefit Plans” has the meaning set forth in Section 3.17(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Business System” means any of the systems listed in the clause at DFARS 252.242-7005 Contractor Business Systems.

“Calculation Time” has the meaning set forth in Section 1.1(a).

“Carrying Costs” has the meaning set forth in Section 5.21(a).

“Cash” means, as of the date of determination, the result of (a) the aggregate amount of cash and cash equivalents held as of the Calculation Time in the bank and other accounts, including money market accounts, of the Company Entities, plus (b) deposits in transit and deposits not yet cleared, minus (c) the aggregate balance of all outstanding checks written against such accounts, (d) any Restricted Cash.

“Claim” means any Third Party Claim, action, litigation, proceeding (arbitral, administrative, legal or otherwise), suit, demand, investigation, audit (except audits in the Ordinary Course of Business) or similar matter.

“Closing” has the meaning set forth in Section 1.6(a).

“Closing Bonus Payments” means the aggregate amounts of retention, bonus or other similar compensation payments to be paid by the Company or the Seller at the Closing from the Base Purchase Price, as set forth on Schedule CBP.

“Closing Date” has the meaning set forth in Section 1.6(a).

“Closing Date Balance Sheet” has the meaning set forth in Section 1.4(b)(ii).

“Closing Purchase Price” has the meaning set forth in Section 1.1.

“Closing Statement” has the meaning set forth in Section 1.4(b)(ii).

“COBRA” has the meaning set forth in Section 3.17(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 5.8(d).

“Commercial Non-Tax Contract” means any agreement concluded in the Ordinary Course of Business or arrangement the primary purpose of which is not the allocation or indemnification of Tax liability but that contains agreements or arrangements relating to the apportionment, sharing, indemnification, assignment or allocation of Taxes (such as financing agreements with Tax gross-up obligations or leases with Tax escalation provisions).

“Commercial Sales Practices” means the disclosure through which a company relates the pricing, terms and conditions it offers to its commercial customers to the GSA in support of a Federal Supply Schedule Contract proposal and/or renewal.

“Commitment Letters” has the meaning set forth in Section 4.6.

“Company” has the meaning set forth in the Preamble.

“Company Employees” means the employees of the Company Entities who continue in employment with the Company Entities, Purchaser or an Affiliate of Purchaser after the Closing.

“Company Entities” has the meaning set forth in the Recitals.

“Company IP” means all Intellectual Property owned by the Company Entities as of the Execution Date.

“Company Software” has the meaning set forth in Section 3.11(d).

“Company Systems” has the meaning set forth in Section 3.25(c).

“Company Transaction Expenses” means, as of immediately prior to the Closing, the aggregate of all fees and expenses payable by the Company Entities or the Seller in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers (including expenses related to the Company Entities or Seller’s engagement of any broker for the purpose of obtaining a R&W Insurance Policy, but for clarity excluding commissions or other amounts payable to any broker retained by Purchaser for the purpose of obtaining the R&W Insurance Policy), finders, or consultants.  For the avoidance of doubt, Company Transaction Expenses shall exclude Closing Bonus Payments, but shall include, to the extent unpaid at the Effective Time, any other sale bonuses, stay bonuses, change of control payments, severance payments, payments in respect of Incentive Awards, retention payments or other similar payments (and, without duplication, the employer portion of any related employment Taxes) paid or payable to any Company Employee by or on behalf of the Company Entities in connection with, arising from or related to the transactions contemplated by this Agreement; provided that the term “Company Transaction Expenses” shall not include any payments to any employee of the Company Entities which becomes due and payable following the Closing as a result of any action taken or omitted to be taken by the Purchaser or its Affiliate following the Closing.

“Confidential Communications” has the meaning set forth in Section 23(c).

“Confidential Information” has the meaning set forth in Section 5.6.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases, joint venture agreement and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto), to which any Company Entity is a party or which are binding upon any of the Assets, and which are in effect on Execution Date or as of the Closing Date and for which the term has not expired.

“Control” has the meaning set forth in the definition of Affiliate.

“Convertible Securities” means all convertible securities (including convertible promissory notes) or other rights to subscribe for or purchase any equity securities or other equity interests of any Company Entity, or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity securities of any Company Entity.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Covered Personnel” means any Person who was an employee or independent contractor of any of the Company Entities on the Closing Date; provided, that any Person who has ceased to be an employee of any of the Company Entities for more than six (6) months will not be deemed to be a Covered Personnel for time periods after such date.

“Credit Support Obligations” has the meaning set forth in Section 5.21(a).

“CSA” has the meaning set forth in Section 5.11(a).

“Current Government Contracts” means those Government Contracts of which the period of performance has not yet expired or terminated.

“Dark Contract” means a Government Contract, by and between any Company Entity, on the one hand, and a Governmental Authority, on the other hand, or portion thereof, that contains security and confidentiality obligations preventing any Company Entity from disclosing its existence, nature, terms or other identifying information to any third party.

“DDTC” has the meaning set forth in Section 5.12.

“Debt Commitment Letters” has the meaning set forth in Section 4.6.

“Debt Financing” has the meaning set forth in Section 4.6.

“Debt Financing Source” means each lender and each other Person (including each agent and arranger) that commits to provide or has otherwise entered into agreements to arrange and/or provide the Debt Financing, including the Debt Commitment Letters (or any joinder thereto), together with each Affiliate thereof and each officer, director, employee, partner, controlling Person, agent and representative of each such lender, other Person or Affiliate.

“Disclosed Incidents” has the meaning set forth in Section 3.25(e).

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Dispute Notice” has the meaning set forth in Section 21.

“Dispute Resolution Procedure” means the procedure pursuant to which the items in dispute under Section 1.4(b)(iv) are referred by the Purchaser and the Seller for determination as promptly as practicable to the Neutral Auditor or, if such firm is unable to serve as the Neutral Auditor, another mutually acceptable independent accounting firm.  Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter with respect to the determination to be made by the Neutral Auditor.  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne (i) by the Purchaser in the proportion that the aggregate dollar amount of the disputed items that are successfully disputed by the Seller (as finally determined by the Neutral Auditor) bears to the aggregate dollar amount of all disputed items and (ii) by the Seller in the proportion that the aggregate dollar amount of the disputed items that are unsuccessfully disputed by the Seller (as finally determined by the Neutral Auditor) bears to the aggregate dollar amount of all disputed items.  For example, if the parties dispute $1,000,000 of a proposed upwards Purchase Price adjustment to be paid to the Seller, the Neutral Auditor determines that such payment should be $400,000 and the Neutral Auditor’s fees and expenses are $100,000, then (i) the Purchaser shall pay $40,000 (40%) of such fees and expense and (ii) the Seller shall pay $60,000 (60%) of such fees and expenses.  Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor will be borne by the party incurring such cost and expense.  The Neutral Auditor will determine only those issues still in dispute at the end of the Resolution Period and the Neutral Auditor’s determination will be based upon and consistent with the terms and conditions of this Agreement.  The scope of the disputes to be resolved by the Neutral Auditor shall be limited to determining the correct values for the items in dispute based on the information presented, which shall be determined in accordance with this Agreement (including the definition of Net Working Capital and Schedule NWC attached hereto), but the Neutral Auditor shall not be limited to determining whether either party has presented sufficient evidence of its position to meet a particular standard.  The Purchaser and the Seller will use their Reasonable Best Efforts to make their respective presentations as promptly as practicable following submission to the Neutral Auditor of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Neutral Auditor.  In deciding any matter, the Neutral Auditor (A) will be bound by the provisions of Section 1.4(b)(iv) and the definitions contained herein, including the definition of Net Working Capital and (B) may not assign a value to any item greater than the greatest value for such item claimed by the Purchaser or the Seller or less than the smallest value for such item claimed by the Purchaser or the Seller.  The Neutral Auditor’s determination will be made within forty-five (45) days after its engagement (which engagement will be made as promptly as practicable after the end of the Resolution Period, but in no event later than ten (10) Business Days following the end of the Resolution Period), or as soon thereafter as possible, will be set forth in a written statement delivered to the Seller and the Purchaser and will be final, conclusive, non-appealable and binding for all purposes hereunder; provided that such determination may be reviewed, corrected or set aside by a court of competent jurisdiction but only if upon a finding that the Neutral Auditor committed manifest error with respect to its determination.  The determination of the Neutral Auditor will not be deemed an award subject to review under the Federal Arbitration Act or any other statute.

“DOJ” has the meaning set forth in Section 5.10(a).

“Domain Names” has the meaning set forth in the definition of Intellectual Property.

“DSS” has the meaning set forth in Section 5.11(a).

“E/O Contracts” has the meaning set forth in Section 1.7(a).

“Effective Time” has the meaning set forth in Section 1.6(a).

“End Date” has the meaning set forth in Section 8.1(b).

“Environmental Condition” means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials.  With respect to Claims by employees or other third parties, Environmental Condition will also include the exposure of Persons to Hazardous Materials.

“Environmental Laws” means any Law relating to natural resources, pollution, protection of human health, the environment or natural resources, actual or threatened releases, discharges, or emissions into the environment or within structures or the manufacture, handling, transport, use, treatment, storage or disposal of or exposure to Hazardous Materials.

“Environmental Noncompliance” means any violation of any Environmental Law.

“Equity Commitment Letters” has the meaning set forth in Section 4.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Closing Bonus Payments” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 1.4(a).

“Estimated Company Indebtedness” has the meaning set forth in Section 1.3(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.3(a).

“Estimated Net Working Capital” has the meaning set forth in Section 1.4(a).

“Excluded Assets” means (i) the Transferred Assets, and (ii) the assets of the Seller or its Affiliates (other than the Company Entities) to which the Company Entities will be provided access or use pursuant to the Transition Services Agreement (including but not limited to insurance policies and software licenses held by the Seller or its Affiliates (other than the Company Entities)).

“Excluded Facility” has the meaning set forth in Section 3.20(a).

“Excluded Names” has the meaning set forth in Section 5.15(a).

“Execution Date” has the meaning set forth in the Preamble to this Agreement.

“Exhibits” means the exhibits to this Agreement.

“Existing Insurance Policy” has the meaning set forth in Section 3.17(a).

“Export Authorization” means a license or other authorization (such as a technical assistance agreement) issued by a Governmental Authority for the export, report, or transfer of any controlled commodity, technology, software, or defense service.

“Export Control Laws” means collectively U.S. export control Laws, including the Arms Export Control Act (22 U.S.C. §§ 2751 et. seq.), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. Parts 120 et. seq.), and the Export Administration Regulations (EAR) (15 C.F.R. Parts 730 et. seq.), and any other equivalent or comparable export control Laws administered or enforced by a Governmental Authority in a country where such Laws apply.

“Facility Security Clearances” has the meaning set forth in Section 3.26(i).

“FAR” means the Federal Acquisition Regulation (48 C.F.R., Chapter 1).

“Federal Supply Schedule Contract” means a contract issued under the Federal Supply Schedule program, pursuant to 41 U.S.C. § 152(3), which provides federal agencies with a simplified process of acquiring commercial supplies and services in varying quantities while obtaining volume discounts.

“Final Closing Statement” has the meaning set forth in Section 1.4(b)(iv).

“Final WC Statement” has the meaning set forth in Section 5.16(f)(iv).

“Financial Statements” has the meaning set forth in Section 3.14(a).

“Flow of Funds Memorandum” has the meaning set forth in Section 1.3(a).

“Foreign Interest” has the meaning set forth in Section 4.7.

“Fraud” means an act, committed by a party, with intent to deceive another party with respect to the matters contemplated by representations and warranties set forth in this Agreement and requires (i) a false representation of material fact, circumstance or condition; (ii) made with actual Knowledge that such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance.  For the avoidance of doubt, “Fraud” shall not be limited to the representations and warranties set forth in Sections 2, 3 and 4 include any type of constructive or equitable fraud.

“FTC” has the meaning set forth in Section 5.10(a).

“Fundamental Representations” means (i) with respect to Seller and the Company Entities, the representations and warranties contained in Section 2.1 (Organization), Section 2.2 (Necessary Authority), Section 2.3 (Title to Shares), Section 2.4 (Brokers), Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3 (Capitalization), Section 3.4 (Binding Agreement), and Section 3.24 (Brokers) and the foregoing representations and warranties described in this clause (i) contained in any certificate delivered pursuant hereto, and (ii) with respect to Purchaser, the representations and warranties contained in Section 4.1 (Organization), Section 4.2 (Necessary Authorization) and Section 4.4 (Brokers) and the foregoing representations and warranties described in this clause (ii) contained in any certificate delivered pursuant hereto.

“GAAP” means United States generally accepted accounting principles as consistently applied by the Company without any change in accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments, or presentation or otherwise (including with respect to the nature of accounts, level of reserves and level of accruals) from those used in the preparation of the balance sheet dated as of September 30, 2017.

“GFE” has the meaning set forth in Section 3.26(k).

“Governing Documents” of a Person means such Person’s (i) articles or certificate of incorporation, organization or formation, or their equivalent, and all amendments thereto or amendments and restatements thereof, and (ii) bylaws or limited liability company agreement, as applicable, and all amendments thereto or amendments and restatements thereof.

“Government Bid” means any offer, bid or proposal made by a Company Entity prior to the Closing Date that, if accepted, would result in a Government Contract.

“Government Contract” means any contractual agreement of any kind, between a Company Entity, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any higher-tier subcontractor of a Governmental Authority in its capacity as a subcontractor, on the other hand.

Unless otherwise indicated, no task, purchase or delivery order under a Government Contract will constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract under which it was issued.  For the avoidance of doubt, the term “Government Contract” includes all Dark Contracts.

“Governmental Authority” means any federal, state, local, foreign, domestic, supranational or other governmental, quasi-governmental or administrative body, instrumentality, department, entity, board, bureau or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means any material, substance or waste defined or designated as hazardous or toxic (or by any similar term) under any Environmental Law, or any other material, substance or waste regulated, or that could result in the imposition of liability, under any Environmental Law, including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, asbestos and asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Import Laws” has the meaning set forth in Section 3.7(c).

“Incentive Award” means an Award as defined in the Incentive Award Plan.

“Incentive Award Holder” means an officer, director, employee or consultant of a Company Entity that is a holder of an Incentive Award.

“Incentive Award Plan” means the Cubic Corporation 2015 Incentive Award Plan or the Cubic Corporation 2005 Equity Incentive Plan, as applicable.

“Indebtedness” means, without duplication, (i) all indebtedness for borrowed money, whether or not contingent, or for the deferred purchase price of property (including any obligations secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien), including the current portion of such indebtedness, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) any obligations under any surety bond, performance bond, letter of credit, bankers’ acceptance or similar instrument, (iv) capital leases that would be classified as balance sheet liabilities in accordance with GAAP, (v) all obligations in respect of swaps or other hedging agreements, (vi) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest, (vii) all obligations in respect to overdrafts, (viii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person or its Subsidiaries (even if the rights and remedies of seller or lender under such agreement following an event of default are limited to repossession of such sale or property), (ix) all accrued interest and premiums, penalties, make whole or similar payments payable in connection with the obligations in any other clause of this definition, (x) other deferred payment, equity put option, earn out or similar obligations payable in connection with previously consummated transactions, (xi) unfunded pension, defined benefit or similar obligations, (xii) any obligations to pay post-retirement benefits (such as retiree medical insurance), (xiii) all obligations described in the foregoing clauses (i) through (xii) of any Person that are guaranteed, directly or indirectly, by such Person, and (xiv) all obligations described in the foregoing clauses (i) through (xiii) of a third party secured by any Lien on property or assets of such Person; provided, however, that “Indebtedness” specifically excludes, to the extent incorporated in the calculations of Net Working Capital hereunder, (a) trade payables to the extent they were incurred within the last 90 days and amounts owed to the employees of the Company Entities for unreimbursed business expenses incurred in the Ordinary Course of Business of the Company Entities and (b) credit card debt incurred in the Ordinary Course of Business of the Company Entities.

“Indemnified Parties” has the meaning set forth in Section 9.3.

“Indemnifying Party” means the Seller for the purposes of Section 9.2 and Purchaser for the purposes of Section 9.3, as the case may be.

“Industrial Funding Fee” means the quarterly contract management fee which must be paid to the General Services Administration (“GSA”) by companies who hold a Federal Supply Schedule Contract.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: (i) United States and foreign patents, patent applications, continuations-in-part, divisions or reissues (collectively, “Patents”); (ii) United States federal, state and foreign trademarks, service marks, and trade names, pending applications to register the foregoing, and common law trademarks, service marks and trademarks, designs, logos, and other designations of origin (collectively, “Trademarks”); (iii) any and all copyrightable works of authorship, including but not limited to registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, and applications to register copyrightable works of authorship (collectively, “Copyrights”); (iv)  trade secrets, including, confidential business information, know-how, concepts, methods, processes, specifications, inventions, formulae, reports, data, customer lists, mailing lists, business plans, or other material confidential and proprietary information (collectively, “Trade Secrets”); (v) all registered domain names (“Domain Names”); and (vi) proprietary computer software, including all source code, object code, and documentation related thereto (“Software”).

“Interim Period” has the meaning set forth in Section 5.1.

“IP Licenses” has the meaning set forth in Section 3.11(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to any Company Entity or the Seller, the actual knowledge of any of William David, William Trikas, Harold Carlisle, Jeff Keers, Mark Harrison, Marco Tumbiolo, Kimberly Hartsoch, Timothy Burns, Keith Haddock and Ruth Van Sickle, and (b) with respect to any other Person, the actual knowledge of such Person, in each case of (a) or (b), after a reasonable inquiry in connection with such knowledge Person’s duties in the Ordinary Course of Business on behalf of the Company Entities or such other Person, as applicable.

“Law Firm” means Holland & Knight LLP.

“Laws” means any applicable law (including common law), statute, rule, regulation, ordinance, code, directive, writ, injunction, settlement, Permit, license, decree or other Order of any Governmental Authority.

“Leased Improvements” means all buildings and other leasehold improvements and fixtures located on any of the Leased Premises.

“Leased Premises” has the meaning set forth in Section 3.20(a).

“Leases” has the meaning set forth in Section 3.20(a).

“Licensed IP” has the meaning set forth in Section 10.5.

“Liens” means all liens (statutory or otherwise), rights of first refusal, mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, pledges and hypothecations, other than (a) for Taxes not yet due and payable or being challenged or contested in good faith, (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable, (c) as imposed by the Purchaser, (d) restrictions on transfers of securities pursuant to federal or state securities Laws, (e) related to Credit Support Obligations, or (f) other liens that do not materially impair the value of the Assets.

“Loss” means any loss, damage, penalty, fine, cost, amount paid in settlement, liability, expense, cost, charge, liability, settlement, payment, award, judgment, Tax, fine, interest award, penalty, damage, assessment, deficiency of any kind (including a Claim brought by any Governmental Authority or Person) and fee (including court costs and reasonable attorneys’ or other professionals’ fees and expenses incurred in connection with a Claim whether incurred in advance of or following the final disposition of any successful Claim).

“Lower-Tier Subcontract” means any Contract entered into by a subcontractor to a Company Entity acting in its capacity as a prime contractor, or by a subcontractor and another subcontractor at a lower tier, to furnish supplies or services for performance of a prime contract.

“Material Adverse Effect” means any change, circumstance, fact, event or effect that has occurred that (x) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of the Company Entities, taken as a whole, or (y) prevents or materially delays or impairs the ability of the Seller or the Company Entities to carry out their respective obligations under this Agreement or the consummation by the Seller or the Company Entities of the transactions contemplated by this Agreement in accordance with the terms hereof, in each case other than any change, circumstance, fact, event or effect arising out of or resulting from (i) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates or any governmental shutdown or slowdown, (ii) changes in general legal, tax, regulatory, political or business conditions, including changes in GAAP or applicable law that, in each case, generally affect the geographic regions or industries in which the Company Entities conducts their business, (iii) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the Execution Date or earthquakes, hurricanes, floods, or other natural disasters (so long as the foregoing do not in a disproportionately adverse manner affect the Company Entities (taken as a whole) relative to other participants in the segments of such industries in which the Company Entities engage), (iv) any action taken by the Company Entities at the request or with the consent of any of the Purchaser, or any of its Affiliates, or (v) any failure to meet revenue or earnings projections or predictions (whether such projections or predictions were made by the Company Entities or independent third parties).

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Measurement Period” has the meaning set forth in Section 5.16(f)(iii).

“Multiemployer Plan” has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

“Net Working Capital” means the difference (whether positive or negative) of (a) the current assets of the Company Entities as of the Closing Date (excluding Restricted Cash and excluding the Project 61289 AR) using only the line items set forth on Schedule NWC (including, for the avoidance of doubt, Cash that has not yet been distributed) and (b) the current liabilities of the Company Entities as of the Closing Date using only the line items set forth on Schedule NWC (excluding, for the avoidance of doubt, Company Transaction Expenses, Indebtedness, and Closing Bonus Payments), in each case prepared in a manner consistent with GAAP (except as specifically noted above) and without giving effect to the consummation of the transactions contemplated by this Agreement.  An example of the calculation of Net Working Capital is attached hereto as Schedule NWC.

“Neutral Auditor” means Grant Thornton or such other nationally or regionally recognized accounting firm with expertise in Government Contracts mutually agreed upon by the Purchaser and the Seller; provided, however, that the Neutral Auditor may not have had in the prior three (3) years prior to the date of engagement, a material business relationship with any party to this Agreement or such party’s Affiliates.

“New Government Contract” has the meaning set forth in Section 5.17(a)(i).

“Non-Compete Dispute” has the meaning set forth in Section 5.17(e).

“Non-Recourse Party” means, with respect to a party, any of such party’s former, current and future equity holders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equity holder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing).

“Notices” has the meaning set forth in Section 15.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Omega” has the meaning set forth in the Recitals.

“Open Source Software” means any software that is distributed as “open source software” (as such software has been defined by the Open Source Initiative) (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.

“Operating Line” has the meaning set forth in Section 5.17(f)(i).

“Operation and Maintenance Services” has the meaning set forth in Section 5.17(f)(vi).

“Order” means any order, decree, ruling, judgment, injunction or writ of any Governmental Authority.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if such action is recurring in nature, is consistent in all material respects with the past practices of the Person and is taken in the ordinary course of the day-to-day operations of the Person.

“Other Restricted Opportunities” has the meaning set forth in Section 5.17(a)(ii).

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” means all permits, consents, approvals, registrations or authorizations of, any Governmental Authority, required for the Company Entities to own their assets or conduct their business as conducted as of the Execution Date.

“Person” means any individual, partnership, joint venture, corporation, trust, unincorporated organization, limited liability company, group, Governmental Authority, and any other person or entity.

“Personal Information” means (i) any information with respect to which there is a reasonable basis to believe that the information can be used to identify an individual; (ii) Social Security numbers; or (iii) any information that is regulated or protected by one or more Privacy and Security Laws, applicable to the Company Entities.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts and other tangible personal property which are owned, used or leased by the Company Entities and used in the conduct of the business or the operations of any business of the Company Entities.

“Personnel Security Clearances” has the meaning set forth in Section 3.26(i).

“Pipeline Opportunities” means any of the business opportunities identified on the Schedule PO attached hereto.

“Pre-Closing Insurable Loss” has the meaning set forth in Section 5.16(c).

“Pre-Closing Insurance Claim” has the meaning set forth in Section 5.16(c).

“Pre-Closing Tax Period(s)” means any Tax period ending on or before the Closing Date and the portion of any Straddle Tax Period that ends on the Closing Date.

“Price Reduction Clause” means the clause at the General Services Administration Regulation (GSAR) 552.238-75.

“Privacy and Security Laws” means all Laws concerning the privacy and/or security of Personal Information, and all regulations promulgated thereunder applicable to the Company Entities.

“Prohibited Parties” means (a) (i) Persons identified in the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, in each case administered by OFAC, as amended from time to time, and any other sanctions or similar lists administered by the United States government, including the Department of State and Department of Commerce and (ii) any persons owned 50% or more, directly or indirectly, by persons identified in the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, to the extent such person would be treated as a sanctioned person under applicable OFAC regulations; (b) Persons identified on any sanctions lists of the European Union or any other jurisdiction where the Company or any of its Subsidiaries currently has operations; and (c) Persons identified on any list of sanctioned parties identified in a resolution of the United Nations Security Council.

“Project 61289 AR” means all accounts receivable, billed and unbilled, as of the Closing Date, as determined in accordance with GAAP, under the Government Contract tracked by the Company Entities by internal project number 61289 (the parties acknowledge that as of March 31, 2018, billed accounts receivable equaled $1,038,608 and unbilled accounts receivable equaled $306,394.06 under such contract).

“Project Team” has the meaning set forth in Section 5.17(e)(i).

“Protected Person” has the meaning set forth in Section 5.13(a).

“Purchase Price” has the meaning set forth in Section 1.1.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Financing” has the meaning set forth in Section 4.6.

“Purchaser Financing Documents” has the meaning set forth in Section 5.22(a).

“Purchaser Indemnified Parties” has the meaning set forth in Section 9.2.

“Purchaser Material Adverse Effect” means any change, circumstance, fact, event or effect that has occurred and is still continuing as of the relevant time of determination that is materially adverse to the ability of the Purchaser to consummate the transactions contemplated hereby in accordance with the terms hereof.

“R&W Insurance Expenses” means all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and other fees and expenses of such policy.  For the purpose of clarity, the term “R&W Insurance Expenses” shall not include any expenses related to the Company Entities or Seller’s engagement of any broker for the purpose of obtaining a R&W Insurance Policy.

“R&W Insurance Policy” means the insurance policy administered by the R&W Insurance Provider and issued to Purchaser that is attached hereto as Exhibit A.

“R&W Insurance Provider” means the provider of the R&W Insurance Policy.

“Reasonable Best Efforts” means the efforts that a reasonable Person would use to achieve a result in the time period reasonably required.

“Refund” has the meaning set forth in Section 10.3(h).

“Regulations” means the United States treasury regulations promulgated under the Code.

“Representative” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors (including financial advisors, counsel and accountants), and direct and indirect controlling persons.

“Required Statutory Approvals” means, (a) collectively, the filings by the Purchaser and the Company Entities required by the HSR Act, and any filings and approvals required under applicable domestic or foreign antitrust or competition Laws, if any, and expiration or termination of any applicable waiting periods under the HSR Act and any other antitrust or competition Law, (b) the notice required to be provided to the DSS in connection with the security clearances of the Company Entities, and (c) the notices to be provided to DDTC as required under the ITAR.

“Resolution Period” has the meaning set forth in Section 1.4(b)(iii).

“Restricted Cash” means any cash or cash equivalent of the Company Entities which (i) is classified as restricted cash, (ii) is held in reserve, (iii) is held as a security deposit or advance toward purchases including, for the avoidance of doubt, advance billings, (iv) is held in deposit, checking, savings, brokerage or other accounts or in any safety deposit box or other storage device or is otherwise a cash equivalent, in each case that has a maturity greater than 60 days, or (v) is held in a custody account or is otherwise custodial cash and cash equivalents.

“Restricted Territory” means Australia, Canada, Denmark, Egypt, France, Democratic Republic of Georgia, Greece, Italy, Japan, Jordan, Korea, Kuwait, Lebanon, Oman, Pakistan, Poland, Qatar, Romania, Saudi Arabia, Singapore, Spain, Sweden, Taiwan, Thailand, Turkey, Ukraine, the United Arab Emirates, the United Kingdom and the United States.

“Restricted Work” has the meaning set forth in Section 5.17(f)(ii).

“Restructuring Transactions” has the meaning set forth in Section 5.19.

“Retention Amount” means the then applicable retention as defined in the R&W Insurance Policy.

“Sanctions Laws” means (a) the economic sanctions Laws of the United States, including those administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, and the United Nations Security Council, and (b) any other applicable, economic sanctions Laws including the European Union, Her Majesty’s Treasury, and any other Governmental Authority of a country where such Laws apply.

“Schedule Update” has the meaning set forth in Section 5.3.

“Sections” means the sections in this Agreement.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 9.3.

“Shares” has the meaning set forth in the Recitals.

“Significant Representations” means, with respect to Seller and the Company Entities, the representations and warranties contained in Section 3.26 (Government Contracts).

“Software” has the meaning set forth in the definition of Intellectual Property.

“Specified Export Authorization and Applications for Export Authorization” means any Export Authorization issued by a Governmental Authority and to which Seller or one or more Company Entities are a party (to the extent related to one or more Company Entities).

“Specified Interim Covenants” has the meaning set forth in Section 9.1.

“Straddle Tax Period(s)” has the meaning set forth in Section 10.3(b).

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other

Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirect, by that Person or one or more subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Net Working Capital” means $40,058,000.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid.

“Tax Contest” has the meaning set forth in Section 10.3(i)(ii).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes, or the administration of any Laws or administrative requirements relating to any Taxes, and any amendments thereto.

“Taxing Authority” means any Governmental Authority with the power to levy or collect Taxes.

“Teaming Agreement” means each teaming agreement to which a Company Entity is a party (i) with respect to which the applicable term has not yet expired, (ii) which has not been terminated pursuant to its terms, or (iii) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

“Third Party Claim” has the meaning set forth in Section 9.5(a)(i).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means this Agreement and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto in connection with or pursuant to this Agreement.

“Transaction Tax Deductions” means any Tax deductions relating to (i) the Company Transaction Expenses provided that the Company shall make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f), (ii) repayment of the Indebtedness, including any unamortized deferred financing fees in connection with the Indebtedness, (iii) the Closing Bonus Payments and (iv) the termination of the Incentive Awards.

“Transfer Taxes” has the meaning set forth in Section 10.3(g).

“Transferred Assets” means the assets of the Company Entities to be transferred out of the Company Entities pursuant to the Restructuring Transactions and any Subsidiary of the Company Entities that has been or will be transferred or dissolved in connection with the Restructuring Transactions.

“Transition Period” has the meaning set forth in Section 5.15(b).

“Transition Services Agreement” has the meaning set forth in Section 7.1(i).

“USRPHC” has the meaning set forth in Section 3.16(o).

“WC Reserve” has the meaning set forth in Section 5.16(f)(i).

“WC Statement” has the meaning set forth in Section 5.16(f)(iv).

“Worker’s Comp Claims” has the meaning set forth in Section 5.16(f).

“Working Capital Excess Amount” has the meaning set forth in Section 1.3(c).

27.2                        Certain Interpretive Matters.  In this Agreement, unless the context otherwise requires:

(a)                           words of the masculine or neuter gender will include the masculine, neuter and/or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number;

(b)                           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and an express reference to a Person in a particular capacity excludes such Person in any other capacity;

(c)                            any accounting term used and not otherwise defined in this Agreement or any Transaction Document has the meaning assigned to such term in accordance with GAAP;

(d)                           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;

(e)                            reference to any Law means such Law as amended, modified, supplemented, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein;

(f)                             any Contract referred to herein or in any Contract that is referred to herein means such Contract as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent; provided that any such amendment, waiver or supplement does not violate the terms of this Agreement;

(g)                            except as otherwise indicated, all references in this Agreement to the words “Section,” “Schedule” and “Exhibit” are intended to refer to Sections, Disclosure Schedules or other Schedules and Exhibits to this Agreement;

(h)                           unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof;

(i)                               unless the context otherwise requires, the term “party” when used in this Agreement means a party to this Agreement;

(j)                              except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”; and

(k)                           all references in this Agreement to “dollars” or “$” mean United States dollars.

{Signature pages follow.}

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first written above.

PURCHASER:

NOVA GLOBAL SUPPLY & SERVICES, LLC

By:	/s/ James Jaska
Name:	James Jaska
Title:	President

COMPANY:

CUBIC GLOBAL DEFENSE, INC.

By:	/s/ James R. Edwards
Name:	James R. Edwards
Title:	Secretary

SELLER:

CUBIC CORPORATION

By:	/s/ Anshooman Aga
Name:	Anshooman Aga
Title:	EVP, Chief Financial Officer

Signature Page to Stock Purchase Agreement